                                               FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-71595


[LOGO OF SANTA FE ENERGY RESOURCES APPEARS HERE]
                                                  [Logo of Snyder appears here]

                    PROPOSED MERGER--YOUR VOTE IS IMPORTANT

   The boards of directors of Santa Fe Energy Resources, Inc. and Snyder Oil Corporation have agreed to merge the two companies. The merger is intended to create a larger, more diversified, financially stronger and more cost efficient enterprise.

   Snyder stockholders will receive 2.05 shares of Santa Fe common stock in exchange for each share of Snyder common stock. Snyder stockholders will own approximately 40% of the common stock of the combined company.

   Santa Fe stockholders will continue to own their existing shares of Santa Fe common stock after the merger, which will represent approximately 60% of the common stock of the combined company.

   The Santa Fe common stock trades on the New York Stock Exchange under the symbol "SFR" and the Snyder common stock trades on the NYSE under the symbol "SNY." The trading symbol of the Santa Fe common stock will be changed concurrently with the merger to "SFS." The common stock will continue to be listed on the NYSE.

   We can only complete the merger if the Snyder stockholders and the Santa Fe stockholders approve the merger.

   Additionally, we are asking the Santa Fe stockholders to approve

  . the increase to 350,000,000 of the number of authorized shares of capital stock;

  . the change of the company's name to "Santa Fe Snyder Corporation" upon completion of the merger; and

  . the election of five individuals designated by Snyder as additional members of the Santa Fe Snyder board of directors.

   We have scheduled special meetings for the Santa Fe stockholders and the Snyder stockholders to vote on these matters.

   Your Vote is Very Important. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

   The date, time and place of the special meetings for Snyder stockholders and for Santa Fe stockholders are as follows:

       Wednesday, May 5, 1999
       10:00 a.m.
       The St. Regis Hotel
       (formerly The Luxury Collection)
       1919 Briar Oaks Lane
       Houston, Texas 77027

   See "Risk Factors" beginning on page 10 for a discussion of certain matters you should consider before voting on the merger.

   Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger, the Santa Fe common stock to be issued in the merger or the fairness or the merits of the merger or have determined whether the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

   Joint Proxy Statement/Prospectus dated March 31, 1999, and first mailed to Santa Fe and Snyder stockholders on April 6, 1999.

                             SNYDER OIL CORPORATION
                          777 Main Street, Suite 1400
                            Fort Worth, Texas 76102

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 5, 1999

To the Stockholders of Snyder Oil Corporation:

   A special meeting of the holders of common stock of Snyder Oil Corporation, a Delaware corporation ("Snyder"), will be held at 10:00 a.m. local time, on Wednesday, May 5, 1999 at the St. Regis Hotel (formerly The Luxury Collection), 1919 Briar Oaks Lane, Houston, Texas 77027. At the Snyder special meeting, the holders of common stock of Snyder will:

  1. Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 13, 1999, between Snyder and Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), relating to the merger of Snyder with and into Santa Fe, with Santa Fe surviving the merger. In the merger, each outstanding share of Snyder common stock will be converted to 2.05 shares of common stock of Santa Fe, and a corresponding number of preferred stock purchase rights under the Santa Fe Preferred Stock Purchase Rights Plan. A description of the merger and the merger agreement is contained in the accompanying Joint Proxy Statement/Prospectus, which includes a copy of the merger agreement; and

  2. Transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

   The board of directors has fixed the close of business on March 19, 1999 as the record date for determining which stockholders are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Complete lists of these stockholders will be available for examination at the offices of Snyder during normal business hours by any holder of Snyder common stock, for any purpose relevant to the special meeting, for a period of ten days prior to the special meeting.

   The board of directors of Snyder unanimously recommends that you vote for the approval and adoption of the merger agreement, as they intend to do with respect to each of their personal Snyder shareholdings. The affirmative vote of the holders of the majority of the outstanding shares of Snyder common stock is required to approve and adopt the merger agreement and the merger.

   If you do not send in your proxy or vote at the special meeting, it will have the same effect as if you voted against the merger.

   Holders of Snyder common stock, even if they expect to be present at the special meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it any time prior to the special meeting. Stockholders who are present at the special meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors,

March 31, 1999

                                          John H. Karnes
                                          Corporate Secretary

                        SANTA FE ENERGY RESOURCES, INC.
                              1616 South Voss Road
                              Houston, Texas 77057

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 5, 1999

To the Stockholders of Santa Fe Energy Resources, Inc.:

   A special meeting of the holders of common stock of Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), will be held at 10:00 a.m. local time, on Wednesday, May 5, 1999 at the St. Regis Hotel (formerly The Luxury Collection), 1919 Briar Oaks Lane, Houston, Texas 77027. At the Santa Fe special meeting, the holders of common stock of Santa Fe will:

  1. Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 13, 1999, between Snyder Oil Corporation, a Delaware corporation ("Snyder"), and Santa Fe, relating to the merger of Snyder into Santa Fe, with Santa Fe surviving the merger, and, in connection therewith, to approve the issuance of 2.05 shares of common stock of Santa Fe and a corresponding number of preferred stock purchase rights under the Santa Fe Preferred Stock Purchase Rights Plan for each share of common stock of Snyder;

  2. Consider and vote upon a proposal, contingent upon the passing of the proposal described in paragraph 1., to amend Santa Fe's certificate of incorporation to change Santa Fe's name to "Santa Fe Snyder
     Corporation;"

  3. Consider and vote upon a proposal, contingent upon the passing of the proposal described in paragraph 1., to increase the number of authorized shares of capital stock to 350,000,000;

  4. Consider and vote upon a proposal to elect, subject to the consummation of the merger, the following nominees to serve on the board of directors of Santa Fe (resulting in an increase of the number of directors of Santa Fe to eleven):

    . James E. McCormick to serve as Class I director with a term expiring at Santa Fe's 1999 Annual Meeting of Stockholders;

    . Harold R. Logan, Jr. and Edward T. Story to serve as Class II directors with a term expiring at Santa Fe's 2000 Annual Meeting of Stockholders;

    . John A. Hill and John C. Snyder to serve as Class III directors with a term expiring at Santa Fe's 2001 Annual Meeting of Stockholders; and

  5. Transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

   The board of directors has fixed the close of business on March 19, 1999 as the record date for determining which stockholders are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Complete lists of these stockholders will be available for examination at the offices of Santa Fe during normal business hours by any holder of Santa Fe's common stock, for any purpose relevant to the special meeting, for a period of ten days prior to the special meeting.

   The board of directors of Santa Fe unanimously recommends that you vote for the approval and adoption of the merger agreement, including the related issuance of shares of Santa Fe common stock, for the increase of the number of shares of capital stock to 350,000,000, for the name change and for each of the nominees for director identified above. The affirmative vote of the holders of the majority of the outstanding shares of Santa Fe common stock is required to approve and adopt the merger agreement and the merger, the change in Santa Fe's name and the increase in the authorized capital stock, and the affirmative vote of a plurality of the votes cast where a quorum is present is required to approve the election of a director. Each member of Santa Fe's board of directors intends to vote his or her shares of Santa Fe common stock "for" all of these proposals.

   If you do not send in your proxy or vote at the special meeting, it will have the same effect as if you voted against the merger.

   Holders of Santa Fe common stock, even if they expect to be present at the special meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it any time prior to the special meeting. Stockholders who are present at the special meeting may withdraw their proxies and vote in person.

                                        By Order of the Board of Directors,

March 31, 1999
                                        Mark A. Older
                                        Corporate Secretary

                               TABLE OF CONTENTS

Questions and Answers about the Merger.....................................    i
Summary....................................................................    1
 Selected Historical Consolidated Financial and Operating Data.............    5
  Santa Fe.................................................................    5
  Snyder...................................................................    6
 Summary Unaudited Pro Forma Combined Financial Data.......................    7
 Summary Oil and Gas Reserve Information...................................    8
 Comparative Per Share Data................................................    9
Risk Factors...............................................................   10
 Risk Factors Relating to the Merger.......................................   10
  We May Not Be Able to Successfully Integrate Santa Fe and Snyder and May
   Not Realize Expected Cost Savings.......................................   10
  The Value of Santa Fe Common Stock the Snyder Stockholders Will Receive
   May Decrease Between Now and the Completion of the Merger...............   10
  Santa Fe Snyder's Business Will Be Affected by Different Factors than
   Santa Fe and Snyder Individually........................................   10
 Risk Factors Relating to the Combined Company.............................   10
  A Further Decrease in Oil and Natural Gas Prices Will Adversely Affect
   Our Financial Results...................................................   10
  Santa Fe Synder May Incur Additional Writedowns of Properties' Carrying
   Values..................................................................   11
  Snyder Stockholders May Be Exposed to International Risks After the
   Merger..................................................................   11
  Our Costs to Comply with Environmental Laws are Significant..............   12
  Estimates of Proved Reserves May Change..................................   12
  Santa Fe Snyder Will Continue to Face Strong Competition.................   12
  Santa Fe Snyder May Not Be Able to Replace Reserves......................   12
  Some Hazard Losses May Not Be Insured....................................   12
  Santa Fe Snyder May Not Pay Dividends....................................   12
Forward Looking Statements.................................................   13
Business of Santa Fe Snyder Following the Merger...........................   14
The Merger.................................................................   16
 General...................................................................   16
 Consideration.............................................................   16
 Amendments to Santa Fe's Certificate of Incorporation.....................   16
 Election of New Directors and Appointment of Executive Management.........   16
 Ownership of Santa Fe Snyder Following the Merger.........................   16
 Background of the Merger..................................................   16
 Reasons for the Merger--Santa Fe..........................................   21
 Reasons for the Merger--Snyder............................................   24
 Opinions of Financial Advisors............................................   25
  Santa Fe's Financial Advisors............................................   25
  Chase Opinion............................................................   26
  DLJ Opinion..............................................................   31
  Snyder's Financial Advisor...............................................   40
 Accounting Treatment......................................................   51
 Material U.S. Federal Income Tax Consequences.............................   51
 Regulatory Matters; Certain Legal Matters.................................   53
 No Appraisal Rights.......................................................   53
 Federal Securities Laws Consequences; Resale Restrictions.................   53
Comparative per Share Market Price and Dividend Information................   54
Interests of Certain Directors and Officers in the Merger..................   55

The Merger Agreement.......................................................   58
 Structure; Effective Time.................................................   58
 Conversion or Cancellation of Shares of Snyder Common Stock in the
  Merger...................................................................   58
 Santa Fe Snyder Board of Directors and Board Committees...................   58
 Employee Stock Options....................................................   58
 Conversion of Shares......................................................   59
 Conduct of Business Prior to Merger.......................................   59
 Covenants and Agreements..................................................   60
 Representations and Warranties of Snyder and Santa Fe.....................   62
 Conditions to the Merger..................................................   63
 Termination of the Merger Agreement.......................................   64
 Termination Expenses......................................................   65
 Amendments; No Waivers....................................................   67
Snyder Special Meeting.....................................................   68
 Time and Place; Purpose...................................................   68
 Record Date; Voting Rights and Proxies....................................   68
 Solicitation of Proxies...................................................   68
 Quorum....................................................................   69
 Required Vote, Failure to Vote and Broker Non-Votes.......................   69
Santa Fe Special Meeting...................................................   70
 Time and Place; Purpose...................................................   70
 Record Date; Voting Rights and Proxies....................................   70
 Solicitation of Proxies...................................................   71
 Quorum....................................................................   71
 Required Vote, Failure to Vote and Broker Non-Votes.......................   71
Directors and Officers of Santa Fe Snyder Following the Merger.............   72
Comparison of Stockholder Rights...........................................   72
 General...................................................................   72
 Summary Comparison of Terms of Santa Fe Common Stock and Snyder Common
  Stock....................................................................   73
  Authorized Capital Stock; Amendment of Charter...........................   73
  Board of Directors.......................................................   73
  Adjournment of Stockholder Meetings......................................   74
  Notice of Stockholder Nominations........................................   75
  Notice of Stockholder Proposals..........................................   75
  Special Meetings of Stockholders.........................................   75
  Stockholder Consent in Lieu of Meeting...................................   75
  Amendment of Corporate Charter and Bylaws................................   76
  Removal of Officers......................................................   76
 Snyder Rights Plan........................................................   76
 Santa Fe Rights Plan......................................................   77
Material Terms of Charter and Bylaws Concerning Santa Fe Capital Stock.....   79
 Authorized Capital Stock..................................................   79
 Common Stock..............................................................   79
 Preferred Stock...........................................................   79
 Transfer Agent and Registrar..............................................   80
 Stock Exchange Listing; Delisting and Deregistration of Snyder Common
  Stock....................................................................   80
Election of Directors......................................................   80
Legal Matters..............................................................   82
Experts....................................................................   82
Future Stockholder Proposals...............................................   83
Where You Can Find More Information........................................   83
Commonly Used Oil and Gas Terms............................................  G-1
Index To Financial Statements..............................................  F-1
 Annex A--Agreement and Plan of Merger
 Annex B--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
 Annex C--Opinion of Chase Securities Inc.
 Annex D--Opinion of Petrie Parkman & Co., Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: How do I vote?

A: After reading this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at your special meeting.

Q: What happens if I do not return a proxy card?

A: The failure to return your proxy card will have the same effect as voting against the merger.

Q: May I vote in person?

A: Yes. You may attend your special meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions on pages 68 and 70. You then may either change your vote by sending in a new proxy or attending a special meeting and voting in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed we will send Snyder stockholders written instructions for exchanging their stock certificates. Santa Fe stockholders will keep their certificates.

Q: Am I entitled to appraisal rights?

A. No. Snyder and Santa Fe stockholders will not have any appraisal rights in connection with the merger.

Q: Will Santa Fe stockholders receive any shares in the merger?

A: No. Santa Fe stockholders will continue to hold the Santa Fe common stock they own at the time of the merger. Santa Fe stockholders do not need to take any action with respect to their stock certificates.

Q: What happens to my future dividends?

A: Currently Snyder is paying quarterly dividends in the amount of $.065 per share, while Santa Fe is not paying dividends. The dividend policy for Santa Fe Snyder following the merger has not yet been established. The amount of dividends, if any, paid by Santa Fe Snyder in the future will depend on business conditions, its financial condition and earnings, and other factors.

Q: Who can help answer my questions?

A: If you have any questions about the merger, please call Snyder Investor
   Relations, at (817) 882-5937 or Santa Fe Investor Relations, at
   (713) 507-5315.

                                    SUMMARY


   This summary, together with the preceding questions and answers section, highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more detailed description of the legal terms of the merger, you should read carefully this entire document and the documents referred to in "Where You Can Find More Information" on page 83.

   The merger agreement is included as Annex A to this document. It is the legal document that governs the merger. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

   For definitions of oil and gas terms used in this document, see "Commonly Used Oil and Gas Terms" on page G-1.

                                 The Companies

Snyder Oil Corporation
777 Main Street, Suite 1400
Fort Worth, Texas 76102
(817) 338-4043

   Snyder is engaged in the production, development, acquisition and exploration of domestic oil and gas properties, primarily in the Gulf of Mexico, the Rocky Mountains and northern Louisiana. Snyder also has investments in two international exploration and production companies, SOCO International plc and Cairn Energy plc.

   For the year ended December 31, 1998, Snyder had a net loss of $24.7 million, or $0.74 per share. Snyder generated EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration charges and non-cash impairments, of $79.8 million for the year ended December 31, 1998.

   At December 31, 1998, Snyder had estimated proved net reserves of oil and natural gas totaling 100.3 MMBOE, or million barrels of oil equivalent, of which approximately 82% were natural gas. Average daily production by Snyder during 1998 was 30.9 MBOE, or thousand barrels of oil equivalent, per day, of which 83% was gas.

   Natural gas prices realized by Snyder in 1998 averaged $2.00 per Mcf, or thousand cubic feet of natural gas, including a $0.13 per Mcf hedging benefit, compared with an average of $2.33 per Mcf, including a $0.05 per Mcf hedging benefit, in 1997. Crude oil prices realized in 1998 averaged $11.02 per barrel, including no per barrel hedging benefit, compared with $18.24 per barrel, including a $0.41 per barrel hedging benefit, in 1997.

Santa Fe Energy Resources, Inc.
1616 South Voss Road, Suite 1000
Houston, Texas 77057
(713) 507-5000

   Santa Fe is a worldwide oil and gas exploration and development company with domestic operations in the Permian basin of West Texas and Southeast New Mexico, the Gulf of Mexico and international activities in Indonesia, Argentina, Gabon, China, Brazil, Cote d'Ivoire, Malaysia, Thailand and Ghana.

   For the year ended December 31, 1998, Santa Fe had a net loss of $98.7 million, or $0.96 per share, including a pre-tax charge of $87.8 million for property impairments, or $57.1 million on an after-tax basis. The impairment charge relates primarily to properties located in the Gulf of Mexico and was required principally due to lower commodity price expectations. Santa Fe generated EBITDAX of $142.5 million for the year ended December 31, 1998.

   At December 31, 1998, Santa Fe had estimated worldwide proved net reserves of oil and natural gas totaling 214.9 MMBOE, consisting of approximately 168.6 million barrels of oil, which represented 78% of total reserves, and approximately 278.1 Bcf, or billion cubic feet of natural gas, which represented 22% of total reserves. Approximately 53% of Santa Fe's total reserves were international and 47% were domestic. Average daily production by Santa Fe during 1998 was approximately 70.3 MBOE per day, of which 58% was oil.

   Crude oil prices realized by Santa Fe in 1998 averaged $11.74 per barrel, including a $0.16 per barrel hedging benefit, compared with $16.56 per barrel, including a $0.10 per barrel hedging benefit, in 1997. Natural gas prices realized in 1998 averaged $1.91 per Mcf, compared with an average of $2.23 per Mcf in 1997.

                      Our Recommendations to Stockholders
                               (See pages 21-25)

Snyder Stockholders.

   The Snyder board believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "for" approval of the merger and the related merger agreement.

Santa Fe Stockholders.

   The Santa Fe board believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "for"

 . approval of the merger, the related merger agreement and the issuance of Santa Fe common stock in exchange for Snyder common stock;

 . approval of the change in Santa Fe's name to Santa Fe Snyder Corporation;

 . approval of the increase in Santa Fe's authorized capital stock to 350,000,000; and

 . the election of the five Snyder nominees to the Santa Fe Snyder board of directors.

                    Fairness Opinions of Financial Advisors
                                 (See page 25)

   In deciding to approve the merger, we considered opinions from our financial advisors as to the fairness to you of the exchange ratio from a financial point of view.

   Snyder received a written opinion dated January 13, 1999 of its financial advisor, Petrie Parkman & Co. Inc., that, as of that date, the exchange ratio in the merger was fair, from a financial point of view, to the Snyder stockholders.

   Santa Fe received separate written opinions from its financial advisors, Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc., to the effect that the exchange ratio is fair to the Santa Fe stockholders, from a financial point of view.

   The full texts of these opinions describe the bases and assumptions on which they were rendered and are attached hereto as Annexes B, C and D.

   We encourage you to read these opinions carefully before voting on the merger.

                 Risks Associated with the Merger (See page 10)

   You should be aware of and carefully consider the risks relating to the merger described under "Risk Factors." These risks include

 . the possible difficulties in combining two companies that have previously operated independently; and

 . that the exchange ratio at which Snyder common stock will be exchanged for Santa Fe common stock in the merger is fixed and will not be adjusted for changes in the stock price of either company before the merger is completed.

                 Material U.S. Federal Income Tax Consequences
                                 (See page 51)

   We have structured the merger so that you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except for taxes payable by each Snyder stockholder on the difference, if any, between cash received for fractional shares and the stockholder's adjusted tax basis in the stockholder's fractional share interest.

   As a condition to the merger, both Santa Fe and Snyder must receive an opinion from their respective tax counsels that the merger will be tax-free unless these conditions are waived. Neither Santa Fe nor Snyder intends to waive these conditions.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should seek tax advice for a full understanding of the particular tax consequences of the merger to you.

                           Record Date; Voting Power

   Snyder. You may vote at the Snyder special meeting if you owned Snyder common stock as of the close of business on March 19, 1999, the Snyder record date. You may cast one vote for each share you own.

   Santa Fe. You may vote at the Santa Fe special meeting if you owned Santa Fe common stock as of the close of business on March 19, 1999, the Santa Fe record date. You may cast one vote for each share you own.

                Stockholder Vote Required to Approve the Merger

   Snyder. Approval of the merger and the related merger agreement requires the favorable vote of the holders of a majority of the outstanding shares of Snyder common stock.

   Santa Fe. A majority of the holders of outstanding shares of Santa Fe common stock is required to approve:

  . the merger, the related merger agreement and the issuance of Santa Fe common stock in exchange for Snyder common stock;

  . the increase to 350,000,000 of the number of authorized shares of capital stock; and

  . the name change to "Santa Fe Snyder Corporation."

   Those nominees receiving the most votes at the Santa Fe meeting will be elected to the Santa Fe Snyder board of directors.

                         Share Ownership of Management

   Snyder. As of the record date for the Snyder special meeting, Snyder directors and executive officers owned approximately 7.62% of the outstanding shares of Snyder common stock. Each of them has advised Snyder that he plans to vote his shares "for" approval of the merger and the related merger agreement.

   Santa Fe. As of the record date for the Santa Fe special meeting, Santa Fe directors and executive officers owned approximately 6% of the outstanding shares of Santa Fe common stock. These shares include shares that may be deemed owned by a partnership of which one of the directors is a partner. Each of them has advised Santa Fe that he or she plans to vote his or her shares "for" approval of the merger and the related merger agreement and the election of the five Snyder nominees to the board of Santa Fe Snyder.

                   Directors and Officers of Santa Fe Snyder
                       Following the Merger (See page 72)

   In connection with the merger, Santa Fe stockholders will be asked to elect five director nominees to serve on the Santa Fe Snyder board of directors. The Snyder board of directors designated these individuals. The persons nominated to serve as these directors are John C. Snyder, John A. Hill, Harold R. Logan, Jr., James E. McCormick and Edward T. Story. Mr. Snyder will become the Chairman of the Board.

   After the merger, the management of Santa Fe Snyder will include the following executive officers:

                                  Position with
                       Current       Santa Fe
Name                  Position        Snyder
----                ------------- --------------
John C. Snyder      Chairman of   Chairman of
                    the Board and the Board
                    Chief
                    Executive
                    Officer of
                    Snyder

James L. Payne      Chairman of   Chief
                    the Board and Executive
                    Chief         Officer
                    Executive
                    Officer of
                    Santa Fe

Hugh L. Boyt        President and President--
                    Chief         International
                    Operating
                    Officer of
                    Santa Fe

William G. Hargett  President,    President--
                    Chief         North America
                    Operating
                    Officer and
                    Director of
                    Snyder

Duane C. Radtke     Senior Vice   Executive Vice
                    President--   President--
                    Production of Production
                    Santa Fe

Tim S. Parker       Senior Vice   Executive Vice
                    President--   President--
                    Exploration   Exploration
                    of Santa Fe

Mark A. Jackson     Senior Vice   Executive Vice
                    President and President and
                    Chief         Chief
                    Financial     Financial
                    Officer of    Officer
                    Snyder

Janet F. Clark      Senior Vice   Executive Vice
                    President,    President--
                    Chief         Corporate
                    Financial     Development
                    Officer and   and
                    Treasurer of  Administration
                    Santa Fe

David L. Hicks      Vice          Vice
                    President--   President--Law
                    Law and       and General
                    General       Counsel
                    Counsel of
                    Santa Fe

                      Interests of Officers and Directors
                 in the Merger that Differ from Your Interests
                               (See pages 55-57)

   You should be aware that some of our officers and directors have agreements, stock options and other benefit plans that may provide them with interests in the merger that are different from yours. Generally, the merger would result in the acceleration of severance and payment rights under these agreements, options and plans. Our boards were aware of these interests and considered them in approving the merger.

   In addition, Melvyn N. Klein, a director of Santa Fe, is also the sole stockholder of a general partner of GKH Partners, L.P. Santa Fe has agreed to pay to GKH Partners, L.P. a financial advisory fee in the amount of $500,000 upon consummation of the merger.

                    Conditions to the Merger (See page 63)

   We will complete the merger only if the conditions of the merger agreement are satisfied or, if permitted, waived. These conditions include:

 . the adoption and approval of the merger agreement by the stockholders of Santa Fe and Snyder;

 . the approval for listing on the New York Stock Exchange of the shares of Santa Fe common stock to be issued in the merger; and

 . the absence of any law or court order that prohibits the merger.

   Either of us may choose to complete the merger even though a condition has not been satisfied if the stockholders have approved the merger and the law allows us to do so.

               Termination of the Merger Agreement (See page 64)

   We may jointly agree to terminate the merger agreement at any time, even after stockholder approval. In addition, either of us can terminate the merger agreement in other circumstances, including the following:

 . the merger is not completed by June 30, 1999;

 . the stockholders of either company fail to approve the merger; or

 . either of our boards of directors accepts a merger or business combination with or acquisition by another company after concluding that the action is necessary for the board to act in a manner consistent with its fiduciary duties.

                         Termination Fee (See page 66)

   Each of Santa Fe and Snyder must pay the other party a $25 million termination fee and reimburse the other party's expenses, if:

 . it accepts a merger or business combination with or acquisition by another company;

 . its board of directors withdraws or modifies its recommendation of the merger; or

 . its stockholders fail to approve the merger or it materially breaches any covenant or agreement in the merger agreement, and it accepts a merger or business combination with or acquisition by another company within nine months.

                      Comparative Per Share Market Price
                           Information (See page 54)

   Snyder. On January 13, 1999, the last full trading day before the public announcement of the proposed merger, Snyder common stock closed at $13 7/16 per share. On March 30, 1999, Snyder common stock closed at $14 3/4 per share.

   Santa Fe. On January 13, 1999, the last full trading day before the public announcement of the proposed merger, Santa Fe common stock closed at $6 9/16 per share. On March 30, 1999, Santa Fe common stock closed at $7 3/8 per share.

                            Stockholder Litigation

   On January 15, 1999, Phyllis Freiman, a stockholder of Snyder, filed a putative class action complaint in the Delaware Court of Chancery, No. 16900-NC, seeking to enjoin the merger on the proposed terms and seeking damages. Defendants named in the complaint are Snyder, each of its directors and Santa Fe. The plaintiff alleges numerous breaches of the duties of care and loyalty owed by Snyder and its directors to the purported class in connection with entering into the merger agreement with Santa Fe. The plaintiff further alleges that Santa Fe aided and abetted Snyder and its directors in their alleged breaches of fiduciary duty. The defendants believe the complaint is without merit and intend to vigorously defend the action.

         Selected Historical Consolidated Financial and Operating Data

                        Santa Fe Energy Resources, Inc.

   The following table sets forth selected financial information of Santa Fe for the five years ended December 31, 1998. This financial information was derived from the consolidated financial statements of Santa Fe. This data should be read in conjunction with the consolidated financial statements of Santa Fe and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the reports incorporated by reference in this document.

   On July 25, 1997, Santa Fe completed the spin-off of Monterey Resources, Inc., which comprised substantially all of the assets and properties of Santa Fe's western division. The consolidated financial statements for the year ended December 31, 1997 include seven months of Monterey's results.

                                     Year Ended December 31,
                            ----------------------------------------------
                             1998     1997      1996      1995      1994
                            -------  -------  --------  --------  --------
                               (in millions, except per share data)
Consolidated Selected
 Financial Data
Income Statement Data
 Revenues.................. $ 291.0  $ 514.7  $  583.3  $  449.4  $  404.2
 Production and operating
  expenses.................   112.5    180.9     209.2     162.3     162.8
 Exploration expenses......    71.1     49.1      34.5      23.4      20.4
 General and
  administrative...........    19.7     28.1      30.1      26.9      27.3
 Depreciation, depletion
  and amortization ........   136.1    127.8     148.2     133.2     121.3
 Impairments...............    87.8       --      57.4      30.2        --
 Income (loss) from
  operations...............  (154.0)   110.8      89.5      53.9      48.2
 Interest expense, net.....    14.8     17.1      32.4      26.7      23.9
 Income (loss) before
  extraordinary item.......   (98.7)    54.7      42.4      26.6      17.1
 Extraordinary item........      --       --      (6.0)       --        --
 Net income (loss).........   (98.7)    54.7      36.4      26.6      17.1
 Earnings (loss)
  attributable to
  common shares............   (98.7)    42.7     (10.8)     11.8       5.4
 Basic and diluted per
  share data
  Before extraordinary
   item.................... $ (0.96) $  0.43  $  (0.05) $   0.13  $   0.06
  Extraordinary item--debt
   extinguishment..........      --       --     (0.07)       --        --
  Per common share......... $ (0.96) $  0.43  $  (0.12) $   0.13  $   0.06
 Weighted average number of
  shares outstanding.......   102.6     98.6      90.6      90.2      89.9
Statement of Cash Flows
 Data
 Net cash provided by
  operating activities.....   115.1    254.6     228.1     174.5     124.5
 Net cash provided by (used
  in) investing
  activities...............  (307.5)  (375.6)   (206.8)   (160.8)    (57.7)
 Net cash provided by (used
  in) financing
  activities...............   198.9    112.0     (49.3)    (24.8)    (17.9)
Balance Sheet Data (at
 period end)
 Properties and equipment,
  net...................... $ 718.3  $ 649.7  $  909.8  $  889.5  $  843.0
 Total assets..............   859.0    788.9   1,129.1   1,073.8   1,081.0
 Long-term debt............   330.6    121.7     278.5     344.4     350.4
 Convertible preferred
  stock....................      --       --      19.7      80.0      80.0
 Stockholders' equity......   348.4    454.7     526.8     437.7     423.3

                             Snyder Oil Corporation

   The following table sets forth selected financial information of Snyder for the five years ended December 31, 1998 . This financial information was derived from the consolidated financial statements of Snyder. This data should be read in conjunction with the consolidated financial statements of Snyder and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the reports incorporated by reference in this document.

                                              Year Ended December 31,
                                         --------------------------------------
                                          1998    1997    1996    1995    1994
                                         ------  ------  ------  ------  ------
                                           (in millions, except per share
                                                       data)
Consolidated Selected Financial Data
 Income Statement Data
  Revenues.............................  $141.1  $255.7  $285.1  $197.3  $262.3
  Production and operating expenses....    41.8    55.2    64.7    81.9   140.4
  Exploration expenses.................    48.3    17.0     4.2     8.0     6.5
  General and administrative...........    16.4    20.4    17.1    17.7    12.9
  Depreciation, depletion and
   amortization........................    54.0    79.9    84.5    76.4    70.8
  Impairments..........................     5.5     7.3     2.8    27.4     5.8
  Interest expense, net................    15.7    25.5    23.6    21.7    10.3
  Income (loss) before extraordinary
   item................................   (24.7)   35.5    63.0   (39.8)   12.4
  Extraordinary item...................      --    (2.8)     --      --      --
  Net income (loss)....................   (24.7)   32.6    63.0   (39.8)   12.4
  Earnings (loss) attributable to
   common shares.......................   (24.7)   26.6    56.7   (46.0)    1.6
  Per share data before extraordinary
   item
   Basic...............................  $(0.74) $ 0.96  $ 1.81  $(1.53) $ 0.07
   Diluted.............................   (0.74)   0.95    1.72   (1.53)   0.07
  Extraordinary item...................      --   (0.09)     --      --      --
  Per common share
   Basic...............................   (0.74)   0.87    1.81   (1.53)   0.07
   Diluted.............................   (0.74)   0.86    1.72   (1.53)   0.07
  Weighted average number of shares
   outstanding.........................    33.4    30.6    31.3    30.2    23.7
 Statement of Cash Flows Data
  Net cash provided by operating
   activities..........................    75.2   122.0   101.7    69.1    86.4
  Net cash provided by (used in)
   investing activities................  (188.3)   31.8   (62.4)   32.4  (245.5)
  Net cash provided by (used in)
   financing activities................    29.8   (92.3)  (38.7)  (96.0)  169.9
 Balance Sheet Data (at period end)
  Properties and equipment, net........  $374.3  $289.1  $651.7  $454.0  $557.5
  Total assets.........................   433.9   546.1   879.5   555.5   673.3
  Long-term debt.......................   212.8   173.6   372.1   234.1   300.0
  Convertible preferred stock..........      --      --    10.0    10.0    10.0
  Stockholders' equity.................   128.4   263.8   294.7   235.4   274.1
  Cash dividends declared per common
   share...............................  $ 0.26  $ 0.26  $ 0.26  $ 0.26  $ 0.25

              Summary Unaudited Pro Forma Combined Financial Data

   The following table sets forth summary unaudited pro forma combined financial data that is presented to give effect to the merger. The information was prepared based on the following assumptions:

  . The merger will be accounted for as a purchase business combination under generally accepted accounting principles.

  . The income statement data is presented as if the merger had been consummated on January 1, 1998.

  . The balance sheet data is presented as if the merger had been consummated on December 31, 1998.

  You should consider the following:

  . The unaudited pro forma combined financial data are not necessarily indicative of the results of operations or the financial position that would have occurred had the merger been consummated on January 1, 1998, nor are they necessarily indicative of future results of operations or financial position.

  . The unaudited pro forma combined revenue and expense data exclude the cost savings expected to be realized through the consolidation of the corporate headquarters of the two companies and the elimination of duplicate staff and expenses.

   The unaudited pro forma combined financial statements should be read together with the historical consolidated financial statements of Santa Fe and Snyder incorporated by reference in this document and the unaudited pro forma condensed combined financial statements contained elsewhere in this document. With respect to future dividends, see "Questions and Answers About the Merger-- What Happens to My Future Dividends?" See also "Where You Can Find More Information" on page 83.

                                                                 Year Ended
                                                                December 31,
                                                                    1998
                                                            --------------------
                                                            (in millions, except
                                                              per share data)
Income Statement Data
 Revenues..................................................       $  429.0
 Production and operating expenses.........................          146.8
 Exploration expenses......................................          119.4
 General and administrative................................           36.1
 Depreciation, depletion, and amortization.................          215.9
 Impairments...............................................           93.3
 Income (loss) from operations.............................         (204.5)
 Interest expense, net.....................................           30.5
 Net income (loss).........................................         (140.2)

 Net income (loss) per common share, basic and diluted.....       $  (0.82)
 Weighted average number of shares outstanding.............          171.1

Balance Sheet Data (at December 31, 1998)
 Properties and equipment, net.............................       $1,474.7
 Total assets..............................................        1,661.5
 Long-term debt............................................          540.7
 Stockholders' equity......................................          771.9

                    Summary Oil and Gas Reserve Information

   The following table sets forth summary information on Santa Fe's and Snyder's proved oil and gas reserves at December 31, 1998, and the summary pro forma combined information on proved oil and gas reserves, assuming the merger had taken place on December 31, 1998. Snyder and Santa Fe's historical, and Santa Fe Snyder's pro forma combined, proved oil and gas reserve information set forth below and incorporated by reference in this document are only estimates based primarily on reports prepared by independent petroleum engineers as of December 31, 1998. The reserve information as of December 31, 1998 is based on the prices of oil and gas as of that time. The discounted future net cash flows set forth or incorporated by reference in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to Snyder's or Santa Fe's properties. Under the applicable requirements of the Securities and Exchange Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates periodically in effect and risks associated with Santa Fe, Snyder or the oil and gas industry in general.

        Summary Historical and Pro Forma Oil and Gas Reserve Information

                                                  Crude             Barrels of
                                                   Oil     Natural  Equivalents
                                                 (MMBbls) Gas (Bcf)   (MMBOE)
   Net Proved Reserves (Historical):             -------- --------- -----------
   Santa Fe:
    Developed..................................   110.1     229.8      148.4
    Undeveloped................................    58.5      48.3       66.5
                                                  -----     -----     ------
      Total....................................   168.6     278.1      214.9
                                                  =====     =====     ======
   Snyder:
    Developed..................................    17.4     392.0       82.7
    Undeveloped................................     1.2      98.8       17.6
                                                  -----     -----     ------
      Total....................................    18.6     490.8      100.3
                                                  =====     =====     ======
   Net Proved Reserves (Pro Forma Combined):
    Developed..................................   127.5     621.8      231.1
    Undeveloped................................    59.7     147.1       84.1
                                                  -----     -----     ------
      Total....................................   187.2     768.9      315.2
                                                  =====     =====     ======
   Reserve Valuation Information (in millions):
   Santa Fe:
    Estimated Future Net Cash Flows (before
     income taxes).............................                       $869.8
    Present Value of Future Net Cash Flows
     (before income taxes) discounted at 10%...                       $518.5
    Standardized Measure of Discounted
     Future Net Cash Flows.....................                       $482.0
   Snyder:
    Estimated Future Net Cash Flows (before
     income taxes).............................                       $663.5
    Present Value of Future Net Cash Flows
     (before income taxes) discounted at 10%...                       $365.6
    Standardized Measure of Discounted
     Future Net Cash Flows.....................                       $322.2

                           Comparative Per Share Data
                                  (Unaudited)

   The following table summarizes the per share information for Snyder and Santa Fe on a historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for by Santa Fe as a purchase business combination. You should read this information together with the historical financial statements included in the annual reports on Form 10-K and other information that each of Santa Fe and Snyder has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 83. With respect to future dividends, see "Questions and Answers About the Merger--What Happens to My Future Dividends" and "Risk Factors--Santa Fe Snyder May Not Pay Dividends" on page 12. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the merger.

                                                                     Year Ended
                                                                    December 31,
                                                                        1998
                                                                    ------------
Historical--Santa Fe:
  Net income (loss) Per Share, basic and diluted...................    $(0.96)
  Book Value Per Share.............................................      3.41
  Cash Dividends Per Common Share..................................      --
Historical--Snyder:
  Net income (loss) Per Share, basic and diluted...................    $(0.74)
  Book Value Per Share.............................................      3.85
  Cash Dividends Per Common Share..................................    $ 0.26
Equivalent Pro Forma Combined Per Snyder Common Share:
  Net income (loss) Per Share, basic and diluted...................    $(1.68)
  Book Value Per Share.............................................      9.27
Pro Forma Combined--Santa Fe Snyder:
  Net income (loss) Per Share, basic and diluted...................    $(0.82)
  Book Value Per Share.............................................      4.52

                                  RISK FACTORS

   You should carefully consider the following risk factors in determining whether to vote to approve the merger and the related merger agreement and, in the case of Santa Fe stockholders, the issuance of the shares of Santa Fe common stock in exchange for Snyder common stock and the election of the Snyder nominees to the Santa Fe board of directors.

                      Risk Factors Relating to the Merger

We May Not Be Able to Successfully Integrate Santa Fe and Snyder and May Not Realize Expected Cost Savings.

   We may encounter difficulties in integrating the previously separate organizations and operations of Santa Fe and Snyder. The management of the combined company will have to devote substantial attention and resources to the integration of the two companies. The diversion of management's attention and any difficulties they encounter in the transition and integration processes could have an adverse effect on the revenues, levels of expenses and operating results of Santa Fe Snyder. Santa Fe Snyder may also experience operational interruptions or the loss of key employees, customers or suppliers. As a result, we may not realize any of the anticipated benefits of the merger, including the expected cost savings of approximately $20 million per year.

The Value of Santa Fe Common Stock the Snyder Stockholders Will Receive May Decrease Between Now and the Completion of the Merger.

   The number of shares of Santa Fe common stock to be received in the merger for each share of Snyder common stock is fixed. Therefore, because the market price of Santa Fe common stock is subject to fluctuation, the value at the time of the merger of the consideration to be received by the Snyder stockholders will depend on the market price of Santa Fe common stock at that time and may be lower than the market price of Santa Fe common stock on the day the merger was announced. For historical and current market prices of Santa Fe common stock, see "Comparative Per Share Market Price and Dividend Information" on page 54.

Santa Fe Snyder's Business Will Be Affected By Different Factors than Santa Fe and Snyder Individually.

   Santa Fe's production and reserves are heavily weighted towards oil, while Snyder's are predominantly gas, Santa Fe has substantial international exposure, while Snyder is wholly domestic. Santa Fe Snyder's more balanced reserve and production profile may expose Snyder stockholders to the additional risks resulting from oil price volatility and international operations, while Santa Fe stockholders will be more exposed to risks associated with the volatility of natural gas prices.

                 Risk Factors Relating to the Combined Company

A Further Decrease in Oil and Natural Gas Prices Will Adversely Affect Our Financial Results

   Prices of oil and natural gas have historically been volatile and have recently decreased significantly. As a result, both Santa Fe and Snyder have incurred substantial losses. Further decreases in oil and natural gas prices will adversely affect Santa Fe Snyder's revenues, results of operations, cash flows and proved reserves.

   If the industry experiences significant prolonged future price decreases, Santa Fe Snyder may be unable to generate sufficient cash flow from operations to make planned capital expenditures.

Santa Fe Snyder May Incur Additional Writedowns of Properties' Carrying Values

   Accounting rules require that Santa Fe Snyder periodically review the carrying value of its oil and gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, as appropriate, Santa Fe Snyder may be required to write down the carrying value of its oil and gas properties. A writedown constitutes a charge to earnings which does not impact Santa Fe Snyder's cash flow from operating activities. However, a writedown does impact the amount of Santa Fe Snyder's stockholders' equity. For example, at year-end 1998, an $87.8 million and a $5.5 million writedown of oil and gas properties was recorded by Santa Fe and Snyder, respectively.

   If oil and natural gas prices remain depressed, we may be required to further write down the carrying value of our oil and natural gas properties. If after the merger management's long-term outlook for future commodities prices within the United States is reflective of current NYMEX gas prices of approximately $2.00 per Mcfe, an impairment would be necessary to the carrying value of Santa Fe Snyder's oil and gas properties. On such basis, impairments could range from approximately $150 million to $200 million, on a pre-tax basis, pursuant to the provisions of the Statement of Financial Accounting Standards No. 121. Any future writedown would likely have a material adverse effect on Santa Fe Snyder's net income in the period taken, but would not affect its cash flows.

Snyder Stockholders May Be Exposed to International Risks After the Merger

   General. Unlike Snyder which operates only in the United States and offshore in the Gulf of Mexico, Santa Fe Snyder will have substantial international operations which may be adversely affected by local political and economic developments, including, among others:

  . the risk of war, revolution, civil unrest, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

  . taxation policies, including royalty and tax increases and retroactive tax claims;

  . exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

  . laws and policies of the United States affecting foreign trade, taxation and investment; and

  . the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

   Indonesia. Approximately 20% of Santa Fe Snyder's pro forma combined year end 1998 reserves are located in Indonesia. The political, economic and social stability of Indonesia could, therefore, have a material impact on the operations and financial results of the company after the merger. During the last two years, Indonesia experienced significant devaluations of its currency and other severe economic difficulties, which have resulted in disruptions and uncertainties in financial markets, and political and social instability. President Suharto resigned in May 1998 after 32 years in office. Although Indonesia has a well-established history of honoring its contractual commitments and concession terms, it is uncertain which political party will take control over Indonesia's government in elections scheduled this summer or whether the new government will seek reforms in, or take other actions with respect to, governmental concessions and production sharing contracts. Santa Fe Snyder's production sharing contracts could be adversely affected by currently pending Indonesian legislation.

   One effect of the currency devaluation has been to reduce certain operating and administrative costs incurred by Santa Fe in its Indonesian operations, thus reducing the number of equivalent barrels of oil that it retains in reimbursement of costs and expenses incurred, and to reduce the value of receivables and payables that are denominated in the local currency, the rupiah. In addition, Santa Fe has experienced delays in collecting some receivables. Santa Fe has experienced disruptions in the delivery of some services and goods which has led to delays in certain operations and associated production. Further political, economic and social instability in Indonesia could have a material adverse effect on the operations and future financial performance of Santa Fe Snyder.

Our Costs to Comply With Environmental Laws Are Significant

   Environmental and other governmental regulations have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells and other facilities of Santa Fe Snyder. Santa Fe and Snyder have expended and Santa Fe Snyder will expend significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements. Increasingly strict environmental laws, regulations and enforcement policies, and claims for damages to property, employees, other persons and the environment resulting from our operations, could cause Santa Fe Snyder to incur substantial costs and liabilities in the future.

Estimates of Proved Reserves May Change

   The calculations of proved reserves of crude oil and natural gas included in this document are only estimates. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment and the assumptions used regarding quantities of recoverable oil and natural gas reserves and prices for crude oil, natural gas liquids and natural gas. Actual prices, production, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those assumed in our estimates, and such variances may be significant. Any significant variance from the assumptions used could result in the actual quantity of Santa Fe Snyder's reserves and future net cash flow being materially different from the estimates in our reserve reports. In addition, results of drilling, testing and production and changes in crude oil, natural gas liquids and natural gas prices after the date of the estimate may result in substantial upward or downward revisions.

Santa Fe Snyder Will Continue to Face Strong Competition

   There is strong competition relating to all aspects of the oil and natural gas industry, and in particular in the exploration and development of new oil and natural gas reserves. Santa Fe Snyder must compete with a substantial number of other oil and natural gas companies, many of which have greater resources.

Santa Fe Snyder May Not Be Able to Replace Reserves

   Without successful exploration, development or acquisition activities, Santa Fe Snyder's reserves and revenues will decline over time. Exploration, the continuing development of reserves and acquisition activities will require significant expenditures. If Santa Fe Snyder's cash flow from operations is not sufficient for this purpose, we may not be able to obtain the necessary funds. The inability to replace reserves could reduce the amount of credit available to Santa Fe Snyder since the maximum amount of borrowing capacity available under its revolving credit facility will be based, at least in part, on the estimated quantities of its proved reserves.

Some Hazard Losses May Not Be Insured

   Santa Fe Snyder will carry insurance against some, but not all, of the hazards associated with its business. This is standard practice for both Santa Fe and Snyder and we believe this is standard practice in our industry. Because of this practice, however, Santa Fe Snyder may be subject to liability or losses that could be substantial due to events that are not insured.

Santa Fe Snyder May Not Pay Dividends

   Snyder paid dividends on its common stock at a yearly rate of $0.26, while Santa Fe has not paid dividends on its common stock since 1994. Santa Fe Snyder has not yet determined whether it will pay dividends and, if so, at what rate. The determination of the amount of future cash dividends, if any, to be declared and paid is in the sole discretion of Santa Fe Snyder's board of directors and will depend on the following factors:

  . Santa Fe Snyder's financial condition;

  . earnings and funds from operations;

  . the level of Santa Fe Snyder's capital and exploration expenditures;

  . dividend restrictions in Santa Fe Snyder's financing agreements;

  . Santa Fe Snyder's future business prospects; and

  . other matters that Santa Fe Snyder's board of directors deems relevant.

   Santa Fe Snyder's credit agreements limit the payment of dividends to the holders of its capital stock, including the Santa Fe Snyder common stock.

                           FORWARD LOOKING STATEMENTS

   This document includes "forward looking statements" as defined by the Securities and Exchange Commission. These statements concern the companies' plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that the companies expect, believe or anticipate will or may occur in the future are forward looking statements and include the following:

   .completion of the proposed merger;

   .reserve estimates;

   .future production of oil and gas; and

   .future financial performance.

   These forward looking statements are based on assumptions, which the companies believe are reasonable, but which are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in both companies' periodic filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K for the year ended December 31, 1998.

   "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this document regarding each company's business which are not historical facts are "forward looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see "Risk Factors" on page 10 of this document.

                BUSINESS OF SANTA FE SNYDER FOLLOWING THE MERGER

   The combination of Santa Fe and Snyder is intended to create a larger, more diversified, financially stronger and more cost efficient enterprise. On a pro forma combined basis, Santa Fe Snyder will have estimated proved reserves of 315 million barrels of oil equivalent at year end 1998 and estimated production of 110,000 BOEPD, or barrels of oil equivalent per day, in 1999. Of this production, approximately 55% will be gas and approximately 70% will be derived from domestic properties. We believe that the larger size and scale of the combined company will allow Santa Fe Snyder:

  . to capitalize on a wider range of opportunities;

  . to develop and operate larger exploration and development projects than either Santa Fe or Snyder could individually;

  . to operate more competitively in the current low commodity price environment; and

  . to make opportunistic acquisitions larger than either Santa Fe or Snyder could individually.

   Domestic and international assets will comprise Santa Fe Snyder's asset base. Combined, Santa Fe and Snyder will have interests in the following areas:

                Domestic                     International


         Permian basin of West Texas             Indonesia
         and Southwest New Mexico                Argentina
         Gulf of Mexico                          Gabon
         Rocky Mountains                         China
         Northern Louisiana                      Brazil
                                                 Cote d'Ivoire
                                                 Malaysia
                                                 Thailand
                                                 Ghana


Santa Fe and Snyder believe that the stable cash flow generated from their existing North American production will allow Santa Fe Snyder to fund and develop its combined portfolio of domestic and international exploration and development projects.

   Santa Fe and Snyder are developing plans to integrate their operations immediately after the merger to take full advantage of the benefits that the merger will create. Those benefits include:

   .increased financial strength and flexibility;

   .more efficient allocation of capital;

   .a balanced asset base;

   .substantial cost savings; and

   .an increased ability to pursue acquisitions.

   Increased Financial Strength and Flexibility. Santa Fe Snyder's larger capitalization should enhance its access to capital to explore and exploit the prospects and projects available to the combined company. Pro forma for the merger, Santa Fe Snyder would have had EBITDAX of approximately $220.0 million for the year ended December 31, 1998 and a long-term debt-to-book capitalization ratio of approximately 40% as of December 31, 1998. Santa Fe Snyder's increased size should make available additional forms of cost effective financing to allow Santa Fe Snyder to manage capital costs and to pursue further growth opportunities.

   More Efficient Allocation of Capital. The combination will also allow Santa Fe Snyder the opportunity to select the best opportunities contained in the two companies' combined exploration project inventories and to focus on those exploitation projects with the highest predicted rates of return. As a result, Santa Fe Snyder plans to enhance its expected return on investment by allocating capital more efficiently than either Snyder or Santa Fe alone. Santa Fe Snyder's increased geographic diversity will additionally enable the company to match domestic and international cash flow requirements and sources, facilitating improved cash management efficiency.

   Balanced Asset Base. Santa Fe Snyder's reserves will be diversified geographically, with approximately 65% of its estimated pro forma combined year end 1998 proved reserves being domestic and 35% international. The companies believe that the balance between domestic and international properties will lower the overall risk profile of current production by further diversifying the revenue and cash flow sources for Santa Fe Snyder. In addition, the combined companies' balance of oil and natural gas investment opportunities will allow Santa Fe Snyder to adjust its capital program in response to relative changes in commodity prices.

   Cost Savings. After the merger, we will restructure Santa Fe Snyder, including the consolidation of the two companies' corporate offices and Gulf of Mexico operations. Santa Fe and Snyder believe that this operational and organizational consolidation will allow for substantial overhead cost savings through the consolidation of duplicative corporate and field offices and staff. Santa Fe and Snyder estimate that they will realize approximately $20 million of annualized cost savings as a result of the merger. We expect to complete the restructuring by the end of the third quarter of 1999 but will begin to realize some of the savings as soon as the merger is completed. Based on these cost savings, we expect the merger to be accretive on a cash flow basis to Santa Fe and Snyder stockholders in 1999.

   Santa Fe Snyder intends to aggressively work toward reducing total per barrel costs to achieve higher operating margins. In addition to the approximately $20 million of anticipated cost savings, the effort will involve focusing on:

  . production growth;

  . reducing lease operating expense and interest expense; and

  . ongoing asset portfolio rationalization aimed at selling lower growth and/or higher cost properties.

We believe that these steps will better position Santa Fe Snyder to operate more competitively in a low commodity price environment and to achieve greater cash flow and reinvestment benefits in higher price environments.

   Increased Ability to Pursue Acquisitions. We expect the combination of Santa Fe and Snyder to position Santa Fe Snyder to participate in further consolidation among independent exploration and production companies. Santa Fe Snyder's strategy in the current commodity market will include actively pursuing domestic and international acquisition opportunities that enhance its reserve and production base or allow for further cost savings. Santa Fe and Snyder believe that Santa Fe Snyder's enhanced financial position and stature in the industry will allow it to pursue acquisitions on a more effective basis than either of the companies could have on an individual basis.

                                   THE MERGER

General

   The merger agreement provides that following the satisfaction or waiver of the conditions contained in the merger agreement, Snyder will be merged into Santa Fe. In this document, we refer to the common stock to be issued to Snyder common stockholders in the merger and the common stock to remain outstanding with Santa Fe stockholders following the merger as Santa Fe common stock. We refer to the combined company as Santa Fe Snyder.

Consideration

   When the merger is completed, each outstanding share of Snyder common stock automatically converts into 2.05 shares of Santa Fe common stock. In addition, each outstanding option to purchase shares of Snyder common stock will be canceled. Santa Fe Snyder will grant each holder of a canceled Snyder option, except for holders receiving severance packages, an option to purchase Santa Fe common stock on substantially the same terms, except that the number of shares to be issued upon exercise of a new option will be 2.05 times the number of shares to be issued upon exercise of a Snyder option and the exercise price will be the former exercise price divided by 2.05.

Amendments to Santa Fe's Certificate of Incorporation

   The merger agreement provides that upon the effective time of the merger, Santa Fe's certificate of incorporation will be amended to

  . increase the number of authorized shares of Santa Fe capital stock to 350,000,000; and

  . change the name of Santa Fe to "Santa Fe Snyder Corporation."

These amendments will occur automatically if they are approved by the requisite vote of Santa Fe Snyder's stockholders and if the merger is completed. If the merger is not completed, the certificate of incorporation will not be amended. In addition, promptly after the effective time, Santa Fe Snyder's board of directors will amend the certificate of designations for Santa Fe's Series A Junior Participating Preferred Stock to increase to 3,000,000 the number of shares of preferred stock reserved for designation.

Election of New Directors and Appointment of Executive Management

   The merger agreement provides for the Santa Fe board to be increased to 11 members, five of whom have been designated for nomination by the Snyder board. In addition, the merger agreement designates the persons who are to serve as the executive officers of Santa Fe Snyder beginning immediately after the merger. See "Directors and Officers of Santa Fe Snyder Following the Merger" on page 72.

Ownership of Santa Fe Snyder Following the Merger

   The shares of Santa Fe common stock to be issued to holders of Snyder common stock in the merger will constitute approximately 40% of all of the issued and outstanding Santa Fe common stock immediately after the merger. The existing stockholders of Santa Fe will hold approximately 60% of all of the issued and outstanding Santa Fe common stock immediately after the merger.

Background of the Merger

   General--Snyder. In March 1997, Snyder engaged the investment banking firm of Petrie Parkman & Co., Inc. to assist Snyder in developing an acquisition strategy directed toward public corporations and in conducting a review of numerous corporate acquisition candidates within its industry. Through this effort, Snyder hoped to identify one or more peer companies with complementary assets which could be acquired for a rational price. During the first quarter of 1998, Snyder held exploratory meetings with numerous companies to discuss the feasibility of a merger with or sale to Snyder, including a meeting with Santa Fe in March 1998. These meetings involved no exchange of data, no formal negotiation of fundamental issues, such as value or structure, and none of the meetings resulted in Snyder making or receiving any formal proposal. Snyder's discussions with one company continued over a period of several months during which time the companies explored three possible transaction structures on a preliminary basis. Initially, Snyder approached this other company to determine the other company's interest in being acquired by Snyder. During the course of the companies' discussions they also had very preliminary dialogue concerning this other company's interest in acquiring Snyder, which would potentially have yielded Snyder's stockholders an effective premium for their stock. Snyder's board chose not to pursue further discussions relating to this other company's interest in acquiring Snyder because the Snyder board resolved that Snyder was not for sale and would remain independent. The last structure which the companies discussed was a merger, which potentially could have resulted in either a premium or discount for Snyder stockholders depending on which company was the survivor and the assumed exchange ratio. These discussions did not evolve into formal negotiations because of the companies' differing views on strategic issues such as senior management, headquarter location and the company name. The companies did not discuss specific exchange ratios and did not quantify the amount of any premium or discount. Throughout this period, Snyder remained open to preliminary discussions about its willingness to be acquired. None of these discussions resulted in a determination by Snyder's board to put the Company up for sale because none of these discussions implicated a range of values comparable to those Snyder believed to be attainable through the continued execution of its long-term strategic plan involving independent internal and acquisitive growth, and Snyder received no formal acquisition proposals.

   To complement Snyder's exploration of acquisition transactions, Snyder also explored the possibility of engaging in a "merger of equals" transaction with a company that possessed complementary asset holdings, in terms of quality, nature and location, and with a compatible or complementary strategy, capitalization, management and culture. A merger of equals transaction is one where constituent companies merge without a significant premium being paid by either party, and where the stockholders of the constituent corporations retain their proportionate ownership in the resulting entity. During the second and third quarters of 1998, Snyder had exploratory meetings with a number of exploration and production companies to discuss the merits of a merger of equals, but the companies with which Snyder met generally failed one or more of Snyder's strategic criteria relating to financial strength, operational focus, executive leadership or strategic direction. As a result, none of these meetings resulted in Snyder making or receiving any formal proposal.

   General--Santa Fe. During the prior two years, members of Santa Fe's board of directors and senior management have internally reviewed and evaluated merger, acquisition and other combination opportunities in the oil and gas exploration and production industry. In September 1997, Santa Fe engaged DLJ and Chase, to assist it, when requested, in evaluating strategic opportunities, including, without limitation, possible strategic combinations with other companies. In addition to the referenced meeting with Snyder in March 1998, exploratory and, in some cases, more extensive discussions were held by Santa Fe with numerous publicly traded and private domestic and international companies over the two-year period. These discussions included strategic combinations, mergers, acquisitions, joint ventures and other combination structures with larger and smaller independent oil and gas companies. None of these discussions resulted in a proposal that was determined by Santa Fe's board of directors or management to be in the best interests of Santa Fe and its stockholders.

   Recent Discussions and Due Diligence Evaluations Leading to Combination Proposal. On December 3, 1998, Petrie Parkman contacted James L. Payne, chief executive officer of Santa Fe, regarding Mr. Payne's interest in meeting with John C. Snyder, chief executive officer of Snyder, to discuss the possibility of Santa Fe and Snyder collaborating on acquiring additional oil and gas assets. On December 9, 1998, Mr. Snyder, accompanied by a representative of Petrie Parkman, met with Mr. Payne to discuss a potential joint acquisition strategy relating to an acquisition candidate previously identified by Mr. Snyder. During the course of the meeting, each of Mr. Snyder and Mr. Payne briefly summarized their respective operations, management and organization. As the meeting evolved, the conversation digressed from the joint acquisition opportunity to the merits of a strategic combination of Snyder and Santa Fe, and the men discussed the two companies' complementary asset bases, strong balance sheets and similar growth strategies. In addition, other acquisition candidates of mutual interest were discussed. At the conclusion of the meeting, the two men agreed to reflect on the idea of a merger for a few days. On December 11, 1998, the two chief executives agreed to meet on December 14, 1998 to continue their discussion regarding the merits of a strategic combination of the two companies.

   On December 13, 1998, Santa Fe requested that DLJ and Chase assist Santa Fe in evaluating a possible strategic combination with Snyder.

   On December 14, 1998, Mr. Snyder, Mark A. Jackson, Chief Financial Officer of Snyder, Mr. Payne, Janet F. Clark, Chief Financial Officer of Santa Fe, representatives of Petrie Parkman and representatives of DLJ met primarily to discuss the merits of a strategic combination between Snyder and Santa Fe. At this meeting, the two chief executive officers discussed the potential social issues attendant in any strategic combination of the companies, including organizational issues and issues relating to relocating one of the companies' headquarters. They also discussed in very preliminary terms the basis for determining an appropriate exchange ratio in any strategic combination of the companies. Fundamentally, the two men agreed that any transaction in which the companies engaged would be a merger of equals, combining the two companies' assets and management teams into a combined entity owned proportionately by the two stockholder groups. In this regard, they agreed that neither company's stockholders should receive a premium over the historic market price for their shares in any transaction between the companies and that any exchange ratio should generally reflect the ratio of the two companies' trading prices over an appropriate period of time. Mr. Snyder urged that the ratio should reflect the two companies' recent relative trading prices, yielding an exchange ratio of between 2.1 and 2.2 Santa Fe shares to each share of Snyder. Mr. Payne took the position that the ratio should be consistent with the companies' relative trading prices over the preceding three months, resulting in a ratio of approximately 1.9 Santa Fe shares to each share of Snyder. The two men agreed to defer further discussion of the exchange ratio to a later date pending further review of the merits of the combination. They also discussed the feasibility of independently financing a sizable joint acquisition.

   On December 22, 1998, Messrs. Payne and Snyder and their respective senior management, financial advisors and counsel met at Santa Fe's offices to discuss

  . organizational, financial and structural issues with respect to a possible strategic combination;

  .  the relative strengths of the two companies;

  .  the advantages of a combined entity; and

  .  various due diligence matters.

During this day-long meeting, each company made a lengthy presentation on its operations, organization, financial position and growth strategy. The purpose of this meeting was

  . to enable the management of each company to thoroughly understand the other company;

  .  to evaluate the merits of combining the companies through a merger; and

  .  to identify integration issues and cost savings opportunities.

At the conclusion of the meeting, management of both companies agreed to meet the following day to continue exploring the merits of a strategic combination.

   On December 23, 1998, the senior management of both companies and their financial advisors met at the offices of Petrie Parkman for further discussions regarding the proposed strategic combination. During this meeting, Mr. Snyder and Mr. Payne agreed that the apparent merits of a strategic combination between the two companies warranted focusing the companies' efforts towards the combination discussions as a higher priority than any further pursuit of potential joint acquisition strategies at that time, and that discussion of future acquisitions could be postponed until a later date. Both men agreed on a process and schedule for performing operational, financial and legal reviews of each other as a condition for continued combination discussions. Mr. Snyder and Mr. Payne instructed their respective management teams to begin negotiating draft merger documentation based on a stock-for-stock merger with a fixed exchange ratio to be determined, contingent on the companies' agreement on material terms and approval by their respective boards of directors. Before adjourning the meeting, the two men and their financial advisors engaged in an active discussion concerning an appropriate exchange ratio to apply in any strategic combination between the companies. The two men narrowed the range of exchange ratios being considered to between 2.0 to 1 and 2.1 to 1, and agreed to discuss a more exact ratio over the next several days in light of any changes in either company's stock price.

   Negotiation of Definitive Agreement. During the period from December 24, 1998 to January 11, 1999, Santa Fe's outside counsel prepared drafts of the merger agreement and delivered it to Snyder's outside counsel. Each party provided several rounds of comments and Santa Fe's counsel prepared and delivered several revised drafts. Various issues remained unresolved, including

  . the amount of the termination fee and the circumstances under which the termination fee would be payable;

  .  board composition and executive management of the combined company; and

  .  conditions to closing of the merger.

During the same period, representatives of the two companies, including their respective financial advisers, counsel and accountants, held numerous due diligence meetings covering the following matters:

  .  properties and prospects;

  .  engineering;

  .  financial;

  .  legal;

  .  tax; and

  .  accounting.

Additional meetings were held so that Santa Fe and Snyder could

  .  complete their respective factual investigations;

  .  resolve open issues; and

  .  finalize the documentation relating to the merger.

   On January 8, 1999, Messrs. Snyder and Payne met to discuss details of the potential strategic combination as well as issues raised as a result of the companies' operational and financial reviews. During this meeting, both men confirmed that they would recommend to their respective boards of directors an exchange ratio of 2.05 Santa Fe shares to each Snyder share, provided that the relative trading values did not change substantially during the following days.

   Review and Approval by Snyder's and Santa Fe's Board of Directors. On January 11, 1999, Snyder's board of directors met to receive a report on the status of the strategic combination with Santa Fe. During the weeks preceding the meeting, Mr. Snyder had

  . discussed the merits of the proposed strategic combination with each member of the Snyder board;

  . provided them with substantial financial and operational information relating to Santa Fe; and

  .  kept them apprised of developments in the discussions.

At this meeting, the board received a memorandum outlining the due diligence process and certain due diligence matters, and reviewed certain pro forma financial information prepared giving effect to the combination. The board was provided copies of the draft merger agreement, which was still being negotiated, and was briefed on its salient terms. Management informed the board that the managements of the two companies had negotiated an exchange ratio of
2.05 to 1, subject to board approvals. Management informed the board that this ratio was intended to approximate the companies' relative historic stock prices. The board received a report from representatives of Petrie Parkman regarding its valuation of Snyder and Santa Fe and certain analyses of a combined entity. See "--Opinions of Financial Advisors--Snyder's Financial Advisor." Petrie Parkman advised the Snyder board that it was prepared to deliver an opinion as to the fairness of the exchange ratio to Snyder's stockholders from a financial point of view, assuming the final exchange ratio was consistent with the levels of 2.0 to 2.1 discussed during the meeting. After extensive discussion, the board directed management to continue the discussions with Santa Fe and scheduled a meeting for January 13 to allow time for the members to reflect on the information provided.

   On January 12, 1999, the Santa Fe board held a special meeting at which all members were present. At various times during the three-week period before the meeting, Mr. Payne had orally discussed the merits of the proposed strategic combination with each member of Santa Fe's board of directors, provided them with financial and operational information relating to Snyder and kept them apprised of developments in the discussions. At this meeting, members of the Santa Fe board were provided with reports prepared by Chase and DLJ that included the analyses supporting DLJ's and Chase's opinions to the Santa Fe board of directors as summarized under "--Opinions of Financial Advisors--Santa Fe's Financial Advisors." Senior management also presented a detailed discussion regarding financial and operational results and the terms and structure of the proposed merger and related transactions. Both Chase and DLJ made a presentation regarding

  .  the proposed merger;

  . the strategic benefits to Santa Fe and its stockholders of a combination with Snyder; and

  .  the financial attributes of the combined company.

Chase and DLJ advised the board that they were prepared to deliver opinions as to the fairness of the exchange ratio to Santa Fe's stockholders from a financial point of view, assuming the final exchange ratio was consistent with levels discussed during the meeting. The Santa Fe board discussed the advantages and benefits of a strategic combination of the two companies. The Santa Fe board then directed management to continue to pursue a combination with Snyder and to finalize the merger agreement and scheduled a meeting for January 13 to resume consideration of the combination with Snyder after the board members had reflected on the information provided at the meeting.

   On January 13, 1999, Snyder's board of directors held a telephonic meeting to receive a report on the status of the transaction and to consider the proposed strategic combination with Santa Fe. As a preliminary matter, the board was updated on certain due diligence matters and changes negotiated to the draft merger agreement since the January 11 meeting. Management informed the board that, subject to approval of the respective boards of directors, management of Santa Fe and Snyder had agreed on an exchange ratio of 2.05 shares of Santa Fe common stock per share of Snyder common stock. The board discussed the proposed exchange ratio and determined that it was consistent with the board's view of the merger as a strategic combination in which neither party was seeking a premium. A representative of Petrie Parkman then delivered the firm's oral opinion that, as of January 13, 1999 and based on the matters reviewed with Snyder's board of directors, an exchange ratio of 2.05 shares of Santa Fe common stock per share of Snyder common stock was fair to the stockholders of Snyder from a financial point of view. This opinion was subsequently confirmed in writing. The board of Snyder then voted and unanimously

   . approved the merger, the terms of the merger agreement and the transactions contemplated by the merger agreement; and

   . agreed to call the Snyder special meeting and recommended that all Snyder stockholders vote their shares "for" approval of the merger agreement.

In addition, each board member expressed his intention to vote his personal holdings in Snyder stock "for" approval and adoption of the merger and the merger agreement.

   On January 13, 1999, the Santa Fe board held a telephonic special meeting to discuss the strategic combination with Snyder. At this meeting, Santa Fe's senior management advised Santa Fe's board of directors that the negotiations on the merger agreement were finalized. Management advised Santa Fe's board of directors that it recommended an exchange ratio of 2.05 shares of Santa Fe common stock for each outstanding share of Snyder common stock. Management further advised the Santa Fe board of directors that they continued to believe that the benefits of a strategic combination with Snyder identified during the previous meeting could be achieved. Further, each of DLJ and Chase delivered its oral opinion to the Santa Fe board to the effect that as of January 13, 1999 and based on the matters stated in the opinion, the exchange ratio is fair to Santa Fe's stockholders from a financial point of view. These opinions were subsequently confirmed in writing as of January 13, 1999. After the presentations and a discussion and consideration of the factors described under "--Reasons for the Merger--Santa Fe," the Santa Fe board unanimously

  . approved the proposed strategic combination and authorized the Santa Fe officers to execute the merger agreement and related documents using an exchange ratio of 2.05 shares of Santa Fe for each outstanding Snyder share;

  . approved the issuance of Santa Fe common stock in connection with the proposed merger;

  .  agreed to call the Santa Fe special meeting; and

  . recommended that all Santa Fe stockholders vote their shares "for" approval of

     --the merger agreement and the related issuance of Santa Fe common stock,

     --the increase to 350,000,000 of the number of authorized shares of capital stock,

     --the change of the name of Santa Fe to "Santa Fe Snyder Corporation," and

     -- the election of 5 additional directors.

   In addition, each board member expressed an intention to vote his or her shares of Santa Fe stock "for" approval and adoption of the merger and the merger agreement, including the issuance of shares of Santa Fe common stock in the merger, and the other transactions contemplated by the merger agreement.

   Execution of Definitive Agreement and Public Announcement. Following the January 13, 1999 special meetings of the Santa Fe and Snyder boards of directors, Santa Fe and Snyder executed the merger agreement. On the same day, the parties publicly announced in a joint press release that they had entered into the merger agreement.

Reasons for the Merger--Santa Fe

   At its meeting held on January 13, 1999, the Santa Fe board of directors by unanimous vote of its members, who were all present and acting throughout the meeting, approved the merger, the merger agreement and the transactions contemplated by the merger agreement, and recommended that the Santa Fe stockholders approve and adopt same. The Santa Fe board of directors believes that the merger agreement and the terms of the merger are fair to, and in the best interests of, Santa Fe and the Santa Fe stockholders and recommends that the stockholders of Santa Fe vote "for"

  . adoption of the merger agreement and the related issuance of Santa Fe common stock;

  . the increase to 350,000,000 of the number of authorized shares of capital stock; and

  . the change of the name of Santa Fe to "Santa Fe Snyder Corporation."

   The Santa Fe board also recommends that the stockholders of Santa Fe vote "for" the election of each of the five Snyder nominees to the Santa Fe Snyder board of directors.

   In reaching its determination, the Santa Fe board of directors consulted with Santa Fe's management, as well as its financial and legal advisors, and considered the following material factors:

  . that the merger would increase the percentage of Santa Fe's gas production from approximately 42% on a stand-alone basis to approximately 55% on a pro forma combined company basis, reducing Santa Fe's exposure to oil price changes and providing a more balanced ratio of gas to oil reserves;

  . that the combined company will have a much improved balance of domestic to international reserves, with approximately 65% of Santa Fe Snyder's proved reserves located in North America and the remaining 35% located internationally compared to Santa Fe's balance of domestic to international reserves of 53% and 47%;

  . that Santa Fe Snyder would be a larger company with an improved balance sheet, debt and cash flow levels consistent with investment grade companies and greater financial flexibility and access to capital than Santa Fe alone, which Santa Fe management believes will result in

     -- improved liquidity and lower cost of funding than Santa Fe had alone, and an improved ability to withstand the current low pricing environment,

     -- an improved ability to grow reserves through exploration and development using internally generated funds, and

     -- an improved ability to be an active participant in continued industry consolidation;

  . the opportunity to realize approximately $20 million in annualized cost savings through the merger, including the consolidation of the corporate headquarters of the two companies and the elimination of duplicative staff and expenses;

  . that the merger is expected to be accretive on a cash flow basis to the Santa Fe stockholders in 1999 and 2000, taking into effect the cost savings referred to above;

  . the ability to optimize capital allocations among an increased number of projects and enhanced flexibility to allocate capital among gas or oil projects and domestic or international projects as the combined company determines appropriate under the circumstances;

  . the ability to enhance Santa Fe's Gulf of Mexico operations by allocating capital and personnel to those projects of the combined company with the highest return at acceptable risk levels;

  . the structure of the merger, in which Santa Fe will be the surviving corporation in a tax-free merger and, immediately after the merger, its stockholders will own approximately 60% of Santa Fe Snyder's outstanding common stock;

  . the continued involvement in the management of the combined company of key members of Santa Fe management, including

     -- James L. Payne as Chief Executive Officer,

     -- Hugh L. Boyt as President--International,

     -- Janet F. Clark as Executive Vice President--Corporate Development and Administration,

     -- Duane C. Radtke as Executive Vice President--Production, and

     -- Tim S. Parker as Executive Vice President--Exploration;

    and key members of Snyder's management, including

     -- John C. Snyder as Chairman of the Board,

     -- William G. Hargett as President--North America, and

     -- Mark A. Jackson as Executive Vice President and Chief Financial
        Officer,

    and that members of Santa Fe's board of directors would constitute a majority of the members of the Santa Fe Snyder board of directors;

  . the opinions of Chase and DLJ to the Santa Fe board of directors to the effect that as of that date and based on the matters stated in the opinions, the exchange ratio was fair to the Santa Fe stockholders from a financial point of view; and

  . the strategic combination with Snyder will not foreclose the Santa Fe stockholders from the opportunity to receive a premium for their shares in any "change of control" transaction that may be proposed with respect to the combined company in the future.

   In reaching the determination that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Santa Fe and its stockholders, the Santa Fe board of directors also considered a number of additional factors, including

  . its discussions with Santa Fe's management concerning the results of Santa Fe's investigation of Snyder;

  . the strategic, operational and financial opportunities available to Santa Fe in the normal course of its business compared to those that might be available following the merger;

  . the historical and current market prices of Santa Fe common stock and Snyder common stock; and

  . the proposed structure of the transaction and the other terms of the merger agreement and related agreements.

   The Santa Fe board of directors also considered certain risks and potential disadvantages associated with the merger, including

  . the risk that the operations of the two companies may not be successfully integrated;

  . the risk that anticipated cost savings may not be realized to the degree anticipated;

  . the risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the merger agreement; and

  .  other matters described under "Risk Factors" on pages 10-13.

In the judgment of the Santa Fe board of directors, the potential benefits of the merger outweigh these considerations.

   The foregoing discussion of the information and factors that were given weight by the Santa Fe board of directors is not intended to be exhaustive, but it is believed to include all material factors considered by the Santa Fe board of directors. In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Santa Fe board of directors did not deem it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors.

   After considering all these factors, at its meeting held on January 13, 1999 the Santa Fe board of directors by the unanimous vote of its members, who were all present at the meeting and acting throughout, approved the merger, the merger agreement, including the issuance of shares of Santa Fe common stock in the merger, and the other transactions contemplated by the merger agreement.

   The Santa Fe board of directors has by the unanimous vote of all of its members approved the merger and the merger agreement. The Santa Fe board of directors recommends that the stockholders of Santa Fe vote "for" each of

  . approval and adoption of the merger agreement and the related issuance of Santa Fe common stock to Snyder's stockholders;

  . the increase to 350,000,000 of the number of authorized shares of capital stock; and

  . the change of Santa Fe's name to "Santa Fe Snyder Corporation."

   Although the foregoing matters are being presented to Santa Fe's stockholders as three separate proposals, none of them will be effected even if approved unless the merger agreement is approved.

   The Santa Fe board of directors by unanimous vote of all of its members also recommends that the stockholders of Santa Fe vote "for" each of the five nominees to the Santa Fe Snyder board. See "Election of Directors" on page 80.

   In considering the recommendation of the Santa Fe board of directors, Santa Fe stockholders should be aware that certain officers and directors of Santa Fe have interests in the proposed merger that are different from and in addition to the interests of Santa Fe stockholders generally. The Santa Fe board of directors was aware of these conflicts of interest and considered them in approving the merger and merger agreement. For a description of these interests, see "Interests of Certain Directors and Officers in the Merger" that begins on page 56 of this document.

Reasons for the Merger--Snyder

   The Snyder board of directors has determined that the merger is fair to, and in the best interest of, Snyder and its stockholders. Accordingly, the Snyder board has unanimously approved the merger and recommends that the Snyder stockholders vote "for" approval and adoption of the merger and the merger agreement.

   The merger is intended to achieve several important financial, operational and organizational objectives designed to:

  . ensure Snyder's continued strong financial position, enabling the company to continue to grow its reserves through internal drilling and through acquisitions despite the prospect for continued depressed commodity prices;

  . diversify Snyder's reserves and production, both geographically and as to the mix of oil and gas;

  . expose Snyder's stockholders to additional opportunities to participate in long-term reserve and production growth, with a mix of exploitation opportunities and high impact exploratory plays;

  . enhance Snyder's competitive position, both in the short term, in light of prevailing low product prices, and over the long term if prices improve;

  . position Snyder stockholders to benefit from larger, high-impact acquisition opportunities than Snyder could prudently pursue alone; and

  . improve stockholder liquidity and Snyder's appeal to large institutional investors.

   The principal reasons for the merger considered by Snyder's board of directors are as follows:

  . The merger is intended to result in a combined company with a more robust financial structure, enjoying greater access to capital, lower cost of capital, increased flexibility in capital allocation and added resilience against fluctuations in commodity prices;

  . The merger is intended to result in a combined company with greater discretionary cash flow and debt capacity than either Snyder or Santa Fe alone. This will increase the combined company's ability to grow reserves through exploration and development using internally generated funds and will position the resulting company to more aggressively pursue large, high impact domestic and international transactions without excessive risk to the company's balance sheet;

  . The merger will result in a combined company with a very competitive cost structure, able to compete more effectively over the long term given the pessimistic outlook for commodity prices and the increasing trend toward consolidation in the exploration and production industry. The merger is expected to yield an annualized cost savings of approximately $20 million;

  . Operationally, the merger is intended to result in a combined company having a well balanced asset and cash flow base with significant predictable internal production growth and numerous high impact exploration opportunities. The combined company's estimated 1999 production will consist of a more geographically diverse mix of 55% gas and 45% oil, mitigating Snyder's vulnerability to regional pricing disparities. The addition of significant amounts of oil production will expose Snyder's stockholders to significant upside potential in any oil price recovery, but increase their exposure to the risk that oil prices remain depressed. Combining Snyder and Santa Fe's Gulf of Mexico assets should allow the combined companies to achieve a critical mass in the Gulf, creating increased operational efficiencies and lower general and administrative costs. Combining the two companies should also result in a much larger, more diverse inventory of exploration and exploitation projects, facilitating more effective management of the combined company's risk profile. The combined company will possess a breadth of lower risk exploration and development opportunities in the Rocky Mountains, Permian Basin, Gulf of Mexico, Brazil and Argentina, against which to offset the risk associated with higher impact exploratory plays in Indonesia, West Africa, China and North Louisiana;

  . Organizationally, the merger will result in a combined company whose personnel will be chosen from a substantially larger executive and technical talent pool than is available to Snyder alone. By combining the two companies through the merger, Snyder stockholders will additionally benefit from Santa Fe's international managerial infrastructure;

  . The merger is intended to result in a combined company whose common stock will trade on the New York Stock Exchange in substantially greater dollar volumes than that of Snyder alone, providing greater liquidity for Snyder stockholders and for new institutional investors;

  . The ratio at which shares of Snyder common stock will be exchanged for shares of Santa Fe common stock in the merger was determined to be fair to holders of Snyder common stock from a financial point of view by management and Snyder's financial advisor, Petrie Parkman; and

  . The merger will not foreclose the Snyder stockholders' opportunity to receive a premium for their shares in any "change of control" transaction that may be proposed with respect to the combined company in the future.

   In reaching its determination with respect to the merger, the Snyder board considered a number of factors, including the reasons for the merger set forth above and the matters described under "Risk Factors" on pages 10-13. In view of the numerous factors taken into consideration, the Snyder board did not consider it practical to, and did not attempt to, quantify or assign relative weights to the factors considered by it in reaching its decision.

   In considering the recommendations of the Snyder board, Snyder stockholders should be aware that certain officers and directors of Snyder have interests in the proposed merger that are different from and in addition to the interests of Snyder stockholders generally. The Snyder board was aware of these conflicts of interests and considered them in approving the merger and merger agreement. See "Interests of Certain Directors and Officers in the Merger" that begins on page 55 of this document.

Opinions of Financial Advisors

   Santa Fe's Financial Advisors.

   Santa Fe engaged Chase and DLJ as its financial advisors based on Chase's and DLJ's experience and expertise. Chase and DLJ are internationally recognized investment banking firms that have substantial experience in transactions similar to the merger. The Santa Fe financial advisors, as part of their investment banking businesses, are continuously engaged in

  . the valuation of businesses and securities in connection with mergers and acquisitions;

  .   negotiated underwritings;

  .   competitive biddings;

  .   secondary distributions of listed and unlisted securities;

  .   private placements; and

  .   valuations for corporate and other purposes.

   At the January 13, 1999 meeting of the Santa Fe board of directors, Chase and DLJ delivered their oral opinions, which were subsequently confirmed separately by each in writing, stating that, as of the date thereof, and subject to certain matters set forth therein, the exchange ratio of 2.05 shares of Santa Fe common stock for each share of Snyder common stock was fair to the stockholders of Santa Fe from a financial point of view.

   The full text of the Chase opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Chase, is attached as Annex C to this document, and is incorporated by reference in this document. The full text of the DLJ opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by DLJ, is attached as Annex B to this document, and is incorporated by reference in this document. The summary of the Santa Fe financial advisors opinions set forth in this document, which sets forth all of the material provisions of such fairness opinions, is qualified in its entirety by reference to the full text of the Chase opinion and of the DLJ opinion, as applicable. Santa Fe stockholders are urged to read carefully each of the Santa Fe financial advisors opinions in their entirety. The Santa Fe financial advisors opinions were provided to the Santa Fe board for its information and are directed only to the fairness, from a financial point of view, of the exchange ratio to the stockholders of Santa Fe. The Santa Fe financial advisors opinions did not constitute a recommendation to the Santa Fe board in connection with the merger and do not address the merits of the underlying decision by Santa Fe to engage in the merger or the price or range of prices at which shares of Santa Fe common stock may trade subsequent to the announcement or consummation of the merger. The Santa Fe financial advisors opinions also do not constitute a recommendation to any Santa Fe stockholder as to how such stockholder should vote on the Santa Fe proposal, or any matter related to the merger.

   Although the Santa Fe financial advisors each evaluated the fairness, from a financial point of view, of the exchange ratio of 2.05 shares of Santa Fe common stock for each share of Snyder common stock to the Santa Fe stockholders, the exchange ratio of 2.05 shares of Santa Fe common stock for each share of Snyder stock itself was determined by Santa Fe and Snyder through arm's-length negotiations. The Santa Fe financial advisors provided advice to Santa Fe during the course of such negotiations. Santa Fe did not provide specific instructions to, or place any limitation on, the Santa Fe financial advisors with respect to the procedures to be followed or factors to be considered by the Santa Fe financial advisors in performing their analyses or providing their opinions. The Santa Fe financial advisors were not requested to, and did not, solicit offers from third parties to acquire all or part of Santa Fe.

   Chase Opinion

    In connection with the Chase opinion, Chase:

    . reviewed the merger agreement;

    . reviewed certain publicly available business and financial information that Chase deemed relevant relating to Santa Fe and Snyder and the industry in which they operate;

    . reviewed certain internal non-public financial and operating data provided to it by or on behalf of the managements of Snyder and Santa Fe relating to such businesses, including certain information as to the future financial results of such businesses, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the "Expected Synergies");

    . discussed with members of the senior management and representatives of Santa Fe and Snyder the operations, historical financial statements and future prospects before and after giving effect to the merger of Santa Fe and Snyder, as well as their views of the business, operational and strategic benefits and other implications of the merger, including the Expected Synergies and such other matters as Chase deemed necessary or appropriate;

    . compared the financial and operational performance of Snyder and Santa Fe with publicly available information concerning certain other companies Chase deemed relevant and reviewed the relevant historical stock prices and trading volumes of the Santa Fe common stock, the Snyder common stock and certain publicly traded securities of such other companies;

    . reviewed the financial terms of certain recent business combinations and acquisition transactions Chase deemed relevant to the merger and otherwise relevant to Chase's inquiry; and

    . made such other analyses and examinations as Chase deemed necessary or appropriate.

   Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for it, or publicly available, for purposes of the Chase opinion. Chase relied upon the assurances of management of Santa Fe and Snyder that they were not aware of any facts that would make such information inaccurate or misleading. Chase neither made nor obtained any independent evaluations or appraisals of the reserves or other assets or liabilities of Santa Fe or Snyder, nor did it conduct a physical inspection of the properties and facilities of Santa Fe or Snyder. With respect to the oil and natural gas reserves of Santa Fe and Snyder, Chase relied upon and assumed the accuracy of the reserve information provided to Chase by management of Santa Fe and Snyder. Chase assumed that the non-historical financial information and the Expected Synergies provided to or discussed with it were reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of Santa Fe and Snyder as to the future financial performance of Santa Fe and Snyder, as the case may be, and the Expected Synergies. Chase further assumed that, in all material respects, such future results and Expected Synergies will be realized in the amounts and times indicated by the opinion. Chase expressed no view as to such non-historical information or the assumptions on which they were based.

   For purposes of rendering the Chase opinion, Chase assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver by either party of any covenant, agreement or condition to the merger. Chase also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications, or waivers to any documents to which either Santa Fe or Snyder is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Snyder and Santa Fe of the merger. In addition, Chase assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   The following summarizes the material analyses performed by Chase and reviewed with the Santa Fe board at its meeting on January 12, 1999 in connection with Chase's presentation and its opinion to the Santa Fe board delivered at a meeting held on January 13, 1999.

   Net Asset Value Based on Discounted Cash Flow Analysis. Using a discounted cash flow methodology based in part on information provided by Santa Fe and Snyder, Chase calculated a range of net asset values of Santa Fe and Snyder and a range of implied exchange ratios. In the analysis, Chase assumed two alternative sets of prevailing prices at which oil and natural gas would sell:
$13.00 per Bbl of oil increasing by 3% per year and $1.90 per MMBtu of natural gas increasing by 3% per year (the "Base Case") and $15.00 per Bbl of oil increasing by 3% per year and $2.10 per MMBtu of natural gas increasing by 3% per year (the "Alternative Case"). Chase also assumed a discount rate of 10% for all domestic divisions and the Argentina division of Santa Fe, and a discount rate of 15% for all other international divisions. In calculating the values of proved reserves, probable and possible reserves, and exploration potential, Chase assumed that proved reserves were equal to 100% of present value, that probable reserves were equal to 35% to 70% of present value, that possible reserves were equal to 10% to 25% of present value and that exploration potential was equal to 5% to 10% of present value. Based on such analysis, Chase calculated an implied exchange ratio of 2.13 for the Alternative Case and 2.52 for the Base Case.

   Contribution Analysis. Chase analyzed the relative contributions of Santa Fe and Snyder to the pro forma combined Santa Fe Snyder based in part on information provided by Santa Fe and Snyder. The analysis indicated that Santa Fe would contribute approximately 59% of the market value of equity plus total debt and preferred stock, if any, less cash, or "firm value," 69.4% of estimated 1998 reserves and 59% of equity market value. The analysis also indicated that the expected contributions of Santa Fe for 1998, 1999 and 2000 would be 62.4%, 59.2% and 62.1%, respectively, for EBITDAX, 71.8%, 70.1% and 68.2%, respectively, for production and 66.2%, 60.7% and 62.7%, respectively, for discretionary cash flow ("DCF"). DCF is equal to net income plus depreciation, depletion and amortization, taxes and exploration expense and any extraordinary items. Based on such analysis Chase calculated an implied exchange ratio range of 1.21 to 2.15.

   Accretion/Dilution Analysis. Chase analyzed the expected pro forma impact of the merger on earnings per share, cash flow per share and net asset value per share for Santa Fe and Snyder for 1999, 2000 and 2001. The analysis assumed $20 million in synergies per year and was based on the diluted shares outstanding and the proposed exchange ratio of 2.05. The pro forma results were calculated based in part on information provided by Santa Fe and Snyder. Chase noted that the merger would be accretive to Santa Fe's earnings per share and cash flow per share in each of 1999, 2000 and 2001. Chase also noted that the merger would be accretive to the net asset value per share of Santa Fe.

   Comparable Company Public Market Valuation. Chase compared certain financial ratios for Santa Fe and Snyder to those for selected groups of companies. Such comparisons were based in part on information provided by Santa Fe and Snyder to Chase and on pro forma estimates for the selected companies which were based on available public consensus estimates. Santa Fe was compared to the following five companies (the "Santa Fe Group"):

  . Apache Corporation
  . Devon Energy Corporation
  . Noble Affiliates, Inc.
  . Pogo Producing Company
  . Vintage Petroleum, Inc.

   Snyder was compared to the following seven companies (the "Snyder Group"):

  . Barrett Resources Corporation
  . Cabot Oil & Gas Corporation
  . Cross Timbers Oil Company
  . Louis Dreyfus Natural Gas Corp.
  . Newfield Exploration Company
  . The Houston Exploration Company
  . Tom Brown, Inc.

   Chase noted that firm equity value as a multiple of estimated EBITDAX ranged from 5.4x to 9.1x for 1998 and 4.2x to 6.5x for 1999 for the Santa Fe Group, and from 5.1x to 8.4x for 1998 and 4.3x to 5.7x for 1999 for the Snyder Group. Using the multiples for the Santa Fe Group, Chase calculated an implied firm value for Santa Fe of $942.5 million to $1,087.0 million based on 1998 estimated EBITDAX, and of $836.7 million to $1,004.0 million based on 1999 estimated EBITDAX. Using the multiples for the Snyder Group, Chase calculated an implied firm value for Snyder of $517.5 million to $603.7 million based on 1998 estimated EBITDAX, and of $546.8 million to $656.2 million based on 1999 estimated EBITDAX. Using the multiples for the Santa Fe Group, Chase calculated an implied share price for Santa Fe of $6.29 to $7.70 based on 1998 estimated EBITDAX, and of $5.27 to $6.89 based on 1999 estimated EBITDAX. Using the multiples for the Snyder Group, Chase calculated an implied share price for Snyder of $11.15 to $13.73 based on 1998 estimated EBITDAX, and of $12.03 to $15.30 based on 1999 estimated EBITDAX.

   Chase also examined equity values as multiples of 1998 and 1999 estimated DCF and noted that equity values as a multiple of estimated DCF ranged from 4.0x to 8.7x for 1998 and 4.4x to 7.3x for 1999 for the Santa Fe Group, and from 4.3x to 7.9x for 1998 and 3.2x to 6.7x for 1999 for the Snyder Group. Using the multiples for the Santa Fe Group, Chase calculated an implied firm value for Santa Fe of $1,002.4 million to $1,144.4 million based on 1998 estimated DCF, and of $932.7 million to $1,075.0 million based on 1999 estimated DCF. Using the multiples for the Snyder Group, Chase calculated an implied firm value for Snyder of $529.7 million to $602.1 million based on 1998 estimated DCF, and of $577.3 million to $668.4 million based on 1999 estimated DCF. Using the multiples for the Santa Fe Group, Chase calculated an implied share price for Santa Fe of $6.87 to $8.25 based on 1998 estimated DCF, and of $6.20 to $7.58 based on 1999 estimated DCF. Using the multiples for the Snyder Group, Chase calculated an implied share price for Snyder of $11.51 to $13.68 based on 1998 estimated DCF, and of $12.94 to $15.66 based on 1999 estimated DCF including $0.67 per share attributable to current market values of certain equity investments of Snyder.

   Based on such analysis, Chase calculated an average implied firm value ranging from $928.6 million to $1,077.7 million for Santa Fe and from $542.8 million to $632.6 million for Snyder. The average implied share price was calculated to range from $6.16 to $7.60 for Santa Fe and from $11.91 to $14.59 for Snyder. Based on such analyses, Chase calculated an implied exchange ratio range of 1.57 to 2.37.

   None of the selected companies reviewed were identical to Santa Fe or Snyder, and, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Santa Fe and Snyder.

   Precedent Transaction Public Market Valuation. Chase analyzed the purchase price and transaction value multiples of 17 selected transactions in the oil and gas industry that were announced in 1997 and 1998. Such analyses were based on publicly available information for the exchange ratios in the relevant transactions and the information for Santa Fe and Snyder provided to Chase. Chase noted that firm values as a multiple of 1998 estimated EBITDAX ranged from 4.2x to 12.8x, that firm values per 1998 proved BOE ranged from $4.95 to $14.66, and that firm values as a multiple of 1998 estimated after tax present value of proved reserves ranged from 0.9x to 2.4x. Based upon these comparisons, Chase calculated an average implied firm value ranging from $1,052.3 million to $1,225.7 million for Santa Fe and from $610.9 million to $712.2 million for Snyder, and an average implied share price ranging from $7.05 to $8.73 for Santa Fe and from $13.36 to $16.39 for Snyder. Based on such analysis Chase calculated an implied exchange ratio range from 1.53 to 2.32.

   None of the selected transactions reviewed were identical to the merger, and, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved in the selected transactions and other factors that could affect the acquisition of the transactions selected compared to the merger.

   Premiums Paid Analysis. Using publicly available information, Chase analyzed stock premiums paid in 15 selected completed or pending transactions that were not limited to the oil and gas industry that were announced as mergers of equals between January 1, 1995 and January 11, 1999 with transaction values between $1 billion and $3 billion. Chase examined the premiums over the trading prices based upon stock prices one day, one week and four weeks prior to the announcement of the selected transactions. The average premiums for the selected transactions over the trading prices one day, one week and four weeks prior to the announcement dates were 5.3%, 7.0% and 10.6%, respectively. The high premiums for the selected transactions over the trading prices based on stock prices one day, one week and four weeks prior to the announcement dates were 34.0%, 31.8% and 35.7%, respectively, and the low premiums were -16.1%, -9.8% and -10.6%, respectively. Using the January 11, 1999 stock prices of $14.25 for Snyder and $6.63 for Santa Fe, the premiums paid analysis led to an implied exchange ratio range of 1.80 to 2.88.

   Chase also examined the premiums over the trading prices based on Santa Fe and Snyder stock prices one day, one week and four weeks prior to the announcement of the merger after the close of trading on January 13, 1999. Using the exchange ratio of 2.05, the premiums to the Snyder stockholders for the merger over the trading prices one day, one week and four weeks prior to the announcement date were -0.12%, -4.22% and 5.23%, respectively.

   None of the selected transactions reviewed were identical to the merger, and, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved in the selected merger of equals transactions and other factors that could affect the acquisition of the transactions selected compared to the merger.

   The following is a summary of implied exchange ratio ranges derived from Chase's net asset value based on discounted cash flow analysis, contribution analysis, comparable public market valuation, precedent transaction public market valuation, and premiums paid analysis, all as described above.

                                                                       Implied
                                                                      Exchange
                         Method of Analysis                          Ratio Range
                         ------------------                          -----------
Net Asset Value Based on Discounted Cash Flow Analysis.............. 2.13x-2.52x
Contribution Analysis............................................... 1.21x-2.15x
Comparable Public Market Valuation.................................. 1.57x-2.37x
Precedent Transaction Public Market Valuation....................... 1.53x-2.32x
Premiums Paid Analysis.............................................. 1.80x-2.88x

   Relative Equity Performance Analysis. Chase compared the stock prices of the Santa Fe common stock and the Snyder common stock for the period from August 1, 1997 to January 11, 1999 against the average stock prices for the following 12 publicly traded companies:

  . Apache Corporation
  . Barrett Resources Corporation
  . Cabot Oil & Gas Corporation
  . Cross Timbers Oil Company
  . Devon Energy Corporation
  . Louis Dreyfus Natural Gas Corp.
  . Newfield Exploration Company
  . Noble Affiliates, Inc.
  . Pogo Producing Company
  . The Houston Exploration Company
  . Tom Brown, Inc.
  . Vintage Petroleum, Inc.

   This comparison showed that during such period Santa Fe's share price fell by 20%, Snyder's share price fell by 23% and the share prices for the 12 subject companies fell by an average of 30%.

   Historical Exchange Ratio Analysis. Chase reviewed the historical trading price of Snyder common stock relative to Santa Fe common stock based on closing sale prices during the period from July 8, 1998 to January 11, 1999. This analysis indicated an average ratio of 2.051 to one for the five trading days ending on January 11, 1999, 1.971 to one for the 10 trading days ending on January 11, 1999, 2.010 to one for the 20 trading days ending on January 11, 1999, 1.959 to one for the 30 trading days ending on January 11, 1999, 1.909 to one for the 60 trading days ending on January 11, 1999, 1.926 to one for the 90 trading days ending on January 11, 1999, and 1.940 to one for the six months ending on January 11, 1999.

   The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is, therefore, not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the opinion of Chase, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Chase opinion. Chase did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support the Chase opinion. In arriving at its opinion, Chase considered the results of all such analyses and did not attribute particular weight to any one analysis or factor considered by it. The analyses performed by Chase, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Chase's analysis of the fairness, from a financial point of view, to the stockholders of Santa Fe, other than Snyder and its affiliates, of the exchange ratio in the merger.

   Chase, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The Chase Manhattan Corporation and its affiliates, including Chase, in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and/or investment banking services to Santa Fe and Snyder, including serving as agent bank under Santa Fe's senior credit facility. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of Santa Fe and Snyder for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   During 1997, Chase participated in an underwriting syndicate related to Snyder's offering of $175 million principal amount of 8.75% Senior Subordinated Notes for which Chase received customary commissions and fees. Chase is also one of the lending banks under Snyder's credit facility. Neither Santa Fe nor Chase believe this prior dealing created any risk of a meaningful conflict precluding Chase's objective representation of Santa Fe for purposes of opining on the fairness to Santa Fe stockholders of the exchange ratio in the merger from a financial point of view.

   The terms of the engagement of Chase by Santa Fe are set forth in a letter agreement, dated January 11, 1999, between Chase and Santa Fe (the "Engagement Letter"). Pursuant to the terms of the Engagement Letter, a fee of $500,000 was payable to Chase upon the date on which Chase advised the Santa Fe board that it was prepared to render an opinion. Chase will receive an additional $1,500,000 upon consummation of the merger, and in the alternative, a fee if the merger transaction fails to occur and Santa Fe receives a termination fee from Snyder. In addition, Santa Fe has agreed to reimburse Chase for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its counsel and reasonable travel and other out-of-pocket expenses, and to indemnify Chase against certain liabilities relating to or arising out of its engagement. To the extent that such indemnification includes liabilities arising under the federal securities laws, it may not be enforceable as it may be determined to be against public policy.

   DLJ Opinion

    In arriving at its opinion, DLJ:

    . reviewed the merger agreement;

    . reviewed certain publicly available business and financial information relating to Santa Fe and Snyder, including, among other things,

      --the Annual Report on Form 10-K and related audited financial statements for the fiscal year ended December 31, 1997,

      --the Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998,

      --the Prospectus dated May 21, 1997 of Snyder related to the offering of the 8 3/4% Senior Subordinated Notes Due 2007,

      --the Prospectus dated May 18, 1994 of Santa Fe related to the offering of the 11% Senior Subordinated Debentures Due 2004,

      --the Proxy Statement on Schedule 14A dated March 20, 1998 of Santa Fe, and

      --the Proxy Statement on Schedule 14A dated April 16, 1998 of Snyder;

    . reviewed certain business and financial information, including certain information as to future financial results, relating to Santa Fe and Snyder, prepared by the respective managements based on, among other things,

      --certain estimates of proved and non-proved reserves,

    -- projected annual production of such reserves in certain domestic and international areas, and

    -- amounts and timing of the cost savings and operating synergies expected to result from a combination of the businesses of Santa Fe and Snyder;

  . discussed the historical operating and financial data and performance of Santa Fe and Snyder with management and operating personnel of each company;

  . discussed operating and other information prepared by the respective managements of Santa Fe and Snyder with management and operating personnel of Santa Fe and Snyder as well as their views of the business, operating and strategic benefits of the merger, including the amount and timing of cost savings and operating synergies expected to result from the merger;

  . compared certain financial, operating and securities data of Santa Fe and Snyder with various other companies that DLJ deemed relevant;

  . reviewed the historical stock prices and trading volumes of the Santa Fe common stock and the Snyder common stock;

  . compared financial terms of the merger with the financial terms of certain other transactions that DLJ deemed relevant; and

  . conducted such other financial studies, analyses and investigations as DLJ deemed necessary and appropriate for purposes of its opinion.

   In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources and that was provided to DLJ by Santa Fe and Snyder or their respective representatives. In particular, DLJ relied upon the estimates of the managements of Santa Fe and Snyder of the operating synergies achievable as a result of the merger and its discussion of such synergies with the managements of Santa Fe and Snyder. With respect to the non-historical financial information supplied to DLJ, DLJ assumed that such information was reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Santa Fe and Snyder as to the future operating and financial performance of each company, respectively. DLJ did not assume any responsibility for making any independent evaluation of Santa Fe's and Snyder's assets or liabilities or for making any independent verification of any of the information reviewed by DLJ.

   In addition, DLJ assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. DLJ also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications, or waivers to any documents to which either Santa Fe or Snyder is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Santa Fe and Snyder of the merger. In addition, DLJ assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   The following summarizes the material analysis performed by DLJ and reviewed with the Santa Fe board at its meeting on January 12, 1999 in connection with DLJ's presentation and its opinion to the Santa Fe board at a meeting held on January 13, 1999.

   The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ opinion. The DLJ opinion does not address the relative merits of the proposed merger or other business strategies being considered by the Santa Fe board, nor does it address the Santa Fe board's decision to proceed with the proposed merger.

   Set forth below is a summary of the material analyses performed by DLJ in connection with the preparation of the DLJ opinion and included in the presentation made by DLJ to the Santa Fe board on January 12, 1999. The following table should be read in conjunction with the more detailed descriptions set forth below.

                                                                    Implied
                                                                Santa Fe/Snyder
                                                                Exchange Ratio
                             Analysis                                Range
                             --------                           ---------------
   Net Asset Value Based on Discounted Cash Flow Analysis...... 1.98x to 2.33x
   Contribution Analysis....................................... 1.21x to 2.12x
   Comparable Company Analysis ................................ 1.55x to 2.79x
   Comparable Transactions Analysis............................ 1.28x to 2.47x
   Historical Exchange Ratio Analysis.......................... 1.88x to 2.21x
   Proposed Santa Fe/Snyder Exchange Ratio.....................      2.05x

   Net Asset Value Based on Discounted Cash Flow Analysis. DLJ estimated, at a range of discount rates and risk factors and under two oil and gas price scenarios, the present value of the future cash flows that Santa Fe could be expected to generate from its proved, probable and possible reserves as of January 1, 1999 based on reserve, production and production cost estimates provided by Santa Fe management. DLJ also estimated a range of present values for cash flows from identified potential exploration prospects. DLJ arrived at a range of present values of future cash flows by using the price scenarios, discount rates and risk factors described below.

   The range of discount rates used was chosen by DLJ and based on an analysis of the weighted average cost of capital of Santa Fe, as well as various industry benchmarks and assumptions provided by and discussed with Santa Fe management. The range of risk factors used was chosen by DLJ and based on various industry benchmarks and assumptions provided by and discussed with Santa Fe management. DLJ added to such estimated values for proved, probable and possible reserves and potential exploration prospects assessments of the value of certain other assets and liabilities of Santa Fe, including other land and acreage, working capital and debt to arrive at a net asset value ("NAV") for Santa Fe. These assessments were made by DLJ based on information provided by Santa Fe's management and on various industry benchmarks and assumptions provided by and discussed with Santa Fe management.

   DLJ estimated, at a range of discount rates and risk factors and under two oil and gas price scenarios, the present value of the future cash flows that Snyder could be expected to generate from its proved, probable and possible reserves as of January 1, 1999 based on reserve, production and production cost estimates provided by Snyder management. DLJ also estimated a range of present values for cash flows from identified potential exploration prospects. DLJ arrived at a present value of future cash flows by using the price scenarios, discount rates and risk factors described below.

   The range of discount rates used was chosen by DLJ and based on an analysis of the weighted average cost of capital of Snyder, as well as various industry benchmarks and assumptions provided by and discussed with the managements of Snyder and Santa Fe. The range of risk factors used was chosen by DLJ and based on various industry benchmarks and assumptions provided by and discussed with Santa Fe management. DLJ added to such estimated values for proved, probable and possible reserves and potential exploration prospects assessments of the value of certain other assets and liabilities of Snyder, including other land and acreage, working capital and debt to arrive at an NAV for Snyder. These assessments were made by DLJ based on information provided by the managements of Snyder and Santa Fe and on various industry benchmarks and assumptions provided by and discussed with Santa Fe management.

   The NAV analysis was performed utilizing two pricing scenarios. The base case assumed NYMEX West Texas Intermediate oil prices of $13.00/barrel with 3% annual escalation and NYMEX Henry Hub natural gas prices of $1.80/MMBtu with 3% annual escalation. The alternative case used $15.00/barrel and $2.00/MMBtu for oil and natural gas prices, respectively, with 3% annual escalation. Discount rates and risk factors were assigned based upon domestic and international determination. Domestic operations were assigned discount rates between 8% and 10% while international operations were assigned discount rates of between 10% and 20%. Reserve category risks were assigned weightings as follows: proved reserves, 90% to 100% of present value; probable reserves, 50% to 70% of present value and possible reserves, 20% of present value. Potential exploration prospects were assigned 0% to 10% of estimated present value, valued at $1.00 to $2.00 per barrel of oil equivalent risked reserve potential.

   The exchange ratio of Santa Fe shares per Snyder share implied from this analysis ranged from a high of 2.33x to a low of 1.98x. Because the proposed exchange ratio of 2.05x was within this range, this analysis supported the DLJ opinion.

                            Net Asset Value Summary

               (in millions, except per share amounts and ratios)

                                    Santa Fe                   Snyder
                             ----------------------- --------------------------
Pricing Case                    Base     Alternative     Base      Alternative
------------                 ----------- ----------- ------------ -------------
                              Low  High   Low  High   Low   High   Low    High
                             ----- ----- ----- ----- ----- ------ ------ ------
Net Asset Value............. $ 455 $ 553 $ 602 $ 830 $ 317 $  374 $  456 $  535
Shares Outstanding.......... 102.6 102.6 102.6 102.6  33.4   33.4   33.4   33.4
NAV/Share................... $4.43 $5.39 $5.87 $8.09 $9.48 $11.21 $13.66 $16.01
Implied Exchange Ratio...... 2.14x 2.08x 2.33x 1.98x

   Contribution Analysis. Based in part upon information provided by Santa Fe and Snyder, DLJ analyzed the relative contributions of each company to the pro forma combined company for the years 1999 through 2000. DLJ analyzed the respective contributions of each company's EBITDAX and net income plus deferred taxes, depreciation, amortization, exploration expense and other non-cash charges ("After-Tax Cash Flow") for the last twelve-month reporting period before the announcement ended on September 30, 1998 ("LTM"), and for the estimated twelve-month periods ending December 31 of 1998 ("1998E"), 1999 ("1999E") and 2000 ("2000E"). DLJ also analyzed the respective contributions of each company's 1998E, 1999E and 2000E production as well as 1998E proved reserves.

   Based upon this analysis, DLJ determined that Santa Fe would contribute EBITDAX on a pro forma basis as follows: 66.6% of LTM; 62.6% of 1998E; 60.5% of 1999E and 62.5% of 2000E. Therefore, adjusting for different levels of leverage at the two companies, the implied percentage of equity value contributed by Santa Fe based on pro forma EBITDAX was as follows: 68.0% of LTM; 62.3% of 1998E; 59.2% of 1999E and 62.1% of 2000E.

   Based upon this analysis, Santa Fe would contribute After-Tax Cash Flow on a pro forma basis as follows: 71.4% of LTM; 66.2% of 1998E; 60.7% of 1999E and 62.8% of 2000E. The implied percentage of equity contributed by Santa Fe's After-Tax Cash Flow on a pro forma basis was equivalent to the above percentages.

   Based upon this analysis, Santa Fe would contribute total production on a pro forma basis as follows: 69.2% of 1998E; 68.1% of 1999E; 66.7% of 2000E. The implied percentage of equity value contributed by Santa Fe based on pro forma production was as follows: 71.7% of 1998E; 70.1% of 1999E; 68.2% of 2000E.

   In addition, DLJ reviewed 1998E proved reserves contributions of each company on an MMBOE basis and concluded that Santa Fe would contribute 67.6% of pro forma reserves which implies 69.3% of equity value.

   The contribution analysis as performed using EBITDAX, production and proved reserves relates to respective contributions to pro forma combined Enterprise Value. Therefore, the contribution analysis based on these measures was adjusted for leverage at Santa Fe and Snyder. The implied percent of equity value denotes each respective company's share of pro forma equity based on its contribution to Enterprise Value, accounting for the debt contributed by each of Santa Fe and Snyder, respectively.

                         Contribution Analysis Summary

                                                       Santa Fe Snyder
                                                       Implied  Implied
                                                         % of    % of   Implied
                                                        Equity  Equity  Exchange
                                                        Value    Value   Ratio
                                                       -------- ------- --------
EBITDAX
LTM...................................................   68.0%   32.0%    1.45x
1998E.................................................   62.3    37.7     1.86
1999E.................................................   59.2    40.8     2.12
2000E.................................................   62.1    37.9     1.87

After-Tax Cash Flow
LTM...................................................   71.4%   28.6%    1.23x
1998E.................................................   66.2    33.8     1.57
1999E.................................................   60.7    39.3     1.99
2000E.................................................   62.8    37.2     1.82

Production (MMBOE)
1998E.................................................   71.7%   28.3%    1.21x
1999E.................................................   70.1    29.9     1.31
2000E.................................................   68.2    31.8     1.44

1998E Proved Reserves (MMBOE).........................   69.3%   30.7%    1.36x
--------------------------------------------------------------------------------

Average...............................................   65.8%   34.2%    1.62x
Medium................................................   66.2    33.8     1.57
High..................................................   71.7    40.8     2.12
Low...................................................   59.2    28.3     1.21

   The exchange ratio of Santa Fe shares per Snyder share implied from this analysis ranged from a high of 2.12x to a low of 1.21x. Because the proposed exchange ratio of 2.05x was within this range, this analysis supported the DLJ opinion.

   Comparable Company Analysis. To provide contextual data and comparative market information, DLJ compared selected share price, earnings and operating and financial ratios for Santa Fe and Snyder to the corresponding data and ratios of two separate groups of companies whose securities are publicly traded. Although no company used in the comparable company analysis is identical to either Santa Fe or Snyder, DLJ believes the selected groups of companies to be appropriate comparisons to the respective companies. Santa Fe was compared to the following companies:

  . Apache Corporation;
  . Enron Oil & Gas Company;
  . Noble Affiliates, Inc.;
  . Nuevo Energy Company;
  . Pogo Producing Company; and
  . Vintage Petroleum, Inc.

Snyder was compared to the following companies:

   .Barrett Resources Corporation;

  . Cross Timbers Oil Company;
  . Devon Energy Corporation;
  . Tom Brown, Inc.;
  . Burlington Resources Inc.; and
  . Louis Dreyfus Natural Gas Corp.

   Such data and ratios included measures of value defined by market capitalization of common stock ("Equity Value") plus total debt, preferred stock and minority interest less cash and cash equivalents of the comparable companies ("Enterprise Value") as a multiple of LTM EBITDAX, 1998E EBITDAX, 1999E EBITDAX, 1997 proved reserves and 1997 pre-tax SEC Value, or standardized measure of discounted future net cash flows. In addition, ratios included Equity Value as a multiple of LTM After-Tax Cash Flow, 1998E After-Tax Cash Flow and 1999E After-Tax Cash Flow. The comparable company analysis was conducted based upon closing share prices on January 8, 1999.

   DLJ analyzed Enterprise Value as a multiple of estimated EBITDAX for both companies. In the analysis of the Santa Fe group, this ranged from 4.2x to 6.8x for LTM, 4.9x to 10.7x for 1998E and 4.9x to 8.3x for 1999E. Based upon these multiples, implied Santa Fe per share values were between $3.81 and $8.12 for LTM, $3.74 and $11.91 for 1998E and $4.83 and $10.37 for 1999E. In the analysis of the Snyder group, the Enterprise Value multiples ranged from 6.2x to 8.7x for LTM, 6.5x to 11.2x for 1998E and 5.5x to 8.5x for 1999E. Based upon these multiples, implied Snyder per share values were between $10.24 and $16.62 for LTM, $11.19 and $23.32 for 1998E and $12.42 and $22.24 for 1999E.

   DLJ also analyzed Equity Value as a multiple of estimated After-Tax Cash Flow for both companies. In the analysis of the Santa Fe group, this ranged from 3.1x to 5.4x for LTM, 3.6x to 6.0x for 1998E and 3.7x to 5.1x for 1999E. Based upon these multiples, implied Santa Fe per share values were between $4.87 and $8.48 for LTM, $4.97 and $8.28 for 1998E and $5.10 and $7.02 for
1999E. In the analysis of the Snyder group, the After-Tax Cash Flow multiples ranged from 3.9x to 9.0x for LTM, 3.9x to 8.3x for 1998E and 3.2x to 7.4x for 1999E. Based upon these multiples, implied Snyder per share values were between $7.53 and $17.37 for LTM, $8.46 and $18.00 for 1998E and $8.72 and $20.17 for
1999E.

   DLJ also analyzed Enterprise Value per BOE of year-end 1997 Reserves for both companies. In the analysis of the Santa Fe group, this ranged from $2.27 to $6.47 per BOE. Based upon these values, implied Santa Fe per share values were between $0.63 and $7.63. In the analysis of the Snyder group, the reserve values ranged from $5.40 to $6.71 per BOE. Based upon these values, implied Snyder per share values were between $6.90 and $9.93.

   DLJ also analyzed Enterprise Value as a percent of year-end 1997 pre-tax SEC Value for both companies. In the analysis of the Santa Fe group, this ranged from 53% to 175%. Based upon these values, implied Santa Fe per share values were between $0.77 and $9.80. In the analysis of the Snyder group, the pre-tax SEC Value percentage ranged from 97% to 146%. Based upon these values, implied Snyder per share values were between $5.30 and $10.81.

                Comparable Publicly Traded Companies--Valuation

                                                              Implied Share
                                        Comparable Average      Valuation
SNYDER                                  ------------------ --------------------
 Valuation Measure                       Low  Median High   Low   Median  High
 -----------------                      ----- ------ ----- ------ ------ ------
Enterprise Value/
  EBITDAX
    LTM................................  6.2x  7.1x   8.7x $10.24 $12.53 $16.62
    1998E..............................  6.5x  7.6x  11.2x  11.19  14.03  23.32
    1999E..............................  5.5x  7.9x   8.5x  12.42  20.28  22.24
  Reserves--MMBOE (YE 1997)............ $5.40 $6.07  $6.71   6.90   8.45   9.93
  Pre-Tax SEC Value (YE 1997)..........   97%  128%   146%   5.30   8.78  10.81

Price/After-Tax Cash Flow per Share
    LTM................................  3.9x  6.7x   9.0x $ 7.53 $12.93 $17.37
    1998E..............................  3.9x  6.8x   8.3x   8.46  14.74  18.00
    1999E..............................  3.2x  6.0x   7.4x   8.72  16.35  20.17

                                        Comparable Average  Implied Valuation
SANTA FE                                ------------------ --------------------
 Valuation Measure                       Low  Median High   Low   Median  High
 -----------------                      ----- ------ ----- ------ ------ ------
Enterprise Value/
  EBITDAX
    LTM................................  4.2x  6.3x   6.8x  $3.81  $7.29 $ 8.12
    1998E..............................  4.9x  7.9x  10.7x   3.74   7.97  11.91
    1999E..............................  4.9x  6.4x   8.3x   4.83   7.28  10.37
  Reserves--MMBOE (YE 1997)............ $2.27 $5.17  $6.47   0.63   5.46   7.63
  Pre-Tax SEC Value (YE 1997)..........   53%  110%   175%   0.77   4.99   9.80

Price/After-Tax Cash Flow per Share
    LTM................................  3.1x  4.6x   5.4x  $4.87  $7.22 $ 8.48
    1998E..............................  3.6x  5.8x   6.0x   4.97   8.00   8.28
    1999E..............................  3.7x  4.6x   5.1x   5.10   6.33   7.02

   The implied exchange ratio of Santa Fe shares per Snyder share was calculated by taking the ratio of implied Santa Fe per share values to implied Snyder per share values from this analysis. These ratios ranged from a high of 2.79x to a low of 1.55x. Because the proposed exchange ratio of 2.05x was within this range, this analysis supported the DLJ opinion.

   Comparable Transactions Analysis. DLJ reviewed publicly available information for a number of selected transactions involving the combination of exploration and production companies completed since January 1, 1997. The transactions selected were not intended to represent a complete list of exploration and production company transactions that have occurred during the last two years. Rather, they include transactions involving combinations of companies with operating characteristics, size or geographical focus that DLJ believed to be comparable to such characteristics of Santa Fe or of Snyder. Santa Fe and Snyder valuations were compared to the valuations of the following transactions, respectively:

                            Comparable Transactions

                 Santa Fe                                                                 Snyder
                 --------                                                                 ------

Mesa, Inc./Greenhill Petroleum Corporation                              TPG Partners II L.P./Belden & Blake Corporation
Mesa, Inc./Parker & Parsley Petroleum Company                           Forcenergy, Inc./Edisto Resources Corporation
Burlington Resources Inc./The Louisiana Land and Exploration            Louis Dreyfus Natural Gas Corp./American Exploration
   Company                                                                 Company
Belco Oil & Gas Corp./Coda Energy, Inc.                                 Chesapeake Energy Corporation/Hugoton Energy Corporation
Ocean Energy, Inc./United Meridian Corporation                          Sonat Inc./Zilkha Energy Company
Atlantic Richfield Company/Union Texas Petroleum Holdings, Inc.

   Although these transactions were used for comparison purposes, none of such transactions is directly comparable to the merger. An analysis of comparable transactions is not purely mathematical, rather it involves complex considerations and judgments concerning similarities and differences in financial, operational and other characteristics of potentially comparable transactions. DLJ reviewed the consideration paid in such comparable transactions in terms of valuation parameters commonly used in the valuation of exploration and production companies in the oil and gas industry.

   DLJ reviewed the consideration paid in such comparable transactions in terms of Enterprise Value as a multiple of LTM EBITDAX for both groups of comparable transactions. In the analysis of the Santa Fe group, this ranged from multiples of 5.6x to 8.3x which implied Santa Fe per share values of between $6.09 and $10.57. In the analysis of the Snyder group, this ranged from multiples of 6.1x to 9.1x which implied Snyder per share values of between $10.05 and $17.73.

   DLJ reviewed the consideration paid in such comparable transactions in terms of Enterprise Value per BOE based upon year end 1997 reserves for both groups of comparable transactions. In the analysis of the Santa Fe group, this ranged from values of $5.76 to $10.98 per BOE which implied Santa Fe per share values of between $6.46 and $15.16. In the analysis of the Snyder group, this ranged from values of $7.32 to $12.64 per BOE which implied Snyder per share values of between $11.33 and $23.64.

   DLJ reviewed the consideration paid in such comparable transactions in terms of Enterprise Value to 1997 pre-tax SEC Value for both groups of comparable transactions. In the analysis of the Santa Fe group, this ranged from values of 61% to 221% which implied Santa Fe per share values of between $1.33 and $13.22. In the analysis of the Snyder group, this ranged from values of 87% to 293% which implied Snyder per share values of between $4.15 and $27.35.

   DLJ also reviewed the consideration paid in such comparable transactions in terms of Equity Value to LTM After-Tax Cash Flow for both groups of comparable transactions. In the analysis of the Santa Fe group, this ranged from multiples of 5.8x to 9.8x which implied Santa Fe per share values of between $9.07 and $15.31. In the analysis of the Snyder group, this ranged from multiples of 5.6x to 8.8x which implied Snyder per share values of between $10.83 and $17.07.

                          Comparable M&A Transactions

                                       Comparable Average   Implied Valuation
                                       ------------------- --------------------
          Valuation Measure             Low  Median  High   Low   Median  High
          -----------------            ----- ------ ------ ------ ------ ------
SNYDER
Enterprise Value/
LTM EBITDAX...........................  6.1x  6.6x    9.1x $10.05 $11.35 $17.73
Reserves--MMBOE (YE 1997)............. $7.32 $7.62  $12.64  11.33  12.03  23.64
Pre-Tax SEC Value (YE 1997)...........   87%  121%    293%   4.15   7.95  27.35
Price/LTM After-Tax CFPS..............  5.6x  7.3x    8.8x  10.83  14.08  17.07
SANTA FE
Enterprise Value/
LTM EBITDAX...........................  5.6x  7.3x    8.3x $ 6.09 $ 8.89 $10.57
Reserves--MMBOE (YE 1997)............. $5.76 $7.48  $10.98   6.46   9.31  15.16
Pre-Tax SEC Value (YE 1997)...........   61%   86%    221%   1.33   3.22  13.22
Price/LTM After-Tax CFPS..............  5.8x  6.1x    9.8x   9.07  10.54  15.31

   The implied exchange ratio of Santa Fe shares per Snyder share calculated by taking the ratio of implied Santa Fe per share values to implied Snyder per share values from this analysis ranged from a high 2.47x to a low of 1.28x. Because the proposed exchange ratio of 2.05x was within this range, this analysis supported the DLJ opinion.

   Historical Exchange Ratio Analysis. DLJ reviewed the relative valuation of common stock between Santa Fe and Snyder for the six month period ending January 8, 1999. DLJ determined that as of the close of trading on January 8, the exchange ratio was 2.21x Santa Fe common shares per Snyder common share. DLJ also determined that for the five trading days ending on January 8, 1999 the average exchange ratio was 1.98x, for the month prior to January 8, 1999 the average exchange ratio was 2.01x, for the 60 days prior thereto the average exchange ratio was 1.88x, for the 90 days prior thereto the average exchange ratio was 1.91x and for the six months prior thereto the average exchange ratio was 1.94x. Because the proposed exchange ratio of 2.05x was within the range of historical exchange ratios, this analysis supported the DLJ opinion.

   Pro Forma Merger Analysis. DLJ also performed a pro forma merger analysis for the years ending December 31, 1999, 2000 and 2001 based in part on information provided by the management of Santa Fe and Snyder to determine the impact of the merger on Santa Fe's net income per share ("EPS") and After-Tax Cash Flow per share. DLJ determined, based upon various assumptions, including estimation of future realized prices of oil and gas, that the merger would be accretive to Santa Fe EPS for the years ending December 31, 1999, 2000 and 2001. In addition, DLJ determined that the merger would be accretive to After-Tax Cash Flow per share in the years ended December 31, 1999, 2000 and 2001. DLJ included synergies related to the elimination of $20.0 million in pro forma general and administrative, operating and exploration expenses in its analysis. Because this analysis indicates the merger will be accretive to Santa Fe shareholders on both an EPS and an After-Tax Cash Flow basis, this analysis supported the DLJ opinion.

   The summary set forth above, which sets forth all of the material provisions of such fairness opinion, does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the merger and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

   Pursuant to terms of an engagement letter agreement, dated January 11, 1998, between DLJ and Santa Fe,

     (1) a fee of $500,000 was payable to DLJ upon the date on which DLJ advised the board that it was prepared to render an opinion and

     (2) Santa Fe has agreed to pay an additional fee of $1.5 million to DLJ upon the successful completion of the merger, and, in the alternative, a fee if the merger transaction fails to occur and Santa Fe receives a termination fee from Snyder. Santa Fe has also agreed to reimburse DLJ for its reasonable expenses including, without limitation, professional and legal fees and disbursements incurred in connection with its engagement, and to indemnify DLJ and related persons against certain liabilities in connection with its engagement, including certain liabilities that may arise under the federal securities laws. This indemnification may be unenforceable as it may be determined to be against public policy. DLJ has previously rendered financial advisory and investment banking services to Santa Fe, for which it has received customary compensation.

   In the ordinary course of business, DLJ may actively trade the securities of Santa Fe and Snyder for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   Snyder's Financial Advisor.

   Snyder engaged Petrie Parkman as its financial advisor in March 1997 to provide advisory and investment banking services with respect to advancing Snyder's strategic objectives. On January 8, 1999, Snyder entered into an amended engagement with Petrie Parkman in connection with a potential combination between Snyder and Santa Fe. On January 13, 1999, Petrie Parkman rendered to the Snyder board its oral opinion, which was subsequently confirmed in writing, that, as of such date and based upon and subject to the matters set forth in the opinion, the exchange ratio of 2.05 shares of Santa Fe common stock for each share of Snyder common stock was fair from a financial point of view to the holders of Snyder common stock. Based on the closing price of the Santa Fe common stock on January 12, 1999, the last trading day before the delivery of Petrie Parkman's opinion, such exchange ratio implies a value for the merger consideration of $12.81. No limitations were imposed by Snyder upon Petrie Parkman with respect to the investigations made or procedures followed by Petrie Parkman in rendering its opinion.

   Set forth below is a summary of Petrie Parkman's opinion, which summary discloses all of the material provisions of such opinion. The full text of Petrie Parkman's opinion dated January 13, 1999, which contains a description of the assumptions made, the matters considered by Petrie Parkman and the limits of its review, is attached hereto as Annex D and is incorporated by reference into this document. Snyder stockholders are encouraged to read the opinion carefully in its entirety. Petrie Parkman's opinion was provided to the Snyder board for its information and is directed to the fairness from a financial point of view, to the holders of the Snyder common stock, of the exchange ratio of 2.05 shares of Santa Fe common stock for each share of Snyder common stock. Petrie Parkman's opinion does not constitute a recommendation to any holder of Snyder common stock as to how such holder should vote at the Snyder special meeting. Petrie Parkman's opinion and its presentation to the Snyder board on January 11, 1999 were among many factors taken into consideration by the Snyder board in making its determination to approve and recommend the merger as contemplated in the merger agreement.

   In arriving at its opinion, Petrie Parkman, among other things:

  . reviewed certain publicly available business and financial information relating to Snyder and Santa Fe, including:

    (a) the Annual Report on Form 10-K and related audited financial statements for the fiscal year ended December 31, 1997;

    (b) the unaudited financial statements for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    (c) the unaudited financial statements of Snyder for the year to date period ended October 31, 1998, which includes an income statement for the month of October 1998, prepared by the management of Snyder;

    (d) a projection dated December 14, 1998 of the balance sheet of Snyder as of December 31, 1998 and the related income statement for the year ended December 31, 1998, prepared by the management of Snyder;

    (e) a projection dated December 16, 1998 of the balance sheet of Santa Fe as of December 31, 1998, prepared by the management of Santa Fe; and

    (f) a projection dated December 16, 1998 of the income statement for the fiscal quarter ended December 31, 1998, prepared by the management of Santa Fe;

  .  reviewed certain estimates of Snyder's reserves, including:

    (a) estimates of proved oil and gas reserves prepared by Netherland, Sewell & Associates, Inc. as of December 31, 1997;

    (b) unaudited proved, probable, possible and other oil and gas reserves prepared by the management and staff of Snyder as of June 30, 1998; and

    (c) preliminary estimates of proved, probable, possible and other oil and gas reserves prepared by the management and staff of Snyder as of December 31, 1998;

  .  reviewed certain estimates of Santa Fe's reserves, including:

    (a) preliminary estimates of proved, probable and possible oil and gas reserves of Santa Fe in the United States offshore Gulf of Mexico, onshore United States Gulf Coast and Argentina prepared by Ryder Scott Petroleum Engineers as of January 1, 1999;

    (b) preliminary estimates of proved, probable and possible oil and gas reserves of Santa Fe in the Jabung field in Indonesia prepared by DeGolyer and MacNaughton as of October 31, 1998; and

    (c) preliminary estimates of proved, probable, possible and other oil and gas reserves of Santa Fe prepared by the management and staff of Santa Fe as of January 1, 1999;

  . analyzed certain historical and other financial and operating data of Snyder and Santa Fe prepared by the management of Snyder and Santa Fe, respectively;

  . discussed the current and projected operations and prospects of Snyder and Santa Fe with the management and operating staffs of Snyder and Santa Fe;

  . reviewed the historical trading history of the Snyder common stock and the Santa Fe common stock;

  . compared recent stock market capitalization indicators for Snyder and Santa Fe with the recent stock market capitalization indicators for certain other publicly traded independent energy companies;

  . compared the financial terms of the merger with the financial terms of certain other transactions that they deemed to be relevant;

  .  reviewed the merger agreement; and

  . reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as they deemed necessary or appropriate.

   In rendering its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of any information supplied or otherwise made available to it by Snyder and Santa Fe. Petrie Parkman further relied upon the assurances of the management of Snyder and Santa Fe that they were unaware of any facts that would make the information provided to Petrie Parkman incomplete or misleading in any material respect. With respect to non-historical financial and operating data, Petrie Parkman assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Snyder and Santa Fe, respectively, relating to the future financial and operational performance of Snyder and Santa Fe. With respect to the estimates of oil and gas reserves, Petrie Parkman assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of Snyder and Santa Fe or their respective engineering consultants relating to the oil and gas properties of Snyder and Santa Fe. Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of Snyder or Santa Fe nor, except for the estimates of oil and gas reserves referred to above, was Petrie Parkman furnished with such an evaluation or appraisal. Consistent with the merger agreement, Petrie Parkman assumed that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

   The following is a summary of certain analyses performed by Petrie Parkman in connection with the preparation of its opinion dated January 13, 1999 and reviewed with the Snyder board on January 11, 1999.

   Discounted Cash Flow Analysis--Snyder. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining the equity reference value range per share of Snyder common stock. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows for Snyder's oil and gas reserve assets based on the reserve estimates referred to above and for its non-reserve assets utilizing information provided by Snyder.

   Petrie Parkman evaluated three scenarios in which the principal variables were oil and gas prices. The three pricing scenarios were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas ("Pricing Case I," "Pricing Case II" and "Pricing Case III," and collectively "Pricing Cases I, II, and III"). Petrie Parkman applied appropriate quality and transportation adjustments to these benchmarks. Benchmark oil prices for Pricing Cases I, II and III were projected to be $13.00, $15.00 and $17.00 per barrel, respectively, for 1999 and were escalated annually thereafter at the rates of 3.0%, 3.0% and 4.0%, respectively; oil prices in each pricing case were capped at $60.00 per barrel. Benchmark gas prices for Pricing Cases I, II and III were projected to be $2.00, $2.20 and $2.40 per MMBtu, respectively, for 1999 and were escalated annually thereafter at the rates of 3.0%, 3.0% and 4.0%, respectively; gas prices in each pricing case were capped at $6.00 per MMBtu. Operating and capital costs were escalated at 3.0% per year.

   Assuming a carry-over of Snyder's existing tax positions, and applying after-tax discount rates ranging from 10.0% to 40.0% to the after tax cash flows, depending on reserve category, the discounted cash flow analysis indicated asset reference value ranges of $465.8 million to $568.5 million for Pricing Case I, $548.6 million to $668.5 million for Pricing Case II and $677.8 million to $827.1 million for Pricing Case III. After deducting long-term obligations of Snyder of $214.7 million from the asset reference value ranges and dividing by the number of shares of Snyder common stock outstanding, the indicated equity reference value ranges per share of Snyder common stock outstanding were $7.53 to $10.61 for Pricing Case I, $10.02 to $13.61 for Pricing Case II and $13.89 to $18.37 for Pricing Case III.

   Comparable Transactions Analysis--Snyder. Petrie Parkman reviewed certain publicly available information on 135 oil and gas property acquisition transactions involving Rocky Mountain, Gulf of Mexico and East Texas / Gulf Coast assets that took place between January 1996 and December 1998 (and four such transactions for which Petrie Parkman had non-public information). Petrie Parkman calculated purchase price multiples of equivalent reserves for the acquired assets in each transaction. The highest, average and lowest multiples of equivalent reserves for the Rocky Mountain transactions were $2.91, $0.74 and $0.22 per Mcfe cubic feet equivalent using a 6.0 Mcf to one barrel of oil conversion ratio ("Mcfe6"), respectively. The highest, average and lowest multiples of Mcfe6 for the Gulf of Mexico transactions were $1.49, $1.08 and $0.59, respectively. The highest, average and lowest multiples of Mcfe6 for the East Texas / Gulf Coast transactions were $4.37, $0.95 and $0.33, respectively. Petrie Parkman determined that, with respect to Snyder, the appropriate benchmark multiples for equivalent proved reserves for the Rocky Mountain, Gulf of Mexico and East Texas / Gulf Coast assets were in the ranges of $0.80 to $0.95 per Mcfe6, $1.00 to $1.25 per Mcfe6, and $0.70 to $1.00 per Mcfe6,
respectively. Petrie Parkman applied the benchmarks to Snyder's corresponding proved reserve figures for each of the geographic regions to yield asset reference value ranges for Snyder's reserves. Following adjustments for Snyder's non-reserve assets, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range of $600.0 million to $725.0 million. After deducting long-term obligations of Snyder of $214.7 million from the composite asset reference value range and dividing by the number of shares of Snyder common stock outstanding, the resulting composite equity reference value range per share of Snyder common stock outstanding was $11.56 to $15.31.

   In addition, Petrie Parkman reviewed certain publicly available information on the following 41 company acquisition transactions and offers for control in the oil and gas exploration and production industry that took place between January 1996 and December 1998:

Acquiror or Bidder for                                              Date of
Control                                  Target                  Announcement
----------------------                   ------                -----------------
Chevron Corp.             Rutherford-Moran Oil Corp.           December 23, 1998
Exxon Corp.               Mobil Corp.                           December 1, 1998
Seagull Energy Corp.      Ocean Energy, Inc.                   November 25, 1998
Kerr-McGee Corp.          Oryx Energy Company                   October 15, 1998
British Petroleum Co.     Amoco Corp.                            August 11, 1998
Devon Energy Corp.        Northstar Energy                         June 29, 1998
USX-Marathon Group        Tarragon Oil & Gas Ltd.                   May 30, 1998
Pogo Producing Company    Arch Petroleum Inc.                       May 29, 1998
Lomak Petroleum, Inc.     Domain Energy Corp.                       May 12, 1998
Atlantic Richfield
 Company                  Union Texas Petroleum Holdings, Inc.       May 4, 1998
Seneca Resources Corp.    Harcor Energy, Inc.                     March 31, 1998
Dominion Energy, Inc.     Archer Resources, Ltd.                  March 11, 1998
Union Pacific Resources
 Group, Inc.              Norcen Energy Resources, Inc.         January 26, 1998
Ocean Energy, Inc.        United Meridian Corp.                December 23, 1997
Sonat, Inc.               Zilkha Energy Company                November 24, 1997
Chesapeake Energy Corp.   Hugoton Energy Corp.                 November 13, 1997
Belco Oil & Gas Corp.     Coda Energy, Inc.                     November 3, 1997
Titan Exploration, Inc.   Offshore Energy Development Corp.    September 9, 1997
Pioneer Natural
 Resources Company        Chauvco Resources Ltd.               September 3, 1997
Texaco Inc.               Monterey Resources, Inc.               August 18, 1997
Burlington Resources
 Inc.                     Louisiana Land & Exploration Company     July 17, 1997
The Meridian Resource
 Corporation              Cairn Energy USA, Inc.                    July 8, 1997
Crestar Energy Inc.       Grad & Walker Energy Corp.                July 2, 1997
Louis Dreyfus Natural
 Gas Corp.                American Exploration Company             June 24, 1997
Union Pacific Resources
 Group Inc.               Pennzoil Company                         June 23, 1997
Forcenergy Inc            Convest Energy Corporation               June 20, 1997
Monterey Resources, Inc.  McFarland Energy, Inc.                   June 17, 1997
The Columbia Gas System
 Inc.                     Alamco, Inc.                              May 27, 1997
Mesa Inc.                 Parker & Parsley Petroleum Company       April 7, 1997
Texas Pacific Group       Belden & Blake Corp.                    March 31, 1997
Northstar Energy Corp.    Morrison Petroleum Ltd.              February 13, 1997
Forcenergy Inc            Great Western Resources Inc.         December 12, 1996
KCS Energy, Inc.          InterCoast Oil and Gas                October 17, 1996
Tom Brown, Inc.           Presidio Oil Company                    August 5, 1996
Seagull Energy
 Corporation              Global Natural Resources Inc.            July 22, 1996
Kaiser Francis Oil
 Company                  Petrocorp Incorporated                   June 17, 1996
Enron Capital & Trade
 Resources Corp.          Clinton Gas Systems, Inc.                 May 24, 1996
Apache Corporation        The Phoenix Resource Companies, Inc.    March 28, 1996
Mobil Corporation         Ampolex Limited                      February 28, 1996
HS Resources, Inc.        Tide West Oil Company                February 26, 1996
Snyder Oil Corporation    Gerrity Oil and Gas Corporation       January 17, 1996

   Using publicly available information, Petrie Parkman calculated total investment multiples of gross pre-tax cash flow for the target company in each transaction. Petrie Parkman defined total investment for the purposes of this analysis as purchase price of equity plus net obligations assumed. For these 41 transactions, the highest, average and lowest multiples of gross pre-tax cash flow were 29.8x, 7.9x and 2.8x, respectively. Petrie

Parkman also calculated purchase price multiples of discretionary cash flow and implied purchase price multiples of equivalent proved reserves and SEC Value for the target company in each transaction. Petrie Parkman defined implied purchase price for the purposes of this analysis as total investment less estimated values of non-reserve assets. The highest, average and lowest multiples of discretionary cash flow were 24.6x, 7.5x and 3.1x, respectively. The highest, average and lowest multiples of equivalent proved reserves were $3.99, $1.31 and $0.54 per Mcfe6, respectively. The highest, average and lowest multiples of SEC Value for 33 of the 41 transactions for which data was available were 5.8x, 1.3x and 0.6x, respectively. Petrie Parkman determined that, with respect to Snyder, the appropriate benchmark multiples for gross pre-tax cash flow, discretionary cash flow, equivalent proved reserves and SEC Value were in the ranges of 7.0 to 10.0x, 6.0 to 9.0x, $0.80 to $1.50 per Mcfe6 and 1.7 to 2.5x, respectively. Petrie Parkman applied these benchmark multiples to Snyder's historical gross pre-tax cash flow, discretionary cash flow, equivalent proved reserves and SEC Value.

   Petrie Parkman also performed a premium analysis, which compared the offer price per target company share with the target company's share price for the periods of one day, 30 days and 60 days prior to public announcement of the offer. The highest, average and lowest premiums were 86.6%, 22.5% and -9.8% for one day prior, respectively, 75.6%, 30.1% and-7.5% for 30 days prior, respectively, and 86.6%, 24.7% and -55.2% for 60 days prior, respectively. Petrie Parkman defined premiums for the purposes of this analysis as excess of offer price over target company's price stated as a percentage above the target company's share price. Petrie Parkman determined that, with respect to Snyder, the appropriate benchmarks for premium to target company's price one day prior, 30 days prior, and 60 days prior were in the ranges of 5% to 25%, 10% to 30%, and 10% to 35%, respectively. Petrie Parkman applied these premium benchmarks to the corresponding stock prices of Snyder. Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range of $650.0 million to $800.0 million. After deducting long-term obligations of Snyder of $214.7 million from the composite asset reference value range and dividing by the number of shares of Snyder common stock outstanding, the resulting composite equity reference value range per share of Snyder common stock outstanding was $13.06 to $17.56.

   Common Stock Comparison--Snyder. Using publicly available information, Petrie Parkman calculated adjusted capitalization multiples of historical financial criteria for EBITDAX, operating cash flow and SEC Value and of equivalent proved reserves for 103 publicly traded independent oil and gas companies. Petrie Parkman also calculated market capitalization multiples of historical financial criteria for discretionary cash flow for such companies. Petrie Parkman defined market capitalization for purposes of this analysis as market value of common equity. The adjusted capitalization of each company was obtained by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock or, if not publicly traded, liquidation or book value and the book value of its minority interest in other companies and subtracting its cash.

   Petrie Parkman determined that 11 companies were relevant to an evaluation of Snyder in the context of reserve location, reserve mix, and reserve life. Accordingly, Petrie Parkman examined in greater detail the following companies:

  .  Barrett Resources Corporation
  .  Cabot Oil and Gas Corporation
  .  Cross Timbers Oil Company
  .  Devon Energy Corporation
  .  Forest Oil Corporation
  .  HS Resources, Inc.
  .  KCS Energy, Inc.
  .  Kelley Oil and Gas Corporation
  .  Louis Dreyfus Natural Gas Corporation
  .  Newfield Exploration Company
  .  Tom Brown, Inc.

   For these 11 companies, the highest, average and lowest adjusted capitalization multiples of LTM EBITDAX were 21.1x, 7.7x and 4.2x, respectively. The highest, average and lowest adjusted capitalization multiples of 1998 estimated EBITDAX were 13.7x, 7.4x and 5.6x, respectively. The highest, average and lowest adjusted capitalization multiples of LTM operating cash flow were 14.9x, 6.3x and 3.8x, respectively. The highest, average and lowest adjusted capitalization multiples of equivalent proved reserves were $2.36, $1.09 and $0.57 per Mcfe6, respectively. The highest, average and lowest adjusted capitalization multiples of SEC Value were 2.0x, 1.5x and 1.0x, respectively. The highest, average and lowest market capitalization multiples of LTM discretionary cash flow were 6.4x, 4.1x and 1.4x, respectively. The highest, average and lowest market capitalization multiples of 1998 estimated discretionary cash flow were 8.2x, 4.7x and 1.7x, respectively. The highest, average and lowest market capitalization multiples of 1999 estimated discretionary cash flow were 7.2x, 4.1x and 1.6x, respectively. Petrie Parkman determined that, with respect to Snyder, the appropriate benchmarks for adjusted capitalization multiples for LTM EBITDAX, 1998 estimated EBITDAX, LTM operating cash flow, equivalent proved reserves and SEC Value were in the ranges of 7.0 to 9.0x, 7.0 to 9.0x, 6.0 to 7.5x, $1.00 to $1.20 per Mcfe6 and
1.7 to 2.1x, respectively, and that the appropriate benchmark market capitalization multiples for LTM discretionary cash flow, 1998 estimated discretionary cash flow, and 1999 estimated discretionary cash flow were in the range of 5.0 to 6.5x, 5.5 to 7.5x, and 5.0 to 7.0x, respectively. Petrie Parkman applied these benchmark multiples to Snyder's LTM and 1998 estimated EBITDAX, LTM operating cash flow, SEC Value, LTM, 1998 estimated and 1999 estimated discretionary cash flow and equivalent proved reserves based on the reserve estimates referred to above. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $600.0 million to $750.0 million. After subtracting long-term obligations of Snyder of $214.7 million and dividing by the number of shares of Snyder common stock outstanding, the composite equity reference value range per share of Snyder common stock outstanding was $11.56 to $16.06.

   Going Concern Analysis--Snyder. Petrie Parkman projected the potential financial performance of Snyder without giving effect to the merger for the five year period beginning on January 1, 1999 using Pricing Cases I, II and
III. Petrie Parkman prepared these projections utilizing information prepared or provided by Snyder management and two capital cases. The first case (the "$0.75/Mcfe6 Finding and Development Cost Case") was based on Snyder's internal company plan dated December 14, 1998 with capital in excess of that provided for in the company plan reinvested for reserve additions at $0.75/Mcfe6. The second case (the "$1.00/Mcfe6 Finding and Development Cost Case") employed the same assumptions as the $0.75/Mcfe6 Finding and Development Cost Case but assumed reinvestment for reserve additions based on a finding and development cost of $1.00/Mcfe6. Capital expenditure levels were based on Snyder's estimated capital budget plus an additional $75 million, $100 million, and $100 million in 2001, 2002, and 2003, respectively, when using Pricing Case II and Pricing Case III. Petrie Parkman calculated a range of terminal equity values by applying terminal multiples of 5.0x, 6.0x and 7.0x to projected 2003 discretionary cash flow. It applied discount rates of 15.0% to 17.5% to terminal equity values. Throughout its analysis, it utilized Snyder's existing tax position.

   A terminal multiple of 5.0x projected 2003 discretionary cash flow yielded equity reference values per share of Snyder common stock outstanding under the $0.75/Mcfe6 Finding and Development Cost ("$0.75/Mcfe6 Finding and Development Costs") Case of $7.21 to $7.86 using Pricing Case I, $12.23 to $13.33 using Pricing Case II and $16.51 to $17.99 using Pricing Case III, and under the $1.00/Mcfe6 Finding and Development Cost ("$1.00/Mcfe6 Finding and Development Costs") Case of $7.21 to $7.86 using Pricing Case I, $11.22 to $12.23 using Pricing Case II and $14.91 to $16.25 using Pricing Case III. A terminal multiple of 6.0x projected 2003 discretionary cash flow yielded equity reference values per share of Snyder common stock outstanding under the $0.75/Mcfe6 Finding and Development Cost Case of $8.56 to $9.53 using Pricing Case I, $14.71 to $16.03 using Pricing Case II and $19.56 to $21.31 using Pricing Case III, and under the $1.00/Mcfe6 Finding and Development Cost Case of $8.56 to $9.53 using Pricing Case I, $13.50 to $14.71 using Pricing Case II and $17.22 to $19.31 using Pricing Case III. A terminal multiple of 7.0x projected 2003 discretionary cash flow yielded equity reference values per share of Snyder common stock outstanding under the $0.75/Mcfe6 Finding and Development Cost Case of $9.91 to $10.80 using Pricing Case I, $17.19 to $18.73 using Pricing Case II and $22.60 to $24.63 using Pricing Case III, and under the $1.00/Mcfe6 Finding and Development Cost Case of $9.91 to $10.80 using Pricing Case I, $15.78 to $17.79 using Pricing Case II and $20.53 to $22.37 using Pricing Case III. From these equity reference value ranges, Petrie Parkman determined a composite equity reference value range per share of Snyder common stock outstanding of $18.00 to $23.50 for the $0.75/Mcfe6 Finding and Development Cost Case and $14.00 to $18.50 for the $1.00/Mcfe6 Finding and Development Cost Case.

   The following is a summary of Snyder's implied reference ranges of asset and equity values derived from Petrie Parkman's discounted cash flow analysis, comparable transaction analysis, capital market comparison and going-concern analysis. The following table should be read together with the more detailed descriptions set forth above.

                                                         Asset
                                                       Reference      Equity
                                                      Value Range    Reference
                                                         ($ in      Value Range
                    Method of Analysis                 millions)      ($/Sh.)
                    ------------------               ------------- -------------
      Discounted Cash Flow
      Pricing Case I................................ $465.8-$568.5  $7.53-$10.61
      Pricing Case II............................... $548.6-$668.5 $10.02-$13.61
      Pricing Case III.............................. $677.8-$827.1 $13.89-$18.37

      Comparable Transactions
      Property Transactions......................... $600.0-$725.0 $11.56-$15.31
      Company Transactions.......................... $650.0-$800.0 $13.06-$17.56

      Capital Market Comparison
      Peer Multiples................................ $600.0-$750.0 $11.56-$16.06

      Going Concern Analysis
      $0.75/Mcfe6 F&D Costs......................... $814.7-$998.1 $18.00-$23.50
      $1.00/Mcfe6 F&D Costs......................... $681.4-$831.4 $14.00-$18.50

   Discounted Cash Flow Analysis--Santa Fe. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining the equity reference value range per share of Santa Fe common stock. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows for Santa Fe's oil and gas reserve assets based on the reserve estimates referred to above and its non-reserve assets utilizing information provided by Santa Fe under Pricing Cases I, II and III described above. Assuming a carry-over of Santa Fe's existing tax position and applying after-tax discount rates ranging from 10.0% to 30.0%, depending on reserve category, to the after tax cash flow, the discounted cash flow analysis indicated asset reference value ranges of $619.7 million to $805.3 million for Pricing Case I, $838.4 million to $1,070.2 million for Pricing Case II and $1,130.9 million to $1,427.4 million for Pricing Case III. After deducting long-term obligations of Santa Fe of $332.0 million from the asset reference value ranges and dividing by the number of shares of Santa Fe common stock outstanding, the indicated equity reference value ranges per share of Santa Fe common stock outstanding are $2.81 to $4.63 for Pricing Case I, $4.95 to $7.22 for Pricing Case II and $7.82 to $10.72 for Pricing Case III.

   Comparable Transactions Analysis--Santa Fe. Petrie Parkman reviewed certain publicly available information on 68 oil and gas property acquisition transactions involving Permian, Gulf of Mexico/Gulf Coast and international assets that took place between January 1996 and December 1998 and one such transaction for which Petrie Parkman had non-public information. Petrie Parkman calculated purchase price multiples of equivalent reserves for the acquired assets in each transaction. The highest, average and lowest multiples of equivalent reserves for the Permian transactions were $11.33, $4.66 and $1.39 per barrel of oil equivalent using a 6.0 Mcf to one barrel of oil conversion ratio ("Boe6"), respectively. The highest, average and lowest multiples of Boe6 for the Gulf of Mexico/Gulf Coast transactions were $8.96, $6.51 and $3.69, respectively. The highest, average and lowest multiples of Boe6 for the international transactions were $9.76, $4.96 and $0.64, respectively. Petrie Parkman determined that, with respect to Santa Fe, the appropriate benchmark multiples for equivalent proved reserves for the Permian, Gulf of Mexico/Gulf Coast and International assets were in the ranges of $3.75 to $4.75 per Boe6, $6.00 to $7.50 per Boe6, and $4.50 to $6.50 per Boe6,
respectively. Petrie Parkman applied the benchmarks to Santa Fe's corresponding proved reserve figures for each of the geographic regions to yield asset reference value ranges for Santa Fe's reserves. Following adjustments for Santa Fe's non-reserve assets, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range of $950.0 million to $1.3 billion. After deducting long-term obligations of Santa Fe of $332.0 million from the composite asset reference value range and dividing by the number of shares of Santa Fe common stock outstanding, the resulting composite equity reference value range per share of Santa Fe common stock outstanding was $6.05 to $9.47.

   In addition, Petrie Parkman reviewed certain publicly available information on the 41 company acquisition transactions and offers for control described above. Petrie Parkman determined that, with respect to Santa Fe, the appropriate benchmark multiples for gross pre-tax cash flow, discretionary cash flow, equivalent proved reserves and SEC Value were in the ranges of 5.0 to 8.0x, 4.0 to 7.5x, $4.50 to $7.00 per Boe6 and 1.5 to 2.0x, respectively. Petrie Parkman applied these benchmark multiples to Santa Fe's historical gross pre-tax cash flow, discretionary cash flow, equivalent proved reserves and SEC Value. Petrie Parkman also performed a premium analysis as described above. Petrie Parkman determined that, with respect to Santa Fe, the appropriate benchmarks for premium to target company's price one day prior, 30 days prior, and 60 days prior were in the ranges of 5% to 25%, 10% to 30%, and 10% to 35%, respectively. Petrie Parkman applied these premium benchmarks to the corresponding stock prices of Santa Fe. Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $1.0 billion to $1.3 billion. After deducting long-term obligations of Santa Fe of $332.0 million from the composite asset reference value range and dividing by the number of shares of Santa Fe common stock outstanding, the resulting composite equity reference value range per share of Santa Fe common stock outstanding was $6.53 to $9.47.

   Common Stock Comparisons--Santa Fe. Using publicly available information, Petrie Parkman calculated adjusted capitalization multiples of historical financial criteria for EBITDAX, operating cash flow and SEC Value and of equivalent proved reserves for 103 publicly traded independent oil and gas companies. Petrie Parkman also calculated market capitalization multiples of historical financial criteria for discretionary cash flow for such companies.

   Petrie Parkman determined that 13 companies were relevant to an evaluation of Santa Fe in the context of reserve location, reserve mix and reserve life. Accordingly, Petrie Parkman examined in greater detail the following companies:

  .  Anadarko Petroleum Corporation
  .  Apache Corporation
  .  EEX Corporation
  .  Enron Oil & Gas Company
  .  Kerr-McGee Corporation
  .  Ocean Energy, Inc.
  .  Oryx Energy Company
  .  PennzEnergy Company
  .  Pioneer Natural Resources Company
  .  Pogo Producing Company
  .  Seagull Energy Corporation
  .  Triton Energy Limited
  .  Vintage Petroleum, Inc.

   For these 13 companies, the highest, average and lowest adjusted capitalization multiples of LTM EBITDAX were 15.1x, 6.7x and 3.1x, respectively. The highest, average and lowest adjusted capitalization multiples of 1998 estimated EBITDAX were 18.3x, 7.0x and 3.9x, respectively. The highest, average and lowest adjusted capitalization multiples of LTM operating cash flow were 12.0x, 5.3x and 3.1x, respectively. The highest, average and lowest adjusted capitalization multiples of equivalent proved reserves were $8.04,

$5.35 and $2.09 per Boe6, respectively. The highest, average and lowest adjusted capitalization multiples of SEC Value were 2.5x, 1.6x and 0.7x, respectively. The highest, average and lowest market capitalization multiples of LTM discretionary cash flow were 13.2x, 4.0x and 1.6x, respectively. The highest, average and lowest market capitalization multiples of 1998 estimated discretionary cash flow were 46.7x, 8.3x and 1.7x, respectively. The highest, average and lowest market capitalization multiples of 1999 estimated discretionary cash flow were 16.7x, 5.5x and 1.4x, respectively. Petrie Parkman determined that, with respect to Santa Fe, the appropriate benchmarks for adjusted capitalization multiples for LTM EBITDAX, 1998 estimated EBITDAX, LTM operating cash flow, equivalent proved reserves and SEC Value were in the ranges of 4.5 to 6.5x, 5.5 to 7.0x, 4.0 to 6.0x, $4.00 to $5.25 per Boe6 and
1.0 to 1.5x, respectively, and that the appropriate benchmark market capitalization multiples for LTM discretionary cash flow, 1998 estimated discretionary cash flow and 1999 estimated discretionary cash flow were in the range of 3.5 to 5.0x, 4.0 to 6.0x and 3.0 to 5.0x, respectively. Petrie Parkman applied these benchmark multiples to Santa Fe's LTM and 1998 estimated EBITDAX, LTM operating cash flow, SEC Value, LTM, 1998 estimated and 1999 estimated discretionary cash flow and equivalent proved reserves based on the reserve estimates referred to above. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $900.0 million to $1.2 billion. After subtracting long-term obligations of Santa Fe of $332.0 million and dividing by the number of shares of Santa Fe common stock outstanding, the composite equity reference value range per share of Santa Fe common stock outstanding was $5.56 to $8.49.

   Going Concern Analysis--Santa Fe. Petrie Parkman projected the potential financial performance of Santa Fe without giving effect to the merger for the five year period beginning on January 1, 1999 using Pricing Cases I, II and
III. Petrie Parkman prepared these projections utilizing information prepared or provided by Santa Fe management and two capital cases. The first case (the "$4.50/Boe6 Finding and Development Cost Case") was based on Santa Fe's internal company plan dated December 16, 1998 with capital in excess of the company plan reinvested for reserve additions at $4.50/Boe6. The second case (the "$6.00/Boe6 Finding and Development Cost Case") employed the same assumptions as the $4.50/Boe6 Finding and Development Cost Case but assumed reinvestment for reserve additions based on a finding and development cost of $6.00/Boe6. Capital expenditure levels were based on Santa Fe's estimated capital budget plus an additional $200 million and $250 million in 2002 and 2003, respectively, when using Pricing Cases II and III. Petrie Parkman calculated a range of terminal equity values by applying terminal multiples of 4.0x, 5.0x and 6.0x to projected 2003 discretionary cash flow. It applied discount rates of 15.0% to 17.5% to terminal equity values. Throughout its analysis, it utilized Santa Fe's existing tax position.

   A terminal multiple of 4.0x projected 2003 discretionary cash flow yielded equity reference values per share of Santa Fe common stock outstanding under the $4.50/Boe6 Finding and Development Cost ("$4.50/Boe6 Finding and Development Costs") Case of $5.22 to $5.69 using Pricing Case I, $8.31 to $9.05 using Pricing Case II and $10.76 to $11.72 using Pricing Case III, and under the $6.00/Boe6 Finding and Development Cost ("$6.00/Boe6 Finding & Development Costs") Case of $5.22 to $5.69 using Pricing Case I, $7.91 to $8.62 using Pricing Case II and $10.45 to $11.39 using Pricing Case III. A terminal multiple of 5.0x projected 2003 discretionary cash flow yielded equity reference values per share of Santa Fe common stock outstanding under the $4.50/Boe6 Finding and Development Cost Case of $6.53 to $7.11 using Pricing Case I, $10.38 to $11.31 using Pricing Case II and $13.45 to $14.66 using Pricing Case III, and under the $6.00/Boe6 Finding and Development Cost Case of $6.53 to $7.11 using Pricing Case I, $9.89 to $10.77 using Pricing Case II and $13.07 to $14.24 using Pricing Case III. A terminal multiple of 6.0x projected 2003 discretionary cash flow yielded equity reference values per share of Santa Fe common stock outstanding under the $4.50/Boe6 Finding and Development Cost Case of $7.83 to $8.54 using Pricing Case I, $12.46 to $13.58 using Pricing Case II and $16.14 to $17.59 using Pricing Case III, and under the $6.00/Boe6 Finding and Development Cost Case of $7.83 to $8.54 using Pricing Case I, $11.86 to $12.93 using Pricing Case II and $15.68 to $17.09 using Pricing Case
III. From these equity reference value ranges, Petrie Parkman determined a composite equity reference value range per share of Santa Fe common stock outstanding of $8.25 to $13.00 for the $4.50/Boe6 Finding and Development Cost Case and $6.75 to $10.25 for the $6.00/Boe6 Finding and Development Cost Case.

   The following is a summary of Santa Fe's implied reference ranges of asset and equity values derived from Petrie Parkman's discounted cash flow analysis, comparable transaction analysis, capital market comparison and going-concern analysis.

                                                                       Equity
                                                   Asset Reference   Reference
                                                     Value Range    Value Range
                  Method of Analysis               ($ in millions)    ($/Sh.)
                  ------------------              ----------------- ------------
      Discounted Cash Flow
      Pricing Case I.............................     $619.7-$805.3  $2.81-$4.63
      Pricing Case II............................   $838.4-$1,070.2  $4.95-$7.22
      Pricing Case III........................... $1,130.9-$1,427.4 $7.82-$10.72
      Comparable Transactions
      Property Transactions......................   $950.0-$1,300.0  $6.05-$9.47
      Company Transactions....................... $1,000.0-$1,300.0  $6.53-$9.47
      Capital Market Comparison
      Peer Multiples.............................   $900.0-$1,200.0  $5.56-$8.49
      Going Concern Analysis
      $4.50/Boe6 F&D Costs....................... $1,175.3-$1,660.9 $8.25-$13.00
      $6.00/Boe6 F&D Costs....................... $1,022.0-$1,379.8 $6.75-$10.25

   Contribution Analysis. Petrie Parkman analyzed certain historical and projected financial and operational effects of the merger for the three-year period beginning January 1, 1997. Petrie Parkman calculated relative contributions of year-end reserves, daily production, sales revenues, EBITDAX, discretionary cash flow, book asset value, shareholders equity, net debt, market value and enterprise value. The analysis was based on historical measures and management forecasts for each of Snyder and Santa Fe. The following table sets forth the contribution Snyder would make to combined financial position results and operations of Santa Fe Snyder.

                                                  Year
                                                 Ending  Year Ending Year Ending
                                                12/31/97  12/31/98    12/31/99
                       Measure                  (Actual) (Estimated) (Estimated)
                       -------                  -------- ----------- -----------
      Reserves.................................    31%        32%         32%
      Production...............................    29%        30%         32%
      Sales Revenue............................    35%        33%         34%
      EBITDAX..................................    28%        36%         38%
      Discretionary Cash Flow..................    22%        33%         37%
      Book Asset Value.........................    39%        35%         33%
      Shareholders' Equity.....................    34%        32%         34%
      Net Debt.................................   n.a.        36%         32%
      Market Value.............................    33%        37%        n.a.
      Enterprise Value.........................    37%        38%        n.a.

   Pro Forma Merger Analysis. Petrie Parkman analyzed certain pro forma financial effects of the merger for the three-year period beginning January 1, 1999 using Pricing Cases I, II and III as described above. In connection with such analysis, Petrie Parkman assessed the past performance of the managements of Snyder and Santa Fe, reviewed certain historical and other financial and operating data prepared or provided by the managements of Snyder and Santa Fe and had discussions with members of the management of Snyder and Santa Fe, respectively, with respect to the current operations and the future financial and operating performance of Santa Fe on a stand-alone basis and after giving effect to the merger. In its analysis, Petrie Parkman utilized the exchange ratio of 2.05 shares of Santa Fe common stock for each share of Snyder common stock as set forth in the merger agreement and made certain assumptions about cost savings and depreciation, depletion and amortization expenses. This analysis indicated that the merger would be accretive to projected Santa Fe earnings per share over the three-year period ending December 31, 2001 using Pricing Case I, neutral to accretive over the three-year period using Pricing Case II, and dilutive for the fiscal years ending December 31,

1999 and 2000 and slightly accretive for the fiscal year ending December 31, 2001 using Pricing Case III. The analysis indicated that the merger would be slightly accretive to Santa Fe's discretionary cash flow per share over the three-year period ending December 31, 2001 using Pricing Case I and slightly dilutive to neutral over the three-year period using Pricing Case II and Pricing Case III. The analysis also indicated that the merger would result in lower total debt to total book capitalization ratios than projected for Santa Fe on a stand-alone basis for the three-year period ending December 31, 2001 using Pricing Cases I, II and III. The analysis also indicated that for the same three-year period, and using Pricing Cases I, II and III, the merger would result in improved debt coverage, specifically, the debt to cash flow ratio, than projected for Santa Fe on a stand-alone basis.

   The description set forth above constitutes a summary of the analyses employed by Petrie Parkman in rendering its opinion to the Snyder board. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis. Any estimates resulting from its analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, no assurances can be given that such estimates will prove to be accurate.

   No company used in the analysis of other publicly traded companies nor any transaction used in the analyses of comparable transactions summarized above is identical to Snyder, Santa Fe or the merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the selected companies and the companies in the selected transactions and other factors that would affect the public trading value and acquisition value of the selected companies and the selected transactions, respectively.

   Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Snyder selected Petrie Parkman as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

   Petrie Parkman has in the past provided financial advisory services to Snyder and Santa Fe and has received customary fees for such services. In particular, Petrie Parkman advised Santa Fe in connection with Santa Fe's initial public offering of shares of, and the 1997 spin-off of its remaining shares of, its subsidiary, Monterey. Additionally, a representative of Petrie Parkman actively involved in advising Snyder in the merger negotiation and preparation of the fairness opinion previously served as a senior executive of Santa Fe and subsequently Monterey. None of Snyder, Santa Fe or Petrie Parkman believe that this prior advisory or employment relationship created any risk of a meaningful conflict precluding Petrie Parkman's objective representation of Snyder for purposes of opining on the fairness of the exchange ratio to holders of Snyder common stock.

   Pursuant to the terms of the engagement letter between Petrie Parkman and Snyder dated March 26, 1997, as amended on January 8, 1999, Snyder has agreed to pay Petrie Parkman a transaction fee, contingent and payable upon the consummation of the merger of Santa Fe and Snyder, in an amount of $3 million. Whether or not the merger is consummated, Snyder has also agreed to reimburse Petrie Parkman for its out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify Petrie Parkman and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under federal securities laws. To the extent that such indemnification includes liabilities arising under the federal securities laws, it may not be enforceable as it may be determined to be against public policy.

Accounting Treatment

   Santa Fe Snyder intends to account for the merger as a purchase under generally accepted accounting principles. Under those rules, Santa Fe Snyder will record the assets and liabilities of Snyder on its books at their estimated fair market values. See the "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this document.

Material U.S. Federal Income Tax Consequences

   The following sets forth the opinions of Andrews & Kurth L.L.P. and Vinson & Elkins L.L.P. as to the material federal income tax consequences that are expected to result from the merger. These opinions do not intend to deal with all aspects of federal income taxation that may affect particular Snyder stockholders in light of their individual circumstances and do not consider the effect of any applicable state, local or foreign tax laws. Further, these opinions only apply to Snyder stockholders who hold shares of Snyder common stock as capital assets and do not deal with special classes of investors, such as:

  . insurance companies;

  . tax-exempt organizations;

  . financial institutions;

  . broker-dealers;

  . foreign persons or entities; or

  . persons who acquired shares of Snyder common stock upon the exercise of employee options or otherwise as compensation.

Accordingly, Snyder stockholders should seek tax advice as to their particular circumstances.

   The following opinions are based upon current law. Future legislative, judicial or administrative changes or interpretations could alter or modify the following statements and conclusions, and any of these changes or interpretations could be retroactive and could affect the tax consequences to the Snyder stockholders.

   Tax Opinions Regarding the Merger. Completion of the merger is conditioned upon the receipt by Santa Fe of an opinion of Andrews & Kurth L.L.P. in form and substance satisfactory to Santa Fe, and the receipt by Snyder of an opinion of Vinson & Elkins L.L.P. in form and substance satisfactory to Snyder. These opinions, dated the effective time of the merger, will be based on the facts, representations and assumptions set forth in the opinions, and will state that the merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code and that Santa Fe and Snyder will each be a "party to a reorganization" as this phrase is described in Section 368(b) of the Internal Revenue Code.

   Completion of the merger is also conditioned upon receipt by Snyder of an opinion of Vinson & Elkins L.L.P. stating that, except for the federal income tax consequences described below under "--Cash in Lieu of Fractional Shares," Snyder stockholders will recognize no gain or loss by reason of the merger upon the exchange of shares of Snyder common stock for shares of Santa Fe common stock.

   Both Santa Fe and Snyder may waive the receipt of these opinions of counsel. If either Santa Fe or Snyder waives this condition, we will circulate a new proxy advising the stockholders that the condition to receive the required tax opinion prior to the merger has been waived and we will give the stockholders of the company who waived the condition an opportunity to reconsider their vote.

   Andrews & Kurth L.L.P. and Vinson & Elkins L.L.P. cannot assure that the Internal Revenue Service will not take a contrary view, and neither Santa Fe nor Snyder will seek a ruling from the IRS concerning the federal income tax consequences of the merger. The opinions are not guarantees that the merger will be tax-free and are not binding on the IRS or the courts. In rendering these opinions, Andrews & Kurth L.L.P. and Vinson & Elkins L.L.P. have assumed that the merger will be consummated as contemplated by this document. Each firm has received customary representations of facts from Santa Fe and Snyder upon which they have relied.

   Treatment of Santa Fe and Snyder. It is the opinion of Andrews & Kurth L.L.P. and Vinson & Elkins L.L.P. that Santa Fe and Snyder will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code and that for federal income tax purposes, Snyder will not recognize any gain or loss with respect to the exchange of Santa Fe common stock and Snyder common stock as a result of the merger. It is also the opinion of Andrews & Kurth L.L.P. that for federal income tax purposes, Santa Fe will not recognize any gain or loss with respect to the exchange of Santa Fe common stock and Snyder common stock as a result of the merger.

   Treatment of Holders of Snyder Common Stock. It is the opinion of Vinson & Elkins L.L.P. that, except for the federal income tax consequences described below under "--Cash in Lieu of Fractional Shares," a Snyder stockholder who, under the merger, exchanges Snyder common stock for Santa Fe common stock generally will not recognize any gain or loss upon the exchange. A Snyder stockholder's aggregate tax basis in Santa Fe common stock received in the merger will equal the holder's aggregate tax basis in Snyder common stock surrendered in the exchange, reduced by any tax basis allocable to fractional shares exchanged for cash. The holding period of the shares of Santa Fe common stock received by a Snyder stockholder in the merger will include the holding period of the Snyder common stock surrendered in the exchange.

   Cash in Lieu of Fractional Shares. We will not issue any fractional shares of Santa Fe common stock in the merger. A Snyder stockholder who receives cash instead of fractional shares of Santa Fe common stock will be treated as having received fractional shares in the merger and then as having received cash for these fractional shares in a redemption by Santa Fe. Any gain or loss attributable to these fractional shares generally will be capital gain or loss. The amount of this gain or loss will equal the difference between the holder's tax basis of Snyder common stock surrendered in the merger that is allocated to fractional shares and the cash received instead of fractional shares. Any capital gain or loss will be treated as long-term capital gain or loss if a Snyder stockholder has held the Snyder common stock for more than one year at the effective time. Capital gain on assets held for more than one year by a non-corporate stockholder is generally subject to federal income tax at a maximum 20% capital gains rate.

   Backup Withholding. Unless an exemption applies under the applicable law and regulations, the exchange agent may be required to withhold, and, if required, will withhold, 31% of any cash payments to a Snyder stockholder in the merger unless the holder provides the appropriate form. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, a holder should complete and sign the Substitute Form W-9 enclosed with the letter of transmittal sent by the exchange agent. This completed form provides the information, including the holder's taxpayer identification number, and certification necessary to avoid backup withholding.

   The foregoing opinions do not address the particular facts and circumstances of any particular holder of Snyder common stock. In addition, the foregoing opinions do not address any non-income tax or any foreign, state or local tax consequences of the merger nor do they address the tax consequences of any transactions other than the merger or any aspect of the merger not involving the exchange of Snyder common stock. Snyder stockholders should seek tax advice to determine their particular United States federal, state, local or foreign income or other tax consequences.

Regulatory Matters; Certain Legal Matters

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated by the Federal Trade Commission, the merger may not be consummated until the following steps have been taken:

  . Premerger Notification and Report Forms have been submitted and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice; and

  . required waiting periods have expired or terminated.

   On February 16, 1999 and February 24, 1999, notifications required under the Hart-Scott-Rodino Antitrust Improvements Act were filed with the FTC and the Antitrust Division. On February 25, 1999, early termination of the statutory waiting period related to the February 16 filings was granted. On March 9, 1999, early termination of the statutory waiting period related to the February 24 filings was granted.

   At any time before or after the consummation of the merger and notwithstanding the expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period, any federal or state antitrust authority could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of all or part of the assets of Santa Fe or Snyder. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit.

   If the Antitrust Division, or any federal or state antitrust authority, were to challenge the merger, the consummation of the merger could be postponed beyond June 30, 1999, in which event, either Santa Fe or Snyder may terminate the merger agreement, pursuant to its terms, at any time thereafter. See "The Merger Agreement--Termination of the Merger Agreement" on page 64.

No Appraisal Rights

   Under the laws of the state of Delaware, which is the state of incorporation of both Snyder and Santa Fe, the common stockholders of Snyder and Santa Fe are not entitled to appraisal rights with respect to the merger.

Federal Securities Laws Consequences; Resale Restrictions

   This document does not cover resales of the Santa Fe common stock to be received by the stockholders of Snyder upon consummation of the merger, and no person is authorized to make any use of this document in connection with those resales.

   All shares of Santa Fe common stock received by Snyder stockholders in the merger will be freely transferable, except that shares of Santa Fe common stock received by persons who are deemed to be "affiliates" as defined under the Securities Act of 1933 of Snyder may be resold by them only in transactions permitted by the resale provisions of Rule 145 or Rule 144 in the case of such persons who become affiliates of Santa Fe or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Snyder or Santa Fe generally include individuals or entities that control, are controlled by, or are under common control with, those persons and may include officers and directors of Snyder or Santa Fe as well as significant stockholders. The merger agreement requires Snyder to use its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of any of the shares of Santa Fe common stock issued to them in the merger in violation of the Securities Act of 1933 or the rules and regulations promulgated by the Securities and Exchange Commission.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of Santa Fe common stock and Snyder common stock as reported on the NYSE Composite Transaction Tape, in each case based on published financial sources, and the dividends declared on the stock.

   On July 25, 1997 Santa Fe distributed pro rata to its common stockholders all of the shares of Monterey Resources, Inc. that it owned by means of a tax-free distribution. The market price of Santa Fe's common stock declined to reflect the distribution of 0.44 common shares of Monterey for each common share of Santa Fe. Between the distribution date and November 4, 1997, the date that Monterey's common shares were exchanged for shares of Texaco, Inc. under the merger agreement between the two companies, the market price of Monterey's common shares ranged from a low of $13.875 to a high of $21.1875 in the third quarter of 1997 and ranged from a low of $19.9375 to a high of $21.5625 in the fourth quarter of 1997.

                           Snyder Common Stock            Santa Fe Common Stock
                         ------------------------------- ------------------------------------
                         Market Price            Cash    Market Price                 Cash
                         -----------------     Dividends --------------------      Dividends
                          High       Low       Declared   High         Low          Declared
                         ------     ------     --------- -------      -------      ----------
1997
  First Quarter......... $  19 1/8  $  14 5/8   $0.065   $   15 7/8   $   12 1/2          --
  Second Quarter........    19         15 1/4    0.065       15 3/4       12 5/8          --
  Third Quarter.........    23 5/8     18 3/16   0.065       15 1/2        8 1/16         --
  Fourth Quarter........    24 7/8     16 3/4    0.065       14 1/16       9 7/8          --

1998
  First Quarter.........    21 7/16    15        0.065       11 11/16      8 13/16        --
  Second Quarter........    22 1/2     17 3/8    0.065       11 9/16       9 3/8          --
  Third Quarter.........    21 1/4     14 9/16   0.065       11            6 27/32        --
  Fourth Quarter........    17 5/16    11 1/4    0.065        9 3/16       5 3/8          --

1999
  First Quarter (through
   March 30, 1999)......    15 1/4      9 7/16   0.065        7 7/8        4 3/4          --

   Snyder and Santa Fe stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

           INTERESTS OF CERTAIN DIRECTORS AND OFFICERS IN THE MERGER

Snyder

   Snyder stockholders should note that a number of directors and executive officers of Snyder have interests in the merger as employees and directors that are different from, or in addition to, those of the Snyder stockholders, as described below.

   Snyder Employment Agreement. Snyder and William A. Hargett have entered into an employment agreement, which will be replaced at the effective time with a Santa Fe Snyder employment agreement. If within a period of two years after the effective time, Santa Fe Snyder terminates Mr. Hargett's employment other than for misconduct or Mr. Hargett terminates his employment for good reason, he would be entitled to receive two years' compensation under his Santa Fe Snyder employment agreement. For a description of the Santa Fe Snyder employment agreement, see "--Santa Fe" beginning on page 56.

   Snyder Option Agreements. Stock options issued under Snyder's 1990 Stock Plan for Non-Employee Directors and Amended and Restated 1989 Stock Option Plan for employees would become fully vested and exercisable immediately prior to the merger, but would be canceled upon consummation of the merger. As of March 19, 1999, officers and directors of Snyder held stock options to purchase a total of 1,226,850 shares of Snyder common stock under these Snyder stock option plans. The weighted average exercise price of these stock options is $16.16 per share of Snyder common stock. The merger agreement provides that at the effective time each Snyder stock option held by officers continuing their employment with Santa Fe Snyder and by Snyder directors would be replaced with options to purchase shares of Santa Fe Snyder common stock at a number and exercise price based on the exchange ratio. The Santa Fe Snyder stock options would be exercisable on the same terms and conditions stated in the canceled Snyder stock options, except that the Santa Fe Snyder stock options would be fully exercisable upon their grant.

   Snyder Change in Control Severance Agreements. Except for William G. Hargett whose employment agreement is discussed above, Snyder has entered into change in control severance agreements with each of its officers. The merger will constitute a change in control under the change in control severance agreements. Any officer not offered employment with Santa Fe Snyder or who terminates his employment because of a change in duties will be entitled to receive severance benefits equal to two years' salary under his Snyder agreement.

   Notwithstanding the foregoing, the merger agreement provides that any officer of Snyder who is offered employment with Santa Fe Snyder shall surrender his Snyder change in control severance agreement in exchange for an employment agreement with Santa Fe Snyder. The Santa Fe Snyder employment agreement will contain severance and other terms except as to title and compensation available to similarly situated employees within Santa Fe Snyder. For purposes of all the Santa Fe Snyder employment agreements, the merger would constitute a change in control. However, no employee would be entitled to compensation and benefits under his Santa Fe employment agreement unless within a period of two years after the effective time either Santa Fe terminates the employee's employment other than for misconduct or the employee terminates his employment for good reason. For a description of the Santa Fe Snyder employment agreement, see "--Santa Fe" beginning on page 56.

   Other Snyder Employee Benefit Plans. Several of the executive officers and directors of Snyder participate in the Snyder Oil Corporation Deferred Compensation Plan for Select Employees and the Snyder Oil Corporation Directors Deferral Plan. For purposes of the Employee Deferral Plan, the merger would constitute a change in control and employee benefits under the plan would become immediately vested. The aggregate amount of deferred compensation benefits accelerating for the benefit of all directors participating in the Employee Deferral Plan is approximately $86,000. All benefits are vested under the Director Deferral Plan and no acceleration of benefits accrues to Snyder directors under the plan as a result of the merger.

Santa Fe

   Thirteen of Santa Fe's executives have employment agreements with Santa Fe for which the merger will begin a two-year period during which the executive will be entitled to receive severance benefits if his employment is terminated either by Santa Fe for any reason other than for misconduct or by the executive for a good reason.

   Under the Santa Fe employment agreements, on a qualifying termination the executive will be entitled to receive a lump sum payment equal to the sum of

  . two times the executive's annual base salary; and

  . the maximum bonus payable to the executive that year under the annual bonus plan. However, Mr. Payne will be entitled to receive three times and Messrs. Boyt and Radtke two times the sum of their annual base salary and the greater of

     --their target bonus for that year, and

     --their average bonus for the three preceding years.

In addition, Santa Fe will provide the executive with

  . continued welfare benefits in the form of life, health, accident and disability insurance for two years, and three years in the case of Mr. Payne;

  . outplacement services; and

  . payment of a cash amount equal to the "spread" or fair market value of the award, as applicable, to cancel all stock-based awards granted to the executive after the merger.

   If any payments to these executives other than Mr. Payne, whether under their employment agreement or otherwise, results in the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, the amount payable pursuant to the employment agreement will be reduced automatically if the reduction will avoid "golden parachute" tax consequences and result in a greater net after-tax benefit to the executive than if no reduction were made. If a golden parachute excise tax will be imposed on any payment made to Mr. Payne, he will be entitled to receive an additional cash payment sufficient to make him "whole" on a net after-tax basis for the excise tax, all other taxes and any interest or penalties on the "make-whole" payment.

   If all executives with Santa Fe employment agreements were to be terminated by Santa Fe other than for misconduct or were to resign with good reason on the effective time, Santa Fe's aggregate additional liability under the Santa Fe employment agreements based on December 31, 1998 compensation levels without giving effect to the limitations described above is estimated to be approximately $9.3 million.

   The merger will constitute a "change in control" for purposes of Santa Fe's stock compensation plans, annual bonus plans and severance plan. As a result, at the effective time:

  . Santa Fe employees and directors may exercise any stock options they hold;

  . all restrictions on shares of restricted stock held by Santa Fe employees and directors will lapse;

  . all goals associated with phantom stock awards held by Santa Fe employees will be considered met and these awards will become payable in cash; and

  . each participant in Santa Fe's incentive compensation plans who remains employed at year-end will be entitled to receive a cash bonus at the end of 1999 equal to the maximum bonus that would have been payable to the participant if all performance goals for 1999 had been met in full. The 1999 bonus will be prorated for participants who terminate prior to year-end and is not payable to any executive who receives payments under his employment agreement for a qualifying termination in 1999.

   As of March 19, 1999, there were a total of

  . 1,596,475 shares of Santa Fe common stock reserved for purchase under stock options of officers that will become fully exercisable upon consummation of the merger, the weighted average exercise price of which is $9.26 per share;

  . 115,507 shares of restricted stock held by officers, the restrictions on which will lapse upon consummation of the merger; and

  . 713,899 phantom units held by officers which will be paid upon consummation of the merger in cash in an amount equal to the aggregate value of the same number shares of Santa Fe common stock.

   Also, the Santa Fe board of directors has agreed to pay GKH Partners, L.P. a fee for financial advisory services provided to Santa Fe in connection with the merger in the amount of $500,000 upon consummation of the merger. Melvyn N. Klein, a director of Santa Fe, is the sole stockholder of a general partner of GKH Partners, L.P. An affiliate of GKH Partners, L.P. owns approximately 5.1% of Santa Fe's common stock and is party to a registration rights agreement with Santa Fe.

                              THE MERGER AGREEMENT

   The following describes the material terms of the merger agreement. The full text of the merger agreement is attached as Annex A to this document and is incorporated by reference in this document. We encourage you to read the entire merger agreement.

Structure; Effective Time

   The merger agreement provides for the merger of Snyder with and into Santa Fe, with Santa Fe surviving the merger. The merger will become effective at the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later time as agreed in writing by the parties and specified in the certificate of merger, which is expected to occur as soon as practicable after the last condition precedent to the merger set forth in the merger agreement has been satisfied or waived.

Conversion or Cancellation of Shares of Snyder Common Stock in the Merger

   Except as described in the following sentence, under the merger agreement each share of Snyder common stock outstanding immediately prior to the effective time will, at the effective time, automatically convert into 2.05 shares of Santa Fe common stock. See also "The Merger--Consideration" on page
16. All shares of Snyder common stock that are owned by Snyder as treasury stock and any shares of Snyder common stock owned by Santa Fe or any subsidiary of Santa Fe will, at the effective time, be canceled and no payment will be made for these shares.

Santa Fe Snyder Board of Directors and Board Committees

   The merger agreement provides that immediately after the effective time Santa Fe shall take any action as shall be required to cause the Santa Fe board of directors to increase to 11 members, divided into three classes. Under the merger agreement, on February 24, 1999 the Snyder board designated, and the Santa Fe board has nominated John C. Snyder, John A. Hill, Harold R. Logan, Jr., James E. McCormick and Edward T. Story to stand for election as directors of Santa Fe at the Santa Fe special meeting.

   The Santa Fe board of directors unanimously recommends that the Santa Fe stockholders vote "for" each of these individuals to be members of the Santa Fe Snyder board of directors, commencing immediately after the merger. For a description of each nominee's background and the class of Santa Fe Snyder's board of directors for which they have been nominated, see "Election of Directors" on page 80. Immediately after the effective time, John C. Snyder will be the chairman of the board of directors of Santa Fe Snyder and the persons listed under "Directors and Officers of Santa Fe Snyder Following the Merger" on page 72 will be named as the senior executive officers of Santa Fe Snyder.

   Under the merger agreement we have agreed that Santa Fe Snyder will have a nominating committee consisting of Messrs. Snyder, Payne and two additional members of the board of directors, one of which will be designated by Mr. Snyder and the other by Mr. Payne.

Employee Stock Options

   At the effective time, each option to purchase shares of Snyder common stock outstanding under any employee stock option or compensation plan or arrangement of Snyder, whether or not vested or exercisable, will be canceled. All holders of Snyder options to be canceled in the merger other than Snyder employees receiving severance will each be entitled to receive from Santa Fe replacement options to purchase common stock of Santa Fe Snyder on terms comparable to those of the canceled Snyder options. The number of shares of common stock of Santa Fe Snyder to be issued upon exercise under the option and the exercise price of the option will be computed in compliance with the requirements of
Section 424(a) of the Internal Revenue Code. Snyder has agreed that it will, prior to the effective time, use all commercially reasonable efforts to obtain any required consents and take any other permitted action, if any, as may be necessary to give effect to the transactions contemplated by this paragraph. Except as contemplated by this paragraph, Snyder has agreed that it will not, without the written consent of Santa Fe, amend any outstanding options to purchase shares of Snyder common stock, including any amendment to accelerate the vesting thereof.

Conversion of Shares

   Before the effective time, Santa Fe will appoint an exchange agent for the purpose of exchanging certificates representing shares of Snyder common stock for shares of Santa Fe common stock. Promptly after the effective time, Santa Fe or the exchange agent will send each holder of Snyder common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the exchange agent. Holders of Snyder common stock who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive 2.05 shares of Santa Fe common stock for each surrendered share of Snyder common stock. Holders of unexchanged shares of Snyder common stock will not be entitled to receive any dividends or other distributions payable by Santa Fe after the effective time until their certificates are surrendered. Upon surrender, however, the holders will receive accumulated dividends and distributions payable on the related shares of Santa Fe common stock after the effective time, without interest, together with cash in lieu of any fractional shares of Santa Fe common stock. Holders of Snyder common stock will receive a check in the amount of their share of the net proceeds from the sale of fractional shares of Santa Fe common stock in the market by the exchange agent.

Conduct of Business Prior to Merger

   From the date of the execution of the merger agreement until the effective time, Snyder and its subsidiaries and Santa Fe and its subsidiaries are required to conduct their business only in the ordinary course consistent with past practice and oil field practices standard in the industry, to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. In particular, except as otherwise provided in the merger agreement, during this period, Snyder may not, without Santa Fe's prior written consent, and Santa Fe may not, without Snyder's prior written consent:

  . settle any material tax audit, make or change any material tax election, or file any material amended tax return;

  . issue any securities or amend the terms of any of its outstanding securities;

  . incur indebtedness outside the ordinary course of business;

  . fail to make a required contribution to an employee benefit plan;

  . increase the compensation payable or modify the employment or severance agreements with any executive officer or former employee;

  . enter into any settlement of litigation outside the ordinary course of business;

  . change any of its accounting policies, except for any change required by GAAP;

  . take any action giving rise to a claim under the Worker Adjustment and Retraining Notification Act or any similar state laws or regulation;

  . amend any engagement letter with its financial advisor(s); or

  . agree or commit to any of the foregoing.

   In addition, during this period, except as provided for in the merger agreement, neither Snyder nor any of its subsidiaries may, without Santa Fe's prior written consent, and neither Santa Fe nor any of its subsidiaries may, without Snyder's prior written consent:

  . adopt any amendments to its organizational documents;

  . enter into any mergers or consolidations exceeding $10 million individually or $30 million in the aggregate;

  . pay dividends other than Snyder's regular dividend or intercompany dividends;

  . repurchase, redeem or otherwise acquire any of its or its subsidiaries' outstanding stock other than intercompany acquisitions of capital stock;

  . become bound to participate in any operation with respect to oil and gas interests that will cost in excess of $10 million individually or $50 million in the aggregate, unless the operation is a currently existing obligation of the company;

  . enter into certain hedging transactions not in accordance with the company's hedging policy;

  . sell, lease or otherwise dispose of or create a lien on any of its material assets outside its ordinary course of business, other than pursuant to existing contracts or commitments;

  . take, commit to take or fail to take any action that would cause a representation or warranty made in the merger agreement to be inaccurate; or

  . agree or commit to any of the foregoing.

Covenants and Agreements

   Special Meetings; Proxy Material. Santa Fe and Snyder have agreed to cause the special meetings of their stockholders to be duly called and held as promptly as practicable for the purpose of voting on the approval and adoption of the merger agreement, and, in the case of Santa Fe, the election of directors, as discussed in this document.

   No Solicitation. The merger agreement provides that until it is terminated, Santa Fe and Snyder and their respective subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any acquisition proposal or engage in negotiations with, or disclose any nonpublic information relating to Santa Fe or Snyder or their respective subsidiaries, or afford access to their respective properties, books or records to any person that has made or may be considering making an acquisition proposal. However, Santa Fe and Snyder and their respective boards are permitted to take and disclose a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. In addition, Santa Fe and Snyder and their respective boards may furnish information to or enter into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire Santa Fe or Snyder, as the case may be, pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or similar transaction, or withdraw, modify or change their recommendation of the merger agreement or the merger or recommend an acquisition proposal which is a superior acquisition proposal, if:

  . the Santa Fe or Snyder board, as the case may be, after considering the written advice of outside legal counsel, determines in good faith that the action is required for the board to comply with its fiduciary duties to stockholders imposed by applicable law;

  . contemporaneously with furnishing this information to, or entering into discussions or negotiations with, this person or entity either Santa Fe or Snyder, as the case may be, provides written notice to the other party to the effect that it is furnishing information to, or entering into discussions or negotiations with, this person or entity; and

  . Santa Fe or Snyder, as the case may be, uses all reasonable efforts to keep the other party informed in all material respects of the status and terms of any negotiations or discussions, including the identity of the person or entity with whom the negotiations or discussions are being held, and provides the other party with copies of the written proposals and any amendments, revisions or correspondence regarding these proposals.

   The merger agreement defines the term "acquisition proposal" to mean any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Santa Fe or

Snyder or any of their respective subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by the merger agreement. The merger agreement defines the term "superior acquisition proposal" to mean a bona fide written acquisition proposal which the board of directors concludes in good faith after consultation with its financial advisors and legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal,

  . would, if consummated, result in a transaction that is more favorable to their company's stockholders from a strategic and financial point of view, than the transactions contemplated by the merger agreement; and

  . is reasonably capable of being completed.

   Reasonable Commercial Efforts. Each party has agreed to use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement.

   Employee Benefits Matters. The merger agreement provides that, as soon as reasonably practicable on or after the effective time, Santa Fe Snyder will establish compensation and employee benefit plan programs for the continuing employees of Santa Fe Snyder that provide similarly situated employees with compensation and benefits on substantially the same basis, to the extent reasonably practicable. Until these programs are established, Santa Fe Snyder shall provide that the continuing employees shall be eligible to continue to participate in the respective employee benefit plans of Santa Fe and Snyder, or shall be eligible to participate in any combination of these plans or new plans as Santa Fe Snyder deems appropriate. The employees of Snyder shall be given credit for their service with Snyder prior to the effective time for all purposes under the compensation and employee benefit plans of Santa Fe Snyder, other than the accrual of benefits under any defined benefit plan. However, any member of the senior management of Snyder who continues employment with Santa Fe Snyder who is receiving compensation and benefits immediately prior to the effective time in excess of that being received at that time by similarly situated Santa Fe employees shall continue to receive the level of compensation and benefits, but shall not be eligible for upward compensation and benefits adjustments until the compensation and benefits of the former member of Snyder's senior management are in the aggregate equal to that received by a similarly situated Santa Fe employee.

   Following the effective time, most former Snyder employees who are employed by Santa Fe Snyder will be eligible for grants commensurate with grants provided to similarly situated Santa Fe employees under the applicable stock option plans maintained by Santa Fe Snyder. In addition, most persons who were employees of Snyder immediately prior to the effective time who become employees of Santa Fe Snyder will receive an annual grant of stock options during the summer of 1999 on terms as established by the past practices of Santa Fe and commensurate with grants usually provided to similarly situated Santa Fe employees dependent on the availability of shares under the applicable stock option plans of Santa Fe Snyder.

   Indemnification and Insurance of Snyder Officers and Directors. Santa Fe has agreed that for six years after the effective time, it will indemnify and hold harmless the present and former directors and officers of Snyder, and any Snyder employee who acts as a fiduciary under any of the Snyder employee benefit plans, to the extent provided by the Delaware General Corporation Law and Snyder's certificate of incorporation and bylaws in effect at the effective time, against certain liabilities. Santa Fe also agreed to maintain Snyder's officers' and directors' liability insurance policy, or to purchase a "tail" policy thereunder, for a period of at least six years after the effective time, provided that the aggregate amount of premiums paid for the insurance during this period shall not exceed $500,000.

   Additional Mutual Covenants. The merger agreement contains certain mutual covenants of the parties, including covenants relating to:

  . not jeopardizing the intended tax treatment of the merger;

  . public announcements;

  . preparation of this document;

  . notification of certain matters;

  . access to information;

  . further assurances;

  . cooperation in connection with governmental filings and in obtaining consents and approvals;

  . the listing of the Santa Fe common stock to be issued in conjunction with the merger; and

  . confidential treatment of non-public information.

Representations and Warranties of Snyder and Santa Fe

   The merger agreement contains substantially reciprocal representations and warranties of Snyder and Santa Fe as to various matters such as:

  . due organization and good standing;

  . corporate authorization to enter into the contemplated transactions;

  . governmental approvals required in connection with the contemplated transactions;

  . absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions;

  . capitalization;

  . subsidiaries;

  . filings with the SEC;

  . financial statements;

  . absence of certain material changes, including changes which would have a material adverse effect, since September 30, 1998;

  . absence of undisclosed material liabilities;

  . compliance with laws and court orders;

  . litigation;

  . financial advisor fees;

  . tax matters;

  . employee matters;

  . environmental matters;

  . tax treatment of the merger;

  . opinions of financial advisors;

  . patents and other proprietary rights;

  . status and operation of oil and gas properties;

  . reserve reports;

  . required stockholder votes or consents;

  . hedging; and

  . year 2000 issues.

   In addition, the merger agreement contains representations and warranties of Snyder and Santa Fe that neither Section 203 of the Delaware General Corporation Law nor any other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated by the merger agreement, and that both Santa Fe and Snyder have taken all action necessary to render the rights issued pursuant to the terms of their respective rights agreements inapplicable to the merger agreement and the transactions contemplated in the merger agreement.

   The merger agreement defines the term "material adverse effect" to mean any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, operations, assets, properties, prospects or results of operations of Santa Fe or its subsidiaries, taken as a whole, or Snyder and its subsidiaries, taken as a whole, as the case may be; provided, that the term shall not include effects on Santa Fe or Snyder resulting from general economic conditions or from market conditions, including, without limitation, changes in the market prices for oil and gas then prevailing generally in the oil and gas industry. Many of the representations and warranties in the merger agreement are qualified by the absence of a material adverse effect.

   The representations and warranties in the merger agreement do not survive the effective time.

Conditions to the Merger

   Conditions to the Obligations of Each Party. The obligations of Santa Fe and Snyder to consummate the merger are dependent on to the satisfaction of the following conditions:

  . the merger agreement shall have been approved by the requisite vote of the stockholders of Santa Fe and Snyder;

  . any applicable waiting period under the Hart-Scott-Rodino Antitrust
    Improvements Act of 1976 relating to the merger shall have expired or been terminated;

  . the absence of any statute, regulation, judgment, injunction, order or decree that would prohibit the consummation of the merger;

  . the registration statement to register the shares of Santa Fe common stock to be issued in the merger shall have been filed by Santa Fe with the Securities and Exchange Commission and been declared effective and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for this purpose shall be pending before or threatened by the Securities and Exchange Commission; and

  . the shares of Santa Fe common stock to be issued in the merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   Conditions to the Obligations of Santa Fe. The obligation of Santa Fe to consummate the merger is further subject to the satisfaction of the following conditions:

  . Snyder shall have performed in all material respects the obligations required to be performed by it at or prior to the effective time and each of the representations and warranties contained in the merger agreement that is qualified as to materiality shall be true and correct in all respects and each of the representations not so qualified shall be true and correct in all material respects as of the effective time as if made at that time, except that the accuracy of representations and warranties that by their terms speak as of a specified date other than as of the date of the merger agreement will be determined as of the specified date, and Santa Fe shall have received a certificate signed by an executive officer of Snyder to the foregoing effect;

  . all proceedings to be taken by Snyder in connection with the transactions contemplated by the merger agreement and all documents, instruments and certificates to be delivered by Snyder in connection with the transactions will be reasonably satisfactory in form and substance to Santa Fe and its counsel; and

  . Santa Fe shall have received an opinion from Andrews & Kurth L.L.P. that

     --the merger shall constitute a reorganization under Section 368(a) of the Internal Revenue Code,

     --Santa Fe and Snyder will each be a party to that reorganization, and

     --no gain or loss will be recognized by Santa Fe or Snyder by reason of the merger.

   Conditions to the Obligations of Snyder. The obligation of Snyder to consummate the merger is further subject to the satisfaction of the following conditions:

  . Santa Fe shall have performed in all material respects the obligations required to be performed by it at or prior to the effective time and each of the representations and warranties contained in the merger agreement that is qualified as to materiality shall be true and correct in all respects and each of the representations not so qualified shall be true and correct in all material respects as of the effective time as if made at that time, except that the accuracy of representations and warranties that by their terms speak as of a specified date other than as of the date of the merger agreement will be determined as of that specified date, and Snyder shall have received a certificate signed by an executive officer of Santa Fe to the foregoing effect;

  . all proceedings to be taken by Santa Fe in connection with the transactions contemplated by the merger agreement and all documents, instruments and certificates to be delivered by Santa Fe in connection with the transactions will be reasonably satisfactory in form and substance to Snyder and its counsel; and

  . Snyder shall have received an opinion from Vinson & Elkins L.L.P. that

     --the merger shall constitute a reorganization under Section 368(a) of the Internal Revenue Code,

     --Santa Fe and Snyder will each be a party to that reorganization,

     --no gain or loss will be recognized by Snyder by reason of the merger, and

    --no gain or loss will be recognized by holders of Snyder common stock by reason of the merger upon the conversion of shares of Snyder common stock into Santa Fe common stock, except with respect to cash received in lieu of fractional shares.

Termination of the Merger Agreement

   Right to Terminate. The merger agreement may be terminated at any time prior to the effective time, whether before or after approval by the boards of directors or stockholders of Snyder or Santa Fe:

  . by the mutual written consent of Snyder and Santa Fe;

  . by either Snyder or Santa Fe if the effective time has not occurred on or before June 30, 1999; provided, that this right to terminate the merger agreement shall not be available to any party whose breach of any of its covenants or agreements under the merger agreement results in the failure of the merger to be consummated by June 30, 1999;

  . by either Snyder or Santa Fe if there is any applicable law, rule or regulation that makes consummation of the merger illegal or otherwise prohibited or if any final and non-appealable judgment, injunction, order or decree enjoining any party from consummating the merger is entered;

  . by either Snyder or Santa Fe if the requisite stockholder approval is not obtained by a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

  . by Snyder, if Santa Fe is in material breach of the merger agreement and the breach is not cured in all material respects within 20 business days after notice of the breach;

  . by Santa Fe, if Snyder is in material breach of the merger agreement and the breach is not cured in all material respects within 20 business days after notice of the breach;

  . by Snyder, if the Santa Fe board withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Snyder or the Santa Fe board recommends to the stockholders of Santa Fe any acquisition proposal or resolves to do any of the foregoing or a tender offer or exchange offer for outstanding shares of capital stock of Santa Fe representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Santa Fe board does not, within the applicable period required by law, recommend that stockholders not tender their shares into the tender or exchange offer;

  . by Santa Fe, if the Snyder board withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Santa Fe or the Snyder board recommends to the stockholders of Snyder any acquisition proposal or resolves to do any of the foregoing or a tender offer or exchange offer for outstanding shares of capital stock of Snyder representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Snyder board does not, within the applicable period required by law, recommend that stockholders not tender their shares into the tender or exchange offer;

  . by Snyder or Santa Fe, if Snyder accepts a bona fide written acquisition proposal which the board of directors of Snyder concludes in good faith is a superior acquisition proposal and pays the applicable termination fee to Santa Fe; or

  . by Santa Fe or Snyder, if Santa Fe accepts a bona fide written acquisition proposal which the board of directors of Santa Fe concludes in good faith is a superior acquisition proposal and pays the applicable termination fee to Snyder.


   If the merger agreement is validly terminated, only provisions related to the following will survive:

  . confidentiality;

  . termination fees and expenses;

  . information supplied for use in this document;

  . the right to participate in the defense of stockholder lawsuits;

  . notices;

  . governing law;

  . jurisdiction; and

  . waiver of a jury trial.

   A party will only be liable for the termination of the merger agreement if the party is in willful, reckless, or grossly negligent breach of any provision of the merger agreement. The confidentiality agreement entered into between Santa Fe and Snyder on December 16, 1998 will continue in effect despite termination of the merger agreement.

Termination Expenses

   The merger agreement provides that, except as provided below, all expenses incurred by the parties to the merger agreement shall be borne solely and entirely by the party that has incurred the expenses. If the merger agreement is terminated for any reason, Santa Fe or Snyder will share equally in all expenses, excluding all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by a party related to the preparation, printing, filing and mailing of this document, and all SEC and other regulatory filing fees incurred in connection with the registration statement regarding the issuance of Santa Fe common stock, this document and the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   Snyder Termination Expenses. The merger agreement generally provides that Snyder shall pay Santa Fe a termination fee of $25 million, plus Santa Fe's reasonable out-of-pocket expenses, if the merger agreement is terminated in the following circumstances:

  . Snyder stockholder approval is not obtained;

  . the Snyder board withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Santa Fe, recommends to the stockholders of Snyder any acquisition proposal for Snyder or does not recommend that the stockholders do not tender or exchange their shares pursuant to a tender offer or exchange offer for Snyder capital stock representing 50% or more of the power to vote generally for the election of directors;

  . Snyder accepts a superior proposal; or

  . in the event of a material breach of any covenant or agreement in the merger agreement by Snyder.

   If the merger agreement is terminated in the manner set forth in the second and third bullet points above, Snyder will be obligated to pay Santa Fe the termination fee and Santa Fe's reasonable expenses without any further requirements or pre-conditions to the payment obligation. If, however, the merger agreement is terminated in the manner set forth in either the first or fourth bullet points above, Snyder will be obligated to pay Santa Fe's reasonable expenses, but will only be obligated to pay Santa Fe the termination fee if within nine months after the termination Snyder accepts a written offer with respect to, or enters into a written agreement to consummate or consummates, a transaction which, if offered or proposed, would constitute an acquisition proposal.

   Santa Fe Termination Expenses. The merger agreement generally provides that Santa Fe shall pay Snyder a termination fee of $25 million, plus Snyder's reasonable out-of-pocket expenses, if the merger agreement is terminated in the following circumstances:

  . Santa Fe stockholder approval is not obtained;

  . the Santa Fe board withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Snyder, recommends to the stockholders of Santa Fe any acquisition proposal for Santa Fe or does not recommend that the stockholders do not tender or exchange their shares pursuant to a tender offer or exchange offer for Santa Fe capital stock representing 50% or more of the power to vote generally for the election of directors;

  . Santa Fe accepts a superior proposal; or

  . in the event of a material breach of any covenant or agreement in the merger agreement by Santa Fe.

   If the merger agreement is terminated in the manner set forth in the second and third bullet points above, Santa Fe will be obligated to pay Snyder the termination fee and Snyder's reasonable expenses without any further requirements or pre-conditions to the payment obligation. If, however, the merger agreement is terminated in the manner set forth in either the first or fourth bullet points above, Santa Fe will be obligated to pay Snyder's reasonable expenses but will only be obligated to pay Snyder the termination fee if within nine months after the termination Santa Fe accepts a written offer with respect to, or enters into a written agreement to consummate or consummates, a transaction which if offered or proposed, would constitute an acquisition proposal.

Amendments; No Waivers

   Any provision of the merger agreement may be amended or waived prior to the effective time only if the amendment or waiver is in writing and signed, in the case of any amendment, by Santa Fe and Snyder, or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that

  . after the approval of the merger agreement by the stockholders of Snyder, no amendment or waiver shall, without the further approval of the Snyder stockholders, reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of Snyder; and

  . after the approval of the merger agreement by the stockholders of Santa
    Fe, no amendment or waiver shall, without the further approval of the Santa Fe stockholders, modify or change the exchange ratio of 2.05 shares of Santa Fe common stock per share of Snyder common stock in a manner adverse to the Santa Fe stockholders.

                             SNYDER SPECIAL MEETING

   This document is furnished in connection with the solicitation of proxies from the holders of Snyder common stock by the Snyder board for use at the Snyder special meeting. This document and accompanying form of proxy are first being mailed to the stockholders of Snyder on or about April 6, 1999.

Time and Place; Purpose

   The Snyder special meeting will be held at 10:00 a.m., local time, on Wednesday, May 5, 1999 at The St. Regis Hotel (formerly The Luxury Collection), 1919 Briar Oaks Lane, Houston, Texas 77027. At the Snyder special meeting and any adjournment or postponement of the Snyder special meeting, the stockholders of Snyder will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger and any other matters as may properly come before the Snyder special meeting.

   Snyder stockholder approval and adoption of the merger and the merger agreement is required by the Delaware General Corporation Law.

   The Snyder board has unanimously approved the terms of the merger agreement and the consummation of the merger contemplated by the merger agreement, unanimously believes that the terms of the merger and the merger agreement are fair to, and in the best interests of, Snyder and its stockholders, and unanimously recommends that holders of Snyder common stock vote "for" approval and adoption of the merger and the merger agreement.

   One or more representatives of Petrie Parkman are expected to be present at the special meeting to answer appropriate questions of stockholders of Snyder and to make a statement if so desired.

Record Date; Voting Rights and Proxies

   Only holders of record of Snyder common stock at the close of business on March 19, 1999 are entitled to notice of and to vote at the Snyder special meeting. As of the record date, there were 33,376,997 shares of Snyder common stock outstanding, each of which entitled its holder to one vote. There were approximately 2,100 holders of record on the record date.

   All shares of Snyder common stock represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, these shares of Snyder common stock will be voted "for" approval and adoption of the merger and the merger agreement. Snyder does not know of any matters other than the approval of the merger and the merger agreement that are to come before the Snyder special meeting. If any other matter or matters are properly presented for action at the Snyder special meeting, the persons named in the enclosed form of proxy and acting under the proxy will have the discretion to vote on those matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to Snyder by signing and returning a later dated proxy, or by voting in person at the Snyder special meeting. Votes cast by proxy or in person at the Snyder special meeting will be tabulated by the inspector of election appointed for the meeting.

Solicitation of Proxies

   Proxies are being solicited by and on behalf of the Snyder board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Snyder in person or by telephone, telegram or other means of communication. Those directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Snyder common stock held of record by those persons and these firms will be reimbursed for reasonable expenses incurred in forwarding those materials. Snyder and

Santa Fe have retained Corporate Investor Communications to assist in the solicitation of proxies from Snyder's and Santa Fe's stockholders. The total fees and expenses of Corporate Investor Communications are estimated to aggregate $10,000 and will be shared by Snyder and Santa Fe.

   Snyder stockholders should not send any certificates representing Snyder common stock with their proxy cards. Following the effective time, Snyder stockholders will receive instructions for the surrender and exchange of their stock certificates.

Quorum

   The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of Snyder common stock entitled to vote is necessary to constitute a quorum at the Snyder special meeting.

Required Vote, Failure to Vote and Broker Non-Votes

   Approval and adoption of the merger and the merger agreement requires the affirmative vote of a majority of the outstanding shares of Snyder common stock. On March 19, 1999, Snyder directors and executive officers owned and were entitled to vote 2,542,480 shares of Snyder common stock, or approximately 7.62% of the shares of Snyder common stock outstanding on that date. The Snyder directors and executive officers have agreed to vote their shares of Snyder common stock "for" approval of the merger agreement.

   Any failure to vote, or a vote to abstain, will have the effect of a vote against the merger and the merger agreement.

   Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. However, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger and the merger agreement and, thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the merger and the merger agreement. These "broker non-votes" will have the effect of a vote against the merger and the merger agreement.

                            SANTA FE SPECIAL MEETING

   This document is furnished in connection with the solicitation of proxies from the holders of Santa Fe common stock by the Santa Fe board for use at the Santa Fe special meeting. This document and accompanying form of proxy are first being mailed to the stockholders of Santa Fe on or about April 6, 1999.

Time and Place; Purpose

   The Santa Fe special meeting will be held at 10:00 a.m., local time, on Wednesday, May 5, 1999 at The St. Regis Hotel (formerly The Luxury Collection), 1919 Briar Oaks Lane, Houston, Texas 77027. At the Santa Fe special meeting and any adjournment or postponement of the Santa Fe special meeting, the stockholders of Santa Fe will be asked to consider and vote upon:

  . the approval and adoption of the merger agreement and the merger, including the issuance of Santa Fe common stock in the merger, the change in the company's name to "Santa Fe Snyder Corporation" and the increase in the authorized shares of capital stock to 350,000,000 shares of capital stock of Santa Fe Snyder;

  . subject to the consummation of the merger, the election of John C.
    Snyder, John A. Hill, Harold R. Logan, Jr., James E. McCormick and Edward
    T. Story to serve as additional directors of Santa Fe Snyder commencing immediately after the merger; and

  . any other matters as may properly come before the Santa Fe special meeting.

   Santa Fe stockholder approval and adoption of the merger and the merger agreement and the related issuance of shares of Santa Fe common stock is required by the Delaware General Corporation Law and the rules of the NYSE.

   The Santa Fe board has unanimously approved the terms of the merger agreement, the consummation of the merger contemplated by the merger agreement and the issuance of Santa Fe common stock, unanimously believes that the terms of the merger and the merger agreement are fair to, and in the best interests of, Santa Fe and its stockholders, and unanimously recommends that holders of Santa Fe common stock vote "for"

  . approval and adoption of the merger, the merger agreement and the related issuance of Santa Fe common stock;

  . the increase of the number of authorized shares of capital stock to 350,000,000; and

  . to change Santa Fe's name to "Santa Fe Snyder Corporation" upon completion of the merger.

The Santa Fe board also unanimously recommends that the holders of Santa Fe common stock vote, subject to the completion of the merger, "for" the election of John C. Snyder, John A. Hill, Harold R. Logan, Jr., James E. McCormick, and Edward T. Story to Santa Fe Snyder's board of directors.

   One or more representatives of each of DLJ and Chase are expected to be present at the special meeting to answer appropriate questions of stockholders of Santa Fe and to make a statement if so desired.

Record Date; Voting Rights and Proxies

   Only holders of record of Santa Fe common stock at the close of business on March 19, 1999 are entitled to notice of and to vote at the Santa Fe special meeting. As of the record date, there were 102,188,145 shares of Santa Fe common stock outstanding, each of which entitled its holder to one vote. There were approximately 29,190 holders of record on the record date.

   All shares of Santa Fe common stock represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, these shares of Santa Fe common stock will be voted "for" approval and adoption of the merger and the merger agreement and the issuance of Santa Fe common stock in the merger and "for" approval of each of the five nominees to Santa Fe Snyder's board of directors. Santa Fe does not know of any matters other than the approval of the merger and the merger agreement, the issuance of Santa Fe common stock in the merger and the election of directors to fill the vacancies on Santa Fe Snyder's board of directors that are to come before the Santa Fe special meeting. If any other matter or matters are properly presented for action at the Santa Fe special meeting, the persons named in the enclosed form of proxy and acting under the proxy will have the discretion to vote on those matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to Santa Fe by signing and returning a later dated proxy, or by voting in person at the Santa Fe special meeting. Votes cast by proxy or in person at the Santa Fe special meeting will be tabulated by the inspector of election appointed for the meeting.

Solicitation of Proxies

   Proxies are being solicited by and on behalf of the Santa Fe board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Santa Fe in person or by telephone, telegram or other means of communication. Those directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Santa Fe common stock held of record by those persons and such firms will be reimbursed for reasonable expenses incurred in forwarding those materials. Santa Fe and Snyder have retained Corporate Investor Communications to assist in the solicitation of proxies from Santa Fe's and Snyder's stockholders. The total fees and expenses of Corporate Investor Communications are estimated to aggregate $10,000 and will be shared by Santa Fe and Snyder.

Quorum

   The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of Santa Fe common stock entitled to vote is necessary to constitute a quorum at the Santa Fe special meeting.

Required Vote, Failure to Vote and Broker Non-Votes

   Approval and adoption of the merger and the merger agreement and the issuance of Santa Fe common stock in the merger requires the affirmative vote of a majority of the outstanding shares of Santa Fe common stock. The election of each of the five Snyder nominees requires a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. On March 19, 1999, Santa Fe directors and executive officers owned and were entitled to vote 6,164,124 shares of Santa Fe common stock, or approximately 6% of the shares of Santa Fe common stock outstanding on that date. The Santa Fe directors and executive officers have agreed to vote their shares of Santa Fe common stock "for" approval of the merger agreement and the issuance of Santa Fe common stock in the merger and "for" each of the five nominees as directors of Santa Fe Snyder.

   Any failure to vote, or a vote to abstain, will have the effect of a vote against the merger and the merger agreement.

   Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. However, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger and the merger agreement and, thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the merger and the merger agreement. These "broker non-votes" will have the effect of a vote against the merger and the merger agreement.

         DIRECTORS AND OFFICERS OF SANTA FE SNYDER FOLLOWING THE MERGER

   The board of directors and the executive officers of Santa Fe will change as a result of the merger. The names of the persons who will be the directors and officers of Santa Fe Snyder following the merger are:

   Directors

     John C. Snyder--Chairman
     William E. Greehey
     Melvyn N. Klein
     Allan V. Martini
     James L. Payne
     Reuben F. Richards
     Kathryn D. Wriston
     John A. Hill
     Harold R. Logan, Jr.
     James E. McCormick
     Edward T. Story

   Executive Officers

     James L. Payne, Chief Executive Officer
     Hugh L. Boyt, President--International
     William G. Hargett, President--North America
     Duane C. Radtke, Executive Vice President--Production
     Tim S. Parker, Executive Vice President--Exploration
     Mark A. Jackson, Executive Vice President and Chief Financial Officer Janet F. Clark, Executive Vice President--Corporate Development and
  Administration
     David L. Hicks, Vice President--Law and General Counsel

                        COMPARISON OF STOCKHOLDER RIGHTS

General

   The rights of Santa Fe stockholders are currently governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of Santa Fe. The rights of Snyder stockholders are currently governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of Snyder. Accordingly, on completion of the merger, the rights of Santa Fe stockholders and of Snyder stockholders who become Santa Fe stockholders in the merger will be governed by the Delaware General Corporation Law, the Santa Fe charter and the Santa Fe bylaws. The following is a summary of the principal differences between the current rights of Snyder stockholders and those of Santa Fe Snyder stockholders following the merger.

   The following summary of the material differences between the Santa Fe charter, the Santa Fe bylaws, the Snyder charter and the Snyder bylaws may not contain all the information that is important to you. To review all provisions and differences of such documents in full detail, please read the full text of these documents and the Delaware General Corporation Law. Copies of the Snyder charter, Snyder bylaws, Santa Fe charter and Santa Fe bylaws will be sent to holders of shares of Santa Fe common stock and Snyder common stock upon request. For information on how these documents may be obtained, see "Where You Can Find More Information" on page 83.

   We will not amend the Snyder and Santa Fe bylaws in conjunction with the merger. The Santa Fe charter is being amended to increase the number of authorized shares of capital stock, as discussed below.

   A summary of the terms of the Snyder and Santa Fe rights plans follows the summary comparison of terms of Santa Fe and Snyder common stock.

Summary Comparison of Terms of Santa Fe Common Stock and Snyder Common Stock

                 Authorized Capital Stock; Amendment of Charter

                Snyder                                  Santa Fe

   The authorized capital stock of          Concurrently with consummation
Snyder consists of 75,000,000            of the merger, the Santa Fe charter
shares of Snyder common stock and        will be amended to
10,000,000 shares of preferred
stock.

                                               . increase Santa Fe's
                                                 authorized capital stock to

   The Snyder charter is not being
amended in conjunction with the                  -300,000,000 shares of Santa
merger.                                          Fe common stock; and

                                                 -50,000,000 shares of Santa
                                                 Fe preferred stock; and

                                               . change the corporate name to
                                                 "Santa Fe Snyder
                                                 Corporation."

                                            Promptly after the merger, the
                                         Santa Fe Snyder board of directors
                                         will amend the certificate of
                                         designation for the Series A Junior
                                         Participating Preferred Stock to
                                         increase the number of shares of
                                         designated preferred stock to
                                         3,000,000. See "Material Terms of
                                         Charter and Bylaws Concerning Santa
                                         Fe Capital Stock--Authorized
                                         Capital Stock" on page 79.

                               Board of Directors

                Snyder                                  Santa Fe

   Number of Directors. The Snyder          Number of Directors. The Santa Fe
bylaws provide that Snyder shall         bylaws provide that the number of
have at least one director, with         directors shall be not fewer than 3
the exact number to be determined        nor greater than 15 persons, with the
by the Snyder board of directors.        exact number to be determined by a
                                         resolution of a majority of the Santa
                                         Fe board of directors.

   Snyder currently has 9
directors.
                                            Santa Fe currently has 6
                                         directors.

   Classification. The Snyder               Classification. The Santa Fe board
bylaws do not provide for a              is divided into three classes, with
classified board; all directors are      directors of each class serving until
elected annually.                        the third annual meeting of
                                         stockholders after the annual meeting
                                         at which that class was elected.

               Snyder                                    Santa Fe


   Quorum. A quorum consisting of           Quorum. A quorum consisting of a
one-third of the total number of         majority of the Santa Fe directors
Snyder directors then in office,         holding office is required for the
but not less than two if the number      transaction of business at a meeting
of directors is greater than one,        of the Santa Fe board.
is required for the transaction of
business at a meeting of the Snyder
board.

   No Cumulative Voting. Neither            No Cumulative Voting. Neither the
the Snyder charter nor the Snyder        Santa Fe charter nor the Santa Fe
bylaws provide for cumulative            bylaws provide for cumulative voting
voting for the election of               for election of directors.
directors.

   Nominations. The Snyder board or         Nominations. The Santa Fe board or
any Snyder stockholder who follows       any Santa Fe stockholder who follows
the procedures described in the          the procedures described in the Santa
Snyder bylaws may nominate a person      Fe bylaws may nominate a person for
for election to the board.               election to the board.

   Vacancies. A majority of                 Vacancies. A majority of the
stockholders, by vote or by written      remaining Santa Fe board may fill a
consent, or a majority of the            vacancy in the Santa Fe board, and
Snyder board, by vote or by written      any director so appointed will hold
consent, may fill a vacancy in the       office for the remaining term of the
Snyder Board, and any director so        class to which the directorship is
appointed will hold office until         assigned, or until his resignation or
the next annual election of              removal.
directors or his death, resignation
or removal.

   Removal of Directors. A majority         Removal of Directors. A majority
of the stockholders entitled to          of the stockholders entitled to vote
vote at an election of directors,        in the election of directors may
by vote at a meeting or by written       remove any director, but only for
consent, may remove a director,          cause.
with or without cause.

                                            Santa Fe Snyder will have a
                                         nominating committee consisting of
                                         Messrs. Snyder, Payne and two
                                         additional members of the board of
                                         directors, one of which will be
                                         designated by Mr. Snyder and the
                                         other by Mr. Payne.

                      Adjournment of Stockholder Meetings

               Snyder                                   Santa Fe


  If a quorum is not present at a          The Santa Fe bylaws provide that if
meeting of the Snyder stockholders,      a quorum, consisting of a majority,
no action may be taken at the            is not present, in person or by
meeting. A quorum for a meeting of       proxy, at any meeting of the
the stockholders consists of a           stockholders, the Santa Fe Chairman
majority of the shares entitled to       or the stockholders entitled to vote
vote, present in person or by            who are present, in person or by
proxy.                                   proxy, may adjourn the meeting unless
                                         the adjournment is for more than 30
                                         days. If after the adjournment a new
                                         record date is fixed for the
                                         adjourned meeting, a notice of the
                                         adjourned meeting shall be given to
                                         each stockholder of record entitled
                                         to vote at the adjourned meeting.

                       Notice of Stockholder Nominations

               Snyder                                   Santa Fe

                                           Notice of proposed stockholder
  Notice of proposed stockholder         nominations for the election of
nominations for the election of          directors must be in writing and
directors must be in writing and         received by Santa Fe
received by Snyder


                                            --not less than 90 days nor more
  --at least 90 days prior to the            than 120 days prior to the
   anniversary date of the                   meeting, or
   immediately preceding annual
   meeting of stockholders or

  --no later than 10 days                   --no later than the close of
   following the day on which                business on the 10th day
   notice of a special meeting of            following the day on which notice
   the stockholders was mailed or            of the date of the meeting was
   made public.                              mailed or made public if Santa Fe
                                             gives less than 100 days' notice
                                             of the date of the meeting.

                        Notice of Stockholder Proposals

               Snyder                                   Santa Fe


  A Snyder stockholder must deliver        A Santa Fe stockholder must deliver
notice of a proposed matter to be        notice of a proposed matter to be
brought before the annual meeting        brought before the annual meeting to
to Snyder not less than 120 days         Santa Fe not less than 120 days from
prior to the anniversary date of         the date of the release of Santa Fe's
the proxy statement for the              proxy statement relating to the prior
preceding annual meeting of the          year's annual meeting of
stockholders of Snyder. The              stockholders. If no annual meeting
stockholder's notice must conform        was held in the prior year or if the
to the Snyder bylaws.                    current year's annual meeting shall
                                         be held more than 30 days prior to or
                                         after the date of the previous year's
                                         annual meeting, a stockholder's
                                         notice must be received by Santa Fe
                                         not later than 10 days following the
                                         date on which notice of the date of
                                         Santa Fe's annual meeting was mailed
                                         or made public. The stockholder's
                                         notice must conform to the Santa Fe
                                         bylaws.

                        Special Meetings of Stockholders

               Snyder                                   Santa Fe

  The Snyder bylaws provide that           The Santa Fe bylaws provide that
special meetings of the                  special meetings of stockholders may
stockholders may be called by the        be called by the Santa Fe board.
Snyder board, by Snyder's Chairman,      Santa Fe stockholders may not call a
Vice Chairman, President or              special meeting.
Secretary, or by the record holders
of a majority of the shares of
outstanding Snyder common stock.

                     Stockholder Consent in Lieu of Meeting

               Snyder                                   Santa Fe

  Stockholder action required or           Stockholders may not take any
permitted to be taken at an annual       action except at an annual or special
or at a special meeting of the           meeting of such stockholders.
stockholders may be taken by             Stockholders of Santa Fe may not act
written consent if such consent is       by written consent.
signed by the holders of
outstanding stock having not less
than the minimum number of votes
that would be required to authorize
or take such action at a meeting at
which all shares entitled to vote
on such action were present and
voted.

                   Amendment of Corporate Charter and Bylaws

               Snyder                                   Santa Fe

  Charter. A charter amendment              Charter. An amendment to charter
requires the approval of a majority       provisions relating to:
of Snyder's board of directors and
the approval of the holders of a              --the composition and
majority of the voting power of the            classification of the Santa Fe
then outstanding capital stock of              board,
Snyder.
                                              --amendment of the Santa Fe
                                               bylaws,

                                              --issuance of rights to purchase
                                               Santa Fe capital stock, and

                                              --limitations on the liability
                                               of directors

                                          requires the vote of at least 80% of
                                          the stockholders entitled to vote in
                                          an election of directors, voting
                                          together as a single class. Any
                                          other charter amendment requires the
                                          approval of a majority of Santa Fe's
                                          board of directors and the approval
                                          of the holders of a majority of the
                                          voting power of the then outstanding
                                          capital stock of Santa Fe.

  Bylaws. Snyder bylaws may be              Bylaws. The Santa Fe stockholders
amended or repealed by the Snyder         may amend the Santa Fe bylaws with a
board, by the directors' written          vote of at least 80% of all
consent, by the vote or written           stockholders entitled to vote in the
consent of holders of a majority of       election of directors, voting as a
the shares then entitled to vote at       single class.
an election of directors.

                                            A majority of the entire Santa Fe
                                          board may make, repeal, alter, amend
                                          or rescind any of the Santa Fe
                                          bylaws.

                              Removal of Officers

               Snyder                                   Santa Fe

  The Snyder bylaws permit the              The Santa Fe bylaws permit the
removal of any officer at any time        removal of any officer elected by
with or without cause by the Snyder       the board at any time with or
board or the Snyder stockholders.         without cause by the Santa Fe board.

Snyder Rights Plan

   Snyder has entered into a rights agreement with ChaseMellon Shareholder Services, L.L.C., as rights agent. Pursuant to the Snyder rights agreement, rights attach to each share of Snyder common stock outstanding and entitle the registered holder to purchase from Snyder one one-thousandth of a share of Junior Participating Preferred Stock, par value $.01 per share, of Snyder at a purchase price of $70 which is subject to adjustment as described in the Snyder rights agreement. Each share of Snyder common stock outstanding has attached thereto one Snyder right.

   The Snyder rights will separate from the Snyder common stock upon the earlier of

  . 10 business days following a public announcement that a person or group of affiliated or associated persons, also referred to as a Snyder acquiring person, has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Snyder common stock; and

  . 10 business days or such later date as may be fixed by the Snyder board following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Snyder common stock.

   The date of any such event is referred to as the Snyder distribution date.

   Until the Snyder distribution date,

  . the Snyder rights will be evidenced by Snyder common stock certificates and will be transferred with and only with Snyder common stock certificates;

  . new Snyder common stock certificates will contain a notation incorporating the Snyder rights agreement by reference; and

  . the transfer of any certificates representing outstanding Snyder common stock will also constitute the transfer of the Snyder rights associated with the Snyder common stock represented by such certificate.

   If Snyder is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become a Snyder acquiring person, each holder of a Snyder right will then have the right to receive, upon the exercise of the right at the current exercise price of the Snyder right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the Snyder right. In the event that any person or group of affiliated or associated persons becomes a Snyder acquiring person, each holder of a Snyder right, other than Snyder rights beneficially owned by the Snyder acquiring person which will then be void, will then have the right to receive upon exercise that number of shares of Snyder common stock having a market value of two times the exercise price of the Snyder right.

   At any time after any person or group becomes a Snyder acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding Snyder common stock, the Snyder board may exchange the Snyder rights other than Snyder rights owned by that person or group, which will have become void, in whole or in part, generally at an exchange ratio of one share of Snyder common stock, or one one-thousandth of a share of Snyder Junior Participating Preferred Stock, for each two shares of Snyder common stock for which each Snyder right is then exercisable.

   The Snyder rights are not exercisable until the Snyder distribution date and will expire at the close of business on May 21, 2007 unless earlier redeemed by Snyder as further described in the Snyder rights agreement. At no time will the holder of the Snyder rights have any voting power or any rights as a stockholder due to his position as a holder of Snyder rights. Subject to certain exceptions, any of the provisions of the Snyder rights agreement may be amended by the Snyder board prior to the Snyder distribution date.

   Pursuant to the merger agreement, Snyder has amended the Snyder rights agreement so as to render the Snyder rights inapplicable to the merger and the other transactions contemplated by the merger agreement. See "The Merger Agreement--Representations and Warranties of Snyder and Santa Fe" on page 62.

   The above summary of the Snyder rights agreement may not contain all the information that is important to you. For a more detailed description of the Snyder rights, you should read the Snyder rights agreement, which is incorporated by reference into this document. See "Where You Can Find More Information" on page 83.

Santa Fe Rights Plan

   Santa Fe has entered into a rights agreement with First Chicago Trust Company of New York as rights agent. Pursuant to the Santa Fe rights agreement, rights attach to each share of Santa Fe common stock outstanding and entitle the registered holder to purchase from Santa Fe one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $42, also referred to as the Santa Fe purchase price, which is subject to adjustment as described in the Santa Fe rights agreement. Each share of Santa Fe common stock outstanding has one Santa Fe right attached to it.

   The Santa Fe rights will separate from the Santa Fe common stock upon the earlier of:

  . 10 business days following a public announcement that, subject to certain exceptions, a person or group of affiliated or associated persons, also referred to as a Santa Fe acquiring person, has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of Santa Fe common stock, with the date of this event referred to as the Santa Fe stock acquisition date; or

  . 10 business days or a later date as may be fixed by the Santa Fe board following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Santa Fe common stock.

  The date of this event is referred to as the Santa Fe distribution date.

   Until the Santa Fe distribution date:

  . the Santa Fe rights will be evidenced by Santa Fe common stock certificates with a copy of a summary of the terms of the Santa Fe rights attached and will be transferred with and only with Santa Fe common stock certificates;

  . new Santa Fe common stock certificates will contain a notation incorporating the Santa Fe rights agreement by reference; and

  . the transfer of any certificates representing outstanding Santa Fe common stock will also constitute the transfer of the Santa Fe rights associated with Santa Fe common stock represented by the certificate.

   The Santa Fe rights will not be exercisable until the Santa Fe distribution date and will cease to be exercisable at the close of business on July 25, 1999, unless this date is extended or unless the Santa Fe rights are earlier redeemed or exchanged by Santa Fe, as described below.

   If Santa Fe is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become a Santa Fe acquiring person, each holder of a Santa Fe right, other than Santa Fe rights beneficially owned by a Santa Fe acquiring person which will be void, will have the right to receive, upon the exercise of the right at the current exercise price of the Santa Fe right, that number of shares of common stock of the Santa Fe acquiring person which at the time of such transaction will have a market value of two times the exercise price of the Santa Fe right. In the event that any person or group of affiliated or associated persons becomes a Santa Fe acquiring person, each holder of a Santa Fe right, other than Santa Fe rights beneficially owned by the Santa Fe acquiring person which will then be void, will have the right to receive upon exercise that number of shares of Santa Fe common stock having a market value of two times the exercise price of the Santa Fe right.

   In general, Santa Fe may redeem the Santa Fe rights in whole, but not in part, at any time until 10 days following the Santa Fe stock acquisition date, which period may be extended at any time while the Santa Fe rights are still redeemable, at a price of $.01 per Santa Fe right, payable in cash, Santa Fe common stock or other consideration deemed appropriate by the Santa Fe board. Immediately upon the action of the Santa Fe board ordering redemption of the Santa Fe rights, the Santa Fe rights will terminate and the only right of the holders of Santa Fe rights will be to receive the $.01 per Santa Fe right redemption price.

   Until a Santa Fe right is exercised, the holder of a Santa Fe right will have no rights as a stockholder of Santa Fe, including the right to vote or to receive dividends, due to his status as a holder of a Santa Fe right.

   Other than reducing the Santa Fe purchase price of the Santa Fe rights, any of the provisions of the Santa Fe rights agreement may be amended by the Santa Fe board prior to the Santa Fe distribution date, without the consent of the holders of the Santa Fe rights, to shorten or lengthen any time period or otherwise. After the Santa Fe distribution date, the provisions of the Santa Fe rights agreement may be amended by the Santa Fe board, without the consent of the holders of the Santa Fe rights, except that:

  . no amendment can be made to reduce the Santa Fe purchase price;

  . no amendment may adversely affect the interests of the holders of the Santa Fe rights; and

  . the redemption right cannot be reinstated.

   The Santa Fe rights agreement is inapplicable to the merger and the other transactions contemplated by the merger agreement. See "The Merger Agreement-- Representations and Warranties of Snyder and Santa Fe" on page 62.

   The above summary of the Santa Fe rights agreement may not contain all the information that is important to you. For a more detailed description of the Santa Fe rights, you should read the Santa Fe rights agreement, which is incorporated by reference into this document. See "Where You Can Find More Information" on page 83.

                      MATERIAL TERMS OF CHARTER AND BYLAWS
                       CONCERNING SANTA FE CAPITAL STOCK

   The following is a summary of the material terms of the charter and bylaws concerning capital stock of Santa Fe. Copies of the Santa Fe Charter and Santa Fe Bylaws will be sent to holders of shares of Santa Fe common stock and Snyder common stock upon request. See "Where You Can Find More Information" on page
83. For a comparison of certain provisions of the Santa Fe Charter and the Snyder Charter, see "Comparison of Stockholder Rights" on page 72.

Authorized Capital Stock

   Under the Santa Fe Charter, Santa Fe's authorized capital stock consists of 200,000,000 shares of Santa Fe common stock, par value $.01 per share, and 50,000,000 shares of Santa Fe preferred stock, par value $.01 per share. In connection with the merger, the Santa Fe Charter is being amended to increase Santa Fe's authorized capital stock to 300,000,000 shares of Santa Fe common stock and 50,000,000 shares of Santa Fe preferred stock.

Common Stock

   The holders of Santa Fe common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Santa Fe preferred stock, holders of Santa Fe common stock are entitled to receive ratably dividends as they may be declared by the Santa Fe board out of funds legally available for dividends. In the event of a liquidation or dissolution of Santa Fe, holders of Santa Fe common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Santa Fe preferred stock.

   Holders of Santa Fe common stock have no preemptive rights and have no rights to convert their Santa Fe common stock into any other securities. All of the outstanding shares of Santa Fe common stock are, and the shares of Santa Fe common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

   The Santa Fe board is authorized to designate any series of Santa Fe preferred stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of the Santa Fe common stock. There are 2,000,000 shares designated as Series A Junior Participating Preferred Stock, which designation is expected to be increased to 3,000,000 shares after the merger. As of February 1, 1999, there were no shares of Series A Junior Participating Preferred Stock outstanding.

Transfer Agent and Registrar

   First Chicago is the transfer agent and registrar for the Santa Fe common stock.

Stock Exchange Listing; Delisting and Deregistration of Snyder Common Stock

   It is a condition of the merger that the shares of Santa Fe common stock issuable in the merger be approved for listing on the NYSE on or prior to the effective time, subject to official notice of issuance. If the merger is consummated, Snyder common stock will cease to be listed on the NYSE.

                             ELECTION OF DIRECTORS

   The Santa Fe stockholders will vote on the election of five directors to the Santa Fe Snyder board at the Santa Fe special meeting, subject to the consummation of the merger. Santa Fe's bylaws provide for a classified board of directors. The Santa Fe board of directors is divided into Classes I, II and III, the terms of which are currently scheduled to expire respectively on the dates of Santa Fe's Annual Meeting of Stockholders in 1999, 2000 and 2001. Pursuant to the terms of the merger agreement, at the effective time, the size of Santa Fe Snyder's board of directors will be increased from Santa Fe's current number of six directors to eleven directors and five individuals identified below, each of which was designated by the Snyder board of directors in accordance with the merger agreement and whose nomination has been unanimously approved by the Santa Fe board of directors, will, subject to consummation of the merger, be elected to serve on the Santa Fe Snyder board of directors. Of these individuals, one will be a Class I director of Santa Fe Snyder, two will be Class II directors and two will be Class III directors.

   The terms of the directors elected at the Santa Fe special meeting will expire at the Santa Fe Snyder annual meeting of stockholders in the year indicated above applicable to their class and until their respective successors shall have been elected and qualified. Each of the individuals designated by Snyder currently serves as a director of Snyder.

   A plurality of the votes cast in person or by proxy at the Santa Fe special meeting by the holders of Santa Fe common stock is required to elect a director. Accordingly, under Delaware law and Santa Fe's charter and bylaws, abstentions and broker non-votes will have no effect on the election of directors. Stockholders may not cumulate their votes in the election of directors.

   Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted "for" the election of the nominees to the Santa Fe Snyder board of directors listed in the table below. Although the Santa Fe board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Santa Fe special meeting, the persons named in the enclosed proxy will vote for the election of other person(s) as may be designated by the Snyder board of directors, in accordance with the terms of the merger agreement.

Nominees

   The following sets forth information regarding the names, ages, principal occupations and directorships in other companies held by the nominees for director, whose terms will commence immediately after the merger:

 Class I Nominee--Term Expires at 1999 Annual Meeting

   James E. McCormick (71), director of Snyder since 1992, served as President, Chief Operating Officer and a director of Oryx Energy Company from its inception in November 1988 until his retirement in March 1992. Prior to his service with Oryx, Mr. McCormick served from 1953 in a number of positions with the Sun organization, most recently serving as President, Chief Executive Officer and a director of Sun Exploration and Production Company. Mr. McCormick serves as a director of Lone Star Technologies, Inc., BJ Services, Inc., an oilfield service company, TESCO Corporation, a manufacturer of oil field drilling systems, and the Dallas National Bank.

 Class II Nominees--Term Expires at 2000 Annual Meeting

   Harold R. Logan, Jr. (54), director of Snyder since 1997, is Executive Vice President/Finance and a director of TransMontaigne Inc., a holding company engaged in providing logistical services; i.e. transportation, terminaling and marketing, to the manufacturers and end-users of refined petroleum products. Mr. Logan is also a director of Suburban Propane Partners, L.P. and a director of Union Bank Shares, Ltd., Denver, Colorado. From 1984 to 1994, Mr. Logan was Senior Vice President/Finance and a director of Associated Natural Gas Corporation. Prior to joining Associated Natural Gas Corporation, Mr. Logan was with Dillon, Read & Co. Inc. and Rothschild, Inc.

   Edward T. Story (55), director of Snyder since 1996, is President of SOCO International plc, an independent international oil and gas company traded on the London Stock Exchange. From 1991 until the formation of SOCO International plc in 1997 through the consolidation of international interests of Snyder and various third parties, Mr. Story was Vice President--International of Snyder and President of SOCO International, Inc. From 1990 to 1991, Mr. Story was Chairman of the Board of a jointly owned Thai/US company, Thaitex Petroleum Company. Mr. Story was co-founder, Vice Chairman of the Board and Chief Financial Officer of Conquest Exploration Company from 1981 to 1990. He served as Vice President, Finance and Chief Financial Officer of Superior Oil Company from 1979 to 1981. Mr. Story held the positions of Exploration and Production Controller and Refining Controller with Exxon Co., USA from 1975 to 1979. He held various positions in Esso Standard's international companies from 1966 to 1975. Mr. Story serves as a director of Cairn Energy plc, an independent international oil and gas company traded on the London Stock Exchange, First BankAmerica, Inc., a bank holding company listed on the New York Stock Exchange, Hallwood Realty Corporation, the general partner of Hallwood Realty Partners, L.P., an American Stock Exchange-listed real estate limited partnership, and Sen Hong Resources Limited, an oil and gas company listed on the Hong Kong Stock Exchange.

 Class III Nominees--Term Expires at 2001 Annual Meeting

   John C. Snyder (57), Chairman and a director of Snyder, founded a predecessor of Snyder in 1978. From 1973 to 1977, Mr. Snyder was an independent oil operator in Texas and Oklahoma. Previously, he was a director and the Executive Vice President of May Petroleum Inc. where he served from 1971 to 1973. From 1969 to 1971, Mr. Snyder was with Canadian-American Resources Fund, Inc., which he founded. From 1964 to 1966, Mr. Snyder was employed by Humble Oil and Refining Company (currently Exxon Co., USA) as a petroleum engineer. He received his Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and his Masters Degree in Business Administration from the Harvard University Graduate School of Business Administration. In 1995, Mr. Snyder was named Wildcatter of the Year by the Independent Petroleum Association of Mountain States. Mr. Snyder is a director of SOCO International plc, an international oil and gas company listed on the London Stock Exchange; a director of the Community Enrichment Center of Fort Worth; a director of Texas Capital Bancshares, Inc.; and is a member of the National Petroleum Council.

   John A. Hill (57), director of Snyder since 1981, is Vice Chairman and Managing Director of First Reserve Corporation, an oil and gas investment management company. Prior to joining First Reserve, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company, the money management subsidiary of Marsh & McLennan Companies, Inc. From 1979 to 1980, Mr. Hill served as President and Chief Executive Officer of Eberstadt Asset Management Company, the asset management division of F. Eberstadt & Co., Inc. Prior to 1976, Mr. Hill held several senior positions in the federal government including Deputy Administrator of the Federal Energy Administration from 1975 to 1976 and Deputy Associate Director of the Office of Management and Budget from 1973 to 1974. Mr. Hill received his Bachelors Degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. Mr. Hill is Vice Chairman and a trustee of the Putnam Funds in Boston and a director of Transmontaigne Oil Company, a refined products distribution company.

   The Santa Fe board recommends that Santa Fe Stockholders vote "for" the election of each of the above-named nominees.

                                 LEGAL MATTERS

   The validity of the Santa Fe common stock to be issued to Snyder stockholders pursuant to the merger will be passed upon by Andrews & Kurth L.L.P., counsel to Santa Fe. It is a condition to the consummation of the merger that Snyder receive an opinion from Vinson & Elkins L.L.P. stating that the merger is tax-free to Snyder and the Snyder stockholders except, with respect to the Snyder stockholders, to the extent they receive cash in lieu of fractional shares. It is also a condition to the consummation of the merger that Santa Fe receive an opinion from Andrews & Kurth L.L.P. stating that the merger is tax free to each company. See "The Merger--Material U.S. Federal Income Tax Consequences" and "The Merger Agreement--Conditions to the Merger" on pages 51 and 63, respectively.

                                    EXPERTS

   The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K/A of Santa Fe Energy Resources, Inc. for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

   The consolidated financial statements of Snyder for the year ended December 31, 1998, incorporated by reference in this document have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report, and are incorporated in this document in reliance on their report given upon their authority as experts in accounting and auditing in giving such reports.

                          FUTURE STOCKHOLDER PROPOSALS

   Santa Fe has announced that its 1999 annual meeting will not be held on May 11, 1999, as announced previously. We will announce the date of the Santa Fe 1999 annual meeting as soon as it is determined by our board of directors. Pursuant to Santa Fe's bylaws and the applicable securities laws, stockholder proposals submitted for consideration at Santa Fe's 1999 annual meeting of stockholders should have been submitted to the Secretary of Santa Fe by November 20, 1998. If our board of directors schedules the 1999 annual meeting for a date later than June 10, 1999, stockholders must submit their proposals within 10 days following the date on which we mail notice or publicly disclose the date of our 1999 annual meeting. If timely notice of a stockholder proposal is not given, the proposal may not be brought before the annual meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, Santa Fe may exercise discretionary voting authority over proxies with respect to such proposal if presented at Santa Fe's 1999 annual meeting of stockholders.

   Snyder expects to hold an annual meeting of stockholders in the second calendar quarter of 1999 unless the merger is completed prior to that time. Pursuant to Snyder's bylaws and the applicable securities laws, stockholder proposals submitted for consideration at Snyder's 1999 annual meeting of stockholders, if one should occur, should have been submitted to the Secretary of Snyder by December 17, 1998. If such timely notice of a stockholder proposal was not given, the proposal may not be brought before the annual meeting. If timely notice was given but was not accompanied by a written statement to the extent required by applicable securities laws, Snyder may exercise discretionary voting authority over proxies with respect to such proposal if presented at Snyder's 1999 annual meeting of stockholders.

   Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

   Santa Fe and Snyder file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

   Santa Fe filed a registration statement on Form S-4 to register with the Securities and Exchange Commission Santa Fe common stock to be issued to Snyder stockholders in the merger. The registration statement on Form S-4 also covers Santa Fe common stock that may be issued upon exercise of Snyder stock options assumed by Santa Fe in the merger. This document is a part of that registration statement and constitutes a prospectus of Santa Fe in addition to being a proxy statement of each of Snyder and Santa Fe. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The Securities and Exchange Commission allows Santa Fe and Snyder to "incorporate by reference" information into this document, which means that they can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Santa Fe and Snyder have previously filed with the Commission. These documents contain important information about Santa Fe and Snyder and their finances.

    Santa Fe Securities and Exchange
 Commission Filings (File No. 1-07667)                 Period
 -------------------------------------                 ------

 Annual Report on Form 10-K/A           Year Ended December 31, 1998
 Proxy Statement on Schedule 14A for    Filed March 20, 1998
  1998 Annual Meeting
 Current Reports on Form 8-K            Filed January 20, 1999, January 29,
                                         1999 and February 24, 1999

     Snyder Securities and Exchange
 Commission Filings (File No. 1-10509)                 Period
 -------------------------------------                 ------

 Annual Report on Form 10-K/A           Year Ended December 31, 1998
 Proxy Statement on Schedule 14A for    Filed April 16, 1998
  1998 Annual Meeting

   Santa Fe and Snyder are also incorporating by reference additional documents that they file with the Securities and Exchange Commission between the date of this document and the date of the special meeting.

   Santa Fe has supplied all information contained or incorporated by reference in this document relating to Santa Fe, and Snyder has supplied all the information relating to Snyder.

   If you are a stockholder, Santa Fe and Snyder may have sent you some of the documents incorporated by reference, but you can obtain any of them through Santa Fe, Snyder or the Securities and Exchange Commission. Documents incorporated by reference are available from Santa Fe and Snyder without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following addresses:

  Santa Fe Energy Resources, Inc.    Snyder Oil Corporation
  1616 South Voss Road               777 Main Street, Suite 1400
  Houston, Texas 77057               Fort Worth, Texas 76102
  (713) 507-5000                     (817) 338-4043
  Attention: Investor Relations      Attention: Investor Relations

   If you would like to request documents from Santa Fe or Snyder, please do so by April 23, 1999 to receive them before the special meeting.

   You should rely only on the information contained or incorporated by reference in this document to vote on the merger. We have not authorized anyone to give any information that is different from what is contained in this document. Neither the delivery of this document nor the issuance of Santa Fe common stock in the merger shall create an implication that there has been no change in the affairs of Santa Fe or Snyder since the date of this document or that the information in this document is correct as of any time after the date of this document.

                        COMMONLY USED OIL AND GAS TERMS

   The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this document. Unless otherwise indicated in this document, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit.

"Bbl" means a barrel of 42 U.S. gallons of oil.

"Bcf" means billion cubic feet of natural gas.

"BOE" means barrels of oil equivalent. BOEs are determined using the ratio of six Mcf of natural gas to one Bbl of oil.

"BOEPD" means barrels of oil equivalent per day.

"Btu" or "British Thermal Unit" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

"MBbls" means thousand barrels of oil.

"MBOE" means thousand barrels of oil equivalent.

"Mcf" means thousand cubic feet of natural gas.

"Mcfe" means a thousand cubic feet equivalent, which is determined using the ratio of one barrel of oil, condensate or natural gas liquids to six Mcf of natural gas.

"MMBbls" means million barrels of oil.

"MMBOE" means million barrels of oil equivalent.

"MMBtu" means million British Thermal Units.

"MMcf" means million cubic feet of natural gas.

"Present Value of Future Net Revenues" or "Present Value of Proved Reserves" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Securities and Exchange Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

"Standardized Measure of Discounted Future Net Cash Flows" means the Present Value of Future Net Revenues after income taxes discounted at 10%.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Santa Fe Energy Resources, Inc.
  Unaudited Pro Forma Combined Financial Statements--Basis of
   Presentation........................................................... F-2
  Unaudited Pro Forma Condensed Combined Balance Sheet.................... F-3
  Unaudited Pro Forma Condensed Combined Statement of Operations.......... F-4
  Notes to Unaudited Pro Forma Condensed Combined Financial Statements.... F-5

                        SANTA FE ENERGY RESOURCES, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

   The following unaudited pro forma combined financial statements of Santa Fe Energy Resources, Inc. ("Santa Fe"), and related notes thereto, illustrate the effects of the proposed merger of Snyder Oil Corporation ("Snyder") into Santa Fe.

   Under the terms of the Merger Agreement, upon consummation of the merger, each share of Snyder common stock issued and outstanding immediately prior to the effective time, other than shares owned directly or indirectly by Snyder or any of its subsidiaries, will be automatically converted into 2.05 shares of Santa Fe common stock. In addition, each outstanding option of Snyder to purchase shares of Snyder common stock will be canceled at the effective time of the merger and, with certain exceptions as described in the Merger Agreement, Santa Fe Snyder will grant the holder of such former Snyder option an option to purchase Santa Fe common stock. The number of shares subject to such Santa Fe option will equal the product of 2.05 times the number of shares subject to the Snyder option and the exercise price will equal the former exercise price divided by 2.05.

   The merger has been accounted for in the Pro Forma Statements using the purchase method of accounting. Consequently, the unaudited pro forma condensed combined balance sheet (the "Pro Forma Balance Sheet") as of December 31, 1998 reflects the recording of assets acquired and liabilities assumed of Snyder at estimated fair value as if the merger had occurred on that date. The pro forma combined statement of operations is prepared for the year ended December 31, 1998 and illustrates the effects of the merger as if it had occurred on January 1, 1998.

   Based on the closing price of Santa Fe stock on the date of the merger agreement, management believes that the resulting purchase price allocation could cause the carrying value of Snyder's historical assets to significantly exceed future amounts realizable from the assets, creating the likelihood of a material post-merger writedown of the assets in future periods unless commodity prices increase above their current levels or other future developments substantiate the recoverability of the new, higher carrying value of Snyder's assets. The amount and timing of any writedowns will be determined in the future by management in accordance with applicable accounting rules based upon circumstances existing at the time of the review. For example, if after the merger management's long-term outlook for future commodities prices is reflective of current NYMEX gas prices of approximately $2.00 per Mcfe, an impairment would be necessary to the carrying value of Santa Fe Snyder's oil and gas properties. On such basis, impairments could range from approximately $150 million to $200 million, on a pre-tax basis, pursuant to the provisions of the Statement of Financial Accounting Standards No. 121. Any future writedown would likely have a material adverse effect on Santa Fe Snyder's net income in the period(s) taken, but would not affect the company's cash flows.

   The Pro Forma Statements should be read in conjunction with the historical consolidated financial statements of Santa Fe and Snyder, including the notes thereto, incorporated herein by reference. The management of Santa Fe believes that the assumptions utilized provide a reasonable basis for presenting the significant effects of the merger and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The Pro Forma Statements do not purport to be indicative of the financial position or results of operations of Santa Fe had the merger occurred on the dates mentioned above, nor are the Pro Forma Statements necessarily indicative of the future financial position or results of operations of Santa Fe.

                        SANTA FE ENERGY RESOURCES, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (In Millions)

                                               December 31, 1998
                                    -------------------------------------------
                                                         Pro Forma
                                                         Combining    Pro Forma
                                    Santa Fe   Snyder   Adjustments   Combined
              ASSETS                ---------  -------  -----------   ---------
Current assets..................... $   116.0  $  35.6    $   --      $   151.6
Investments........................        --     24.0        --           24.0
                                                          (573.9)(a)
Property, plant and equipment, at
 cost..............................   1,977.0    573.9     674.3 (b)    2,733.4
                                                            82.1 (b)
Accumulated depletion,
 depreciation, amortization
 and impairment....................  (1,258.7)  (199.6)    199.6 (a)   (1,258.7)
                                    ---------  -------    ------      ---------
Property, plant and equipment,
 net...............................     718.3    374.3     382.1        1,474.7
Other assets.......................      24.7       --     (13.5)(d)       11.2
                                    ---------  -------    ------      ---------
    Total Assets................... $   859.0  $ 433.9    $368.6      $ 1,661.5
                                    =========  =======    ======      =========
   LIABILITIES AND SHAREHOLDERS'
              EQUITY
Current liabilities................ $   139.2  $  73.3    $  8.1 (b)  $   220.6
Long-term debt.....................     330.6    212.8      (2.7)(a)      540.7
Deferred revenues and other
 liabilities.......................      40.8     19.4        --           60.2
Deferred income taxes..............        --       --      82.1 (b)       68.1
                                                            (0.5)(c)
                                                           (13.5)(d)
Shareholders' equity
  Common stock.....................       1.0      0.4      (0.4)(a)        1.8
                                                             0.8 (b)
  Paid-in capital..................     728.2    238.7    (238.7)(a)    1,150.4
                                                           422.2 (b)

                                                           (10.9)(a)
  Retained earnings (deficit)......    (372.5)    10.9      (1.0)(c)     (373.5)
  Treasury stock...................      (6.8)   (46.2)     46.2 (a)       (6.8)
  Unamortized restricted stock
   awards..........................      (1.5)      --       1.5 (c)         --
  Unrealized gain or loss on
   investments.....................        --    (75.4)     75.4 (a)         --
                                    ---------  -------    ------      ---------
    Total Liabilities and
     Shareholders' Equity.......... $   859.0  $ 433.9    $368.6      $ 1,661.5
                                    =========  =======    ======      =========

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                        SANTA FE ENERGY RESOURCES, INC.

   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    (In Millions, Except Per Share Amounts)

                                          Year Ended December 31, 1998
                                      ----------------------------------------
                                                        Pro Forma
                                                        Combining    Pro Forma
                                      Santa Fe Snyder  Adjustments   Combined
                                      -------- ------  -----------   ---------
Revenues:
  Sales of crude oil, liquids and
   natural gas.......................  $290.4  $133.2    $   --       $ 423.6
  Gas transportation, processing and
   marketing.........................      --     4.6        --           4.6
  Other..............................     0.6     0.2        --           0.8
                                       ------  ------    ------       -------
    Total revenues...................   291.0   138.0        --         429.0
                                       ------  ------    ------       -------
Costs and expenses:
  Production and operating...........   112.5    31.0        --         143.5
  Cost of gas and transportation.....      --     3.3        --           3.3
  Exploration, including dry hole
   costs.............................    71.1    48.3        --         119.4
  Depletion, depreciation and
   amortization......................   136.1    54.0      25.8 (a)     215.9
  Impairment of oil and gas
   properties........................    87.8     5.5        --          93.3
  General and administrative.........    19.7    16.4        --          36.1
  Taxes other than income............    16.3     7.5        --          23.8
  Loss (gain) on disposition of
   assets............................     1.5    (3.3)       --          (1.8)
                                       ------  ------    ------       -------
    Total costs and expenses.........   445.0   162.7      25.8         633.5
                                       ------  ------    ------       -------
Income (loss) from operations........  (154.0)  (24.7)    (25.8)       (204.5)
  Interest income....................     6.2     2.4        --           8.6
  Interest expense...................   (22.0)  (15.7)       --         (37.7)
  Interest capitalized...............     7.2      --        --           7.2
  Other income (expense).............    (0.3)     --        --          (0.3)
                                       ------  ------    ------       -------
Income (loss) before income taxes....  (162.9)  (38.0)    (25.8)       (226.7)
  Current income tax (expense)
   benefit...........................    11.4      --        --          11.4
  Deferred income tax (expense)
   benefit...........................    52.8    13.3       9.0 (b)      75.1
                                       ------  ------    ------       -------
Net income (loss)....................  $(98.7) $(24.7)   $(16.8)      $(140.2)
                                       ======  ======    ======       =======
Net income (loss) per common share,
 basic and diluted...................  $(0.96) $(0.74)                $ (0.82)
                                       ======  ======                 =======
Weighted average number of shares
 outstanding.........................   102.6    33.4                   171.1
                                       ======  ======                 =======

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                        SANTA FE ENERGY RESOURCES, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

   The Pro Forma Condensed Combined Balance Sheet is presented assuming the merger of Snyder into Santa Fe occurred on December 31, 1998. The Pro Forma Condensed Combined Statement of Operations has been prepared as if the merger had been consummated as of January 1, 1998.

   The merger of Snyder has been accounted for in the Pro Forma Statements using the purchase method of accounting. The total value to be allocated between the net assets of Snyder was determined based on the estimated fair value of the Santa Fe common stock offered to the Snyder stockholders and the estimated fair value of replacement options to be issued, as increased to reflect the incremental cash expenses incurred to effect the merger. The fair value of Santa Fe common stock utilized in the purchase price allocation was $6.09375, which represents the average market prices prior to and after the public announcement of the proposed merger.

Note 2. Pro Forma Adjustments

 Pro Forma Balance Sheet

  (a) To reverse Snyder's historical property, plant and equipment, accumulated depletion, depreciation and amortization and shareholders' equity as a result of the application of purchase accounting and to adjust long-term debt to fair market value.

  (b) To record the preliminary pro forma allocation of the purchase price of the merger of Snyder to property, plant and equipment using the purchase method of accounting. The total of the value of the 68.4 million shares issued ($416.8 million), the fair value of the net liabilities assumed ($243.2 million, which is the remainder of liabilities assumed minus assets acquired), the estimated fair value of 3.5 million Santa Fe Snyder replacement options to be issued ($6.2 million) and the value of certain liabilities incurred as a result of the merger has been allocated to property, plant and equipment as follows:

                                                                     In Millions
                                                                     -----------
      Common stock issued...........................................   $416.8
      Fair value of replacement options.............................      6.2
      Other accrued merger costs....................................      5.6
                                                                       ------
          Sub-total.................................................    428.6
      Liabilities assumed:
        Current liabilities.........................................     75.8
        Long-term debt at fair value................................    210.1
        Other long-term obligations.................................     19.4
      Assets acquired:
        Current assets..............................................    (35.6)
        Investments.................................................    (24.0)
                                                                       ------
      Allocated to property, plant and equipment....................   $674.3
                                                                       ======

    Other accrued merger costs include those capitalizable costs incurred to consummate the transaction, consisting primarily of professional fees. These costs, along with the write off of certain lease obligations ($2.5 million) are reflected in current liabilities on the pro forma balance sheet.

    The purchase price allocation is preliminary principally due to the fact that management is in the process of assessing and formulating its integration plans, which are expected to include employee separations, employee relocations, elimination of duplicative facilities and other restructuring actions. These restructuring costs are anticipated to qualify as assumed liabilities in the merger upon finalization of these plans. In addition, the Company is in the process of finalizing business and capital spending plans which will impact the ultimate purchase price allocation to oil and gas properties. Such amounts cannot be estimated at this time.

                        SANTA FE ENERGY RESOURCES, INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (Continued)


    In addition, Santa Fe has recorded an $82.1 million deferred tax liability related to the difference between the book basis and the tax basis in the oil and gas properties acquired. Such amount is allocated to property, plant and equipment.

  (c) As a result of the merger, certain restricted stock and phantom unit awards of Santa Fe will vest, resulting in a charge to earnings, net of tax, of the unrecognized portion of such awards.

  (d) Included in Santa Fe's "Other Assets" line item at December 31, 1998 is a net deferred tax asset of $13.5 million. As a result of a deferred tax liability arising from the merger, this amount has been reclassed to "Deferred income taxes" for pro forma purposes.

 Pro Forma Statement of Operations

   Certain reclassification adjustments to line items were made to the Snyder statement of operations to conform to Santa Fe's presentation. The material adjustment made was a reclassification of production taxes ($7.5 million for the year ended December 31, 1998) from production and operating expense to taxes other than income taxes. These adjustments do not affect net income and are not presented on the pro forma statements.

(a) To record the additional depletion, depreciation and amortization expense of $25.8 million related to the excess of the estimated fair value over the historical basis of the property, plant and equipment for the year ended December 31, 1998.

(b) To record income taxes at an effective rate of 35%.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                January 13, 1999

                                    between

                             SNYDER OIL CORPORATION

                                      and

                        SANTA FE ENERGY RESOURCES, INC.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

                                   The Merger

Section 1.01 The Merger....................................................   1
Section 1.02 Tax Treatment.................................................   1
Section 1.03 Accounting Treatment..........................................   1
Section 1.04 Conversion of Shares..........................................   2
Section 1.05 Surrender and Payment.........................................   2
Section 1.06 Stock Options.................................................   3
Section 1.07 Fractional Shares.............................................   4
Section 1.08 Withholding Rights............................................   4
Section 1.09 Lost Certificates.............................................   4
Section 1.10 Closing.......................................................   5

                                   ARTICLE II

                           The Surviving Corporation

Section 2.01 Certificate of Incorporation..................................   5
Section 2.02 Bylaws........................................................   5
Section 2.03 Directors and Officers........................................   5

                                  ARTICLE III

                     Representations and Warranties of SOCO

Section 3.01 Corporate Existence and Power.................................   5
Section 3.02 Corporate Authorization.......................................   6
Section 3.03 Governmental Authorization....................................   6
Section 3.04 Non-contravention.............................................   6
Section 3.05 Capitalization................................................   7
Section 3.06 Subsidiaries..................................................   7
Section 3.07 SEC Filings...................................................   8
Section 3.08 Financial Statements..........................................   8
Section 3.09 Absence of Certain Changes....................................   9
Section 3.10 No Undisclosed Material Liabilities...........................  10
Section 3.11 Compliance with Laws and Court Orders.........................  10
Section 3.12 Litigation....................................................  10
Section 3.13 Advisor's Fees................................................  10
Section 3.14 Taxes.........................................................  11
Section 3.15 Employee Benefit Plans........................................  11
Section 3.16 Environmental Matters.........................................  12
Section 3.17 Tax Treatment.................................................  13
Section 3.18 Opinion of Financial Advisor..................................  14
Section 3.19 Patents and Other Proprietary Rights..........................  14
Section 3.20 Status and Operation of Oil and Gas Properties ...............  14
Section 3.21 Reserve Reports...............................................  15
Section 3.22 Antitakeover Statutes and Rights Agreement....................  16
Section 3.23 Required Stockholder Vote or Consent..........................  16
Section 3.24 Hedging.......................................................  16
Section 3.25 Year 2000 Issues..............................................  16

                                                                          Page
                                                                          ----

                                   ARTICLE IV

                   Representations and Warranties of Santa Fe

Section 4.01 Corporate Existence and Power...............................  16
Section 4.02 Corporate Authorization.....................................  16
Section 4.03 Governmental Authorization..................................  17
Section 4.04 Non-contravention...........................................  17
Section 4.05 Capitalization..............................................  17
Section 4.06 Subsidiaries................................................  18
Section 4.07 SEC Filings.................................................  19
Section 4.08 Financial Statements........................................  19
Section 4.09 Absence of Certain Changes..................................  19
Section 4.10 No Undisclosed Material Liabilities.........................  20
Section 4.11 Compliance with Laws and Court Orders.......................  20
Section 4.12 Litigation..................................................  21
Section 4.13 Advisors' Fees..............................................  21
Section 4.14 Taxes.......................................................  21
Section 4.15 Employee Benefit Plans......................................  22
Section 4.16 Environmental Matters.......................................  23
Section 4.17 Tax Treatment...............................................  23
Section 4.18 Opinion of Financial Advisor................................  24
Section 4.19 Patents and Other Proprietary Rights........................  24
Section 4.20 Status and Operation of Oil and Gas Properties..............  24
Section 4.21 Reserve Reports.............................................  25
Section 4.22 Antitakeover Statutes and Rights Agreement..................  25
Section 4.23 Required Stockholder Vote or Consent........................  25
Section 4.24 Hedging.....................................................  25
Section 4.25 Year 2000 Issues............................................  25

                                   ARTICLE V

                       Conduct of Business Pending Merger

Section 5.01 Conduct of SOCO ............................................  26
Section 5.02 Conduct of Santa Fe.........................................  27

                                   ARTICLE VI

                             Additional Agreements

Section 6.01 Access and Information......................................  28
Section 6.02 Acquisition Proposals.......................................  28
Section 6.03 Directors' and Officers' Indemnification and Insurance......  30
Section 6.04 Fees and Expenses...........................................  31
Section 6.05 Cooperation.................................................  32
Section 6.06 Filings.....................................................  32
Section 6.07 Consents....................................................  32
Section 6.08 Board, Committees and Executive Officers....................  32
Section 6.09 Stockholder Meetings........................................  33
Section 6.10 Preparation of the Proxy Statement/Prospectus and
             Registration Statement .....................................  33
Section 6.11 Stock Exchange Listing......................................  35

                                                                            Page
                                                                            ----
Section 6.12 Employee Benefits.............................................  35
Section 6.13 Reasonable Commercial Efforts.................................  36
Section 6.14 Certain Filings...............................................  36
Section 6.15 Public Announcements..........................................  36
Section 6.16 Further Assurances............................................  36
Section 6.17 Notices of Certain Events.....................................  36
Section 6.18 Tax-free Reorganization.......................................  37
Section 6.19 Affiliates....................................................  37
Section 6.20 Stockholder Litigation........................................  37
Section 6.21 Indenture Matters.............................................  37

                                  ARTICLE VII

                            Conditions to the Merger

Section 7.01 Conditions to the Obligations of Each Party...................  37
Section 7.02 Conditions to the Obligations of Santa Fe.....................  37
Section 7.03 Conditions to the Obligations of SOCO.........................  38

                                  ARTICLE VIII

                                  Termination

Section 8.01 Termination...................................................  38
Section 8.02 Effect of Termination.........................................  40

                                   ARTICLE IX

                                 Miscellaneous

Section 9.01 Notices.......................................................  40
Section 9.02 Survival of Representations and Warranties....................  41
Section 9.03 Amendments; No Waivers........................................  41
Section 9.04 Successors and Assigns........................................  41
Section 9.05 Governing Law.................................................  41
Section 9.06 Jurisdiction..................................................  42
Section 9.07 Waiver of Jury Trial..........................................  42
Section 9.08 Attorneys' Fees...............................................  42
Section 9.09 No Third Party Beneficiaries..................................  42
Section 9.10 Disclosure Schedule...........................................  42
Section 9.11 Counterparts; Effectiveness...................................  42
Section 9.12 Entire Agreement..............................................  42
Section 9.13 Captions......................................................  42
Section 9.14 Severability..................................................  42
Section 9.15 Definitions and Usage.........................................  43

EXHIBITS

Exhibit A--Form of Affiliate Letter
Exhibit 6.08(b)--Surviving Corporation Executive Officers

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER, dated as of January 13, 1999 ("Agreement"), is by and between Snyder Oil Corporation, a Delaware corporation ("SOCO"), and Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe").

                                R E C I T A L S:

   WHEREAS, the respective Board of Directors of SOCO and Santa Fe deem it advisable and in the best interests of their respective stockholders that on the terms and subject to the conditions set forth herein, SOCO and Santa Fe effect a strategic combination of their companies, such combination to be effected by a merger of SOCO with and into Santa Fe (the "Merger"), and such Boards of Directors have approved the Merger and recommended that their respective stockholders approve and adopt this Agreement; and

   WHEREAS, for federal income tax purposes, SOCO and Santa Fe intend that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.01 The Merger. (a) Upon the terms and subject to the conditions hereof, at the Effective Time (as defined herein), SOCO shall merge with and into Santa Fe in accordance with the General Corporation Law of the State of Delaware ("DGCL"), whereupon the separate existence of SOCO shall cease, and Santa Fe shall be the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects set forth in Section 259 of the DGCL, including, without limitation, the Surviving Corporation's succession to and assumption of all rights and obligations of SOCO.

   (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein Santa Fe will file a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed in writing by the parties hereto and specified in the Certificate of Merger).

   (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, assets, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Santa Fe and SOCO, all as provided under the DGCL.

   Section 1.02 Tax Treatment. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code (a "368 Reorganization").

   Section 1.03 Accounting Treatment. It is intended that the Merger shall be accounted for as a purchase transaction for financial accounting purposes.

   Section 1.04 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

     (a) Each share of common stock, par value $0.01 per share, of SOCO, including, without limitation, all of the associated preferred stock purchase rights (the "SOCO Common Stock"), issued and outstanding immediately prior to the Effective Time shall (except as otherwise provided in this Section 1.04 and Section 1.07) be converted into the right to receive 2.05 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, and a corresponding number of preferred stock purchase rights issued under the Santa Fe Plan (as defined in the Santa Fe Plan) of Santa Fe (collectively "Santa Fe Common Stock"). All such SOCO Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("SOCO Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of SOCO Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such SOCO Stock Certificate, the Santa Fe Common Stock (the "Merger Consideration") to which such holder is entitled pursuant to this Section 1.04(a), without interest. Until surrendered as contemplated by Section 1.05, each SOCO Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this
  Section 1.04.

     (b) Each share of SOCO Common Stock held by SOCO as treasury stock or owned by Santa Fe or any of its subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

     (c) Each share of Santa Fe Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.

   Section 1.05 Surrender and Payment. (a) Prior to the Effective Time, Santa Fe shall appoint an agent, which shall be Santa Fe's Transfer Agent or such other person or persons reasonably satisfactory to SOCO (the "Exchange Agent"), for the purpose of exchanging SOCO Stock Certificates for the Merger Consideration. As of the Effective Time, Santa Fe will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of shares of SOCO Common Stock for exchange in accordance with this Section 1.05 through the Exchange Agent. Promptly after the Effective Time, but in any event not later than five business days thereafter, Santa Fe will send, or will cause the Exchange Agent to send, to each holder of shares of SOCO Common Stock at the Effective Time a letter of transmittal and instructions for use in effecting such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the SOCO Stock Certificates to the Exchange Agent). Provision also shall be made for holders of SOCO Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and SOCO Stock Certificates in exchange for the Merger Consideration.

   (b) Each holder of shares of SOCO Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a SOCO Stock Certificate, together with a properly completed letter of transmittal and pursuant to irrevocable instructions, the Merger Consideration in respect of the SOCO Common Stock represented by such certificate.

   (c) If any portion of the Merger Consideration is to be paid to a person (as defined in Section 9.15) other than the person in whose name the SOCO Stock Certificate is registered, it shall be a condition to such payment that the SOCO Stock Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such SOCO Stock Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

   (d) After the Effective Time, the stock transfer books of SOCO shall be closed and there shall be no further registration of transfers of shares of SOCO Common Stock outstanding prior to the Effective Time. If, after the Effective Time, SOCO Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article.

   (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.05(a) that remains unclaimed by the holders of shares of SOCO Common Stock six months after the Effective Time shall be returned to Santa Fe, upon demand, and any such holder who has not exchanged shares of SOCO Common Stock for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Santa Fe for payment of the Merger Consideration in respect of such shares of SOCO Common Stock. Notwithstanding the foregoing, Santa Fe shall not be liable to any holder of shares of SOCO Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of shares of SOCO Common Stock six years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Santa Fe free and clear of any claims or interest of any person previously entitled thereto.

   (f) No dividends or other distributions with respect to securities of Santa Fe constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered SOCO Stock Certificates until such SOCO Stock Certificates are surrendered as provided in this Section 1.05. Upon such surrender, there shall be paid, without interest, to the person in whose name the securities of Santa Fe have been registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

   Section 1.06 Stock Options. (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each option to purchase shares of SOCO Common Stock outstanding under any stock option or compensation plan or other arrangement of SOCO, whether or not exercisable, and whether or not vested ("SOCO Stock Options"), shall be canceled pursuant to its terms. With respect to SOCO Stock Options so canceled at the Effective Time that were held by (i) employees or directors of SOCO who continue with the Surviving Corporation after the Effective Time or (ii) former employees of SOCO with severance or employment agreements that provide for an extended period to exercise such SOCO Stock Option or non-employee directors of SOCO who do not continue in office with the Surviving Corporation, Santa Fe shall grant such holder an option immediately following the Effective Time to purchase that number of shares of Santa Fe Common Stock ("Santa Fe Stock Options") equal to the product of the number of shares of SOCO Common Stock subject to issuance upon exercise of such option times the Exchange Ratio and with an exercise price equal to the exercise price per share of such SOCO Stock Option divided by the Exchange Ratio, and otherwise upon the same terms and conditions as are set forth in such SOCO Stock Option or severance agreement, including, but not limited to, the existing terms of such SOCO Stock Option; provided, however, that (i) the exercise price, the number of shares of Santa Fe Common Stock purchasable upon exercise of such Santa Fe Stock Option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code, without regard to whether Section 421 of the Code applied to such canceled SOCO Stock Option, and (ii) each such Santa Fe Stock Option shall be fully exercisable on its grant. Notwithstanding the foregoing, any SOCO employee who receives a Santa Fe Agreement pursuant to Section 6.12(c) and whose employment terminates with the Surviving Corporation during the two-year period following the Effective Time for any reason other than such employment being involuntarily terminated pursuant to a written notice of termination by the Surviving Corporation shall be entitled either to receive in cash the positive spread (if any) between the then current market price of the Common Stock of the Surviving Corporation and the exercise price of such option, or to elect to exercise such option for a period of up to 90 days following such termination or the remaining term of such option, whichever is shorter. Any option that is unexercised or is not cashed out following such period shall be canceled. For purposes of such option "Good Reason" termination, as defined in the Santa Fe change in control agreement shall be deemed to be a voluntary termination. If, and only if, such a former SOCO employee is involuntarily terminated during the two-year period following the Effective Time, pursuant to a written notice of termination by the Surviving Corporation, such employee shall have a period of three years following such involuntary termination or the period of time of the remaining term of such option, whichever is shorter, in which to exercise such option. To the extent reasonably practicable, with respect to a canceled SOCO Stock Option that was an incentive stock option for purposes of Section 422 of the Code, the replacement Santa Fe Stock Option shall be designed to constitute an incentive stock option. Prior to the Effective Time, SOCO will use all commercially reasonable efforts to obtain such consents, if any, as may be necessary to give effect to the transactions contemplated by this Section 1.06. In addition, prior to the Effective Time, SOCO will, to the extent commercially reasonable and permitted by the relevant stock option agreements, make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 1.06. Except as contemplated by this Section 1.06, SOCO will not, after the date hereof, without the written consent of Santa Fe, grant any new options or amend any outstanding options to purchase shares of SOCO Common Stock (including accelerating the vesting).

   (b) Santa Fe shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Santa Fe Common Stock for delivery upon exercise of the Santa Fe Stock Options granted by Santa Fe pursuant to
Section 1.06(a) above. As promptly as practicable after the Effective Time, Santa Fe shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Santa Fe Common Stock subject to such Santa Fe Stock Options and shall use all reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

   Section 1.07 Fractional Shares. No fractional shares of Santa Fe Common Stock shall be issued in the Merger, but in lieu thereof each holder of SOCO Common Stock otherwise entitled to a fractional share of Santa Fe Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.07, a cash payment in lieu of such fractional shares of Santa Fe Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Santa Fe Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange ("NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of SOCO Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of SOCO Common Stock. Santa Fe shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including, without limitation, the expenses and compensation of the Exchange Agent, incurred in connection with such sale or sales. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of SOCO Common Stock in lieu of any fractional shares of Santa Fe Common Stock, the Exchange Agent shall make available such amounts to such holders, without interest.

   Section 1.08 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SOCO Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

   Section 1.09 Lost Certificates. If any SOCO Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such SOCO Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such SOCO Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed SOCO Stock Certificate the Merger Consideration to be paid in respect of the shares of SOCO Common Stock represented by such SOCO Stock Certificates as contemplated by this Article I.

   Section 1.10 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Andrews & Kurth L.L.P., 600 Travis, Suite 4200, Houston, Texas 77002 at 10:00 a.m., local time, on the first business day immediately following the date on which all of the conditions set forth in Article VII hereof are satisfied or waived, or at such other date and time as Santa Fe and SOCO shall otherwise agree (the "Closing Date").

                                   ARTICLE II

                           The Surviving Corporation

   Section 2.01 Certificate of Incorporation. The certificate of incorporation of Santa Fe, as amended and in effect immediately prior to the Effective Time (the "Charter"), shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, as of the Effective Time, such Charter shall be amended as follows:

     (a) Article FIRST of the Charter shall be amended to read in its entirety as follows:

       "FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is Santa Fe Snyder Corporation."

     (b) The first paragraph of Article FOURTH of the Charter shall be amended to read in its entirety as follows:

       "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 350,000,000, of which 50,000,000 shares shall be Preferred Stock, par value $.01 per share, and 300,000,000 shares shall be Common Stock, par value $.01 per share."

     (c) The certificate of designations for Santa Fe's Series A Junior Participating Preferred Stock shall be amended to increase to 3,000,000 the number of shares of Junior Preferred Stock subject to such designation.

   Section 2.02 Bylaws. The bylaws of Santa Fe in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

   Section 2.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws, the directors and executive officers of the Surviving Corporation shall be as set forth in
Section 6.08.

                                  ARTICLE III

                     Representations and Warranties of SOCO

   SOCO represents and warrants to Santa Fe that, except as disclosed in the SOCO Schedule of Exceptions (the "SOCO Schedule"), as of the date hereof:

   Section 3.01 Corporate Existence and Power. SOCO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a SOCO Material Adverse Effect (as defined in Section 3.06). SOCO is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction specified in Section 3.01 of the SOCO Schedule, which are the only jurisdictions where such qualification is necessary or appropriate, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a SOCO Material Adverse Effect. SOCO has heretofore delivered to Santa Fe true and complete copies of the certificate of incorporation and bylaws of SOCO as currently in effect, and SOCO's certificate of incorporation and bylaws as so delivered are in full force and effect. SOCO is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

   Section 3.02 Corporate Authorization. (a) The execution, delivery and performance by SOCO of this Agreement and the consummation of the transactions contemplated hereby are within SOCO's corporate powers and, except for the required approval of SOCO's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of SOCO Common Stock is the only vote of the holders of any of SOCO's capital stock necessary in connection with the consummation of the Merger. No other vote of the holders of SOCO's capital stock is necessary in connection with this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SOCO and constitutes a valid and binding agreement of SOCO.

   (b) SOCO's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) are fair to and in the best interests of SOCO's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including, without limitation, the Merger), and (iii) recommended approval and adoption of this Agreement by its stockholders.

   Section 3.03 Governmental Authorization. The execution, delivery and performance by SOCO of this Agreement and the consummation by SOCO of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the Securities Act of 1933 ("1933 Act"), the Securities Exchange Act of 1934 ("1934 Act"), state laws relating to takeovers, if applicable, and foreign or state securities or Blue Sky laws, and
(c) any other filings, approvals or authorizations which are ministerial in nature and are customarily obtained from governmental authorities after the effective time in connection with transactions of the same nature as are contemplated hereby ("Customary Post Closing Consents") or which, if not obtained, would not, individually or in the aggregate, have a SOCO Material Adverse Effect or materially impair the ability of SOCO to consummate the transactions contemplated by this Agreement.

   Section 3.04 Non-contravention. The execution, delivery and performance by SOCO of this Agreement and the consummation by SOCO of the transactions contemplated hereby do not and will not (i) subject to obtaining the SOCO Stockholders' Approval (as defined in Section 3.23), violate the certificate of incorporation or bylaws of SOCO, or the certificate of incorporation or bylaws (or similar organizational documents) of any of SOCO's subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, writ, injunction, order or decree,
(iii) require any consent or other action by any person under, give rise to any right of first refusal or similar right of any third party under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of SOCO or any of its subsidiaries or to guaranteed payments or a loss of any benefit to which SOCO or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon SOCO or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of SOCO or any of its subsidiaries, (iv) result in the creation or imposition of any Lien on any shares of capital stock or any material properties or assets of SOCO or any of its subsidiaries, or (v) result in any holder of any securities of SOCO being entitled to appraisal, dissenters' or similar rights, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a SOCO Material Adverse Effect or materially impair the ability of SOCO to consummate the transactions contemplated by this Agreement. "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

   Section 3.05 Capitalization. The authorized capital stock of SOCO consists of a total of 85,000,000 shares, of which 75,000,000 shares are SOCO Common Stock and 10,000,000 shares are preferred stock, par value $0.01 per share, of SOCO ("SOCO Preferred Stock"). No shares of SOCO Preferred Stock are issued or outstanding, although a series of SOCO Preferred Stock consisting of 75,000 shares has been designated as Junior Participating Preferred Stock and is subject to issuance under SOCO's Preferred Stock Purchase Rights Plan, dated as of May 27, 1997 (the "SOCO Plan"). As of January 11, 1999, there were 33,364,567 shares of SOCO Common Stock issued and outstanding and options to purchase an aggregate of 2,584,320 shares of SOCO Common Stock at an average exercise price of $15.86 per share (of which 1,184,248 were exercisable). All outstanding shares of capital stock of SOCO have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05 or in the SOCO Plan and except for changes since January 11, 1999 resulting from the exercise of employee or non-employee director stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of SOCO, (ii) securities of SOCO convertible into or exchangeable for shares of capital stock or voting securities of SOCO or (iii) options or other rights to acquire from SOCO or other obligation of SOCO to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SOCO. There are no outstanding obligations of SOCO or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or
(iii) above. Except for any amendments filed with the SOCO SEC Filings (as defined below) made prior to the date hereof, the SOCO Plan has not been amended except to provide that the SOCO Plan is inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby and any other agreements executed and delivered in connection herewith. A "Distribution Date" has not occurred within the meaning of the SOCO Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date.

   Section 3.06 Subsidiaries. (a) SOCO has previously furnished Santa Fe with a list of the name and jurisdiction of organization of each subsidiary (as defined in Section 9.15) of SOCO, which list is true and correct. Each such subsidiary is a corporation duly incorporated or an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, has all corporate, partnership or other entity derived powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a SOCO Material Adverse Effect. Each subsidiary of SOCO is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a SOCO Material Adverse Effect. SOCO has made available to Santa Fe a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of SOCO's subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No SOCO subsidiary is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than SOCO's subsidiaries, its ownership of (i) 7,822,000 ordinary shares of SOCO International plc ("International") (representing approximately 15.8% of International's outstanding shares as reported as of June 30, 1998); (ii) 11,731,000 ordinary shares of Cairn Energy plc ("Cairn") (representing approximately 6.9% of Cairn's outstanding shares as reported as of June 30,
1998); and (iii) 27% of Great Divide Gas Services, LLC, a Colorado limited liability company; SOCO does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated. For purposes of this Agreement a "SOCO Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of SOCO and its subsidiaries, taken as a whole, provided that such term shall not include effects on SOCO resulting from general economic conditions or from market conditions (including, without limitation, changes in the market prices for oil and gas) then prevailing generally in the oil and gas industry.

   (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each subsidiary of SOCO is owned by SOCO, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the 1933 Act. Except as set forth in this Section 3.06, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of SOCO's subsidiaries, (ii) securities of SOCO or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of SOCO's subsidiaries or
(iii) options or other rights to acquire from SOCO or any of its subsidiaries, or other obligation of SOCO or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of SOCO's subsidiaries. There are no outstanding obligations of SOCO or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i),
(ii) or (iii) of this Section 3.06(b).

   Section 3.07 SEC Filings. (a) SOCO has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Santa Fe true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including, without limitation, exhibits and amendments thereto), including, without limitation, its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since December 31, 1995 under the 1933 Act or the 1934 Act (collectively, the "SOCO SEC Filings").

   (b) As of its respective filing date (or, if any SOCO SEC Filing was amended, as of the date such amendment was filed), each SOCO SEC Filing, including, without limitation, any financial statements or schedules included therein, complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

   (c) As of its filing date (or, if any SOCO SEC Filing was amended, as of the date such amendment was filed), each SOCO SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (d) Each such registration statement, as amended or supplemented, if applicable, filed by SOCO pursuant to the 1933 Act and constituting a SOCO SEC Filing did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

   Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of SOCO included in the SOCO SEC Filings fairly present, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of SOCO and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements). For purposes of this Agreement, "SOCO Balance Sheet" means the consolidated balance sheet of SOCO as of September 30, 1998 set forth in the SOCO quarterly report on Form 10-Q for the quarter ended September 30, 1998 and "SOCO Balance Sheet Date" means September 30, 1998.

   Section 3.09 Absence of Certain Changes. Except as disclosed in the SOCO SEC Filings made prior to the date hereof or as contemplated by this Agreement or with respect to any of the actions referred to in any of clauses (b) through
(f) or (h) through (l) below to which Santa Fe has given its consent as contemplated by Section 5.01, since the SOCO Balance Sheet Date, the business of SOCO and its subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts which has had, individually or in the aggregate, a SOCO Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of SOCO or any of its subsidiaries (other than dividends paid by direct or indirect wholly owned subsidiaries), or any repurchase, redemption or other acquisition by SOCO or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, SOCO or any of its subsidiaries;

     (c) except for amendments to the SOCO Plan contemplated by Section 3.22, any amendment of any material term of any outstanding security of SOCO or any of its subsidiaries;

     (d) any incurrence, assumption or guarantee by SOCO or any of its subsidiaries of any material indebtedness for borrowed money other than trade debt incurred in the ordinary course and debt incurred pursuant to existing credit facilities and arrangements;

     (e) any creation or other incurrence by SOCO or any of its subsidiaries of any Lien on any material asset other than in the ordinary course consistent with past practices;

     (f) any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries of SOCO made in the ordinary course consistent with past practices;

     (g) any damage, destruction or other casualty loss affecting the business or assets of SOCO or any of its subsidiaries which, without considering the effect of any insurance, would, individually or in the aggregate, have a SOCO Material Adverse Effect;

     (h) except for sales of Hydrocarbons (as defined in Section 3.20) produced by SOCO and its subsidiaries in the ordinary course of business, any transaction or commitment made, or any contract or agreement entered into, by SOCO or any of its subsidiaries relating to its assets or business (including, without limitation, the acquisition or disposition of any assets) or any relinquishment by SOCO or any of its subsidiaries of any contract or other right, in either case, in excess of $10 million individually;

     (i) any change in any method of financial accounting or tax accounting or any accounting practice by SOCO or any of its subsidiaries, except for any such change required by reason of a change in GAAP or Regulation S-X promulgated under the 1934 Act;

     (j) any (i) grant of any severance or termination pay to (x) any employee of SOCO or any of its subsidiaries (other than officers (as defined in Section 9.15) or directors) other than ordinary course grants in amounts consistent with past practices or (y) any director or officer of SOCO or any of its subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of SOCO or any of its subsidiaries,
  (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, employee or former employee of SOCO or any of its subsidiaries, or (v) increase in compensation, bonus or other benefits payable to directors or officers other than ordinary course increases implemented prior to the date hereof consistent with past practices;

     (k) any material labor dispute, other than routine individual grievances, or, to the knowledge of SOCO, any activity or proceeding by a labor union or representative thereof to organize any material number of employees of SOCO or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at the SOCO Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

     (l) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to SOCO and its subsidiaries, taken as a whole.

   Section 3.10 No Undisclosed Material Liabilities. There are no liabilities of SOCO or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

     (a) liabilities or obligations disclosed in the SOCO SEC Filings made prior to the date hereof or provided for in the SOCO Balance Sheet or disclosed in the notes thereto;

     (b) liabilities or obligations which would not, individually or in the aggregate, have a SOCO Material Adverse Effect; and

     (c) liabilities or obligations under this Agreement.

   Section 3.11 Compliance with Laws and Court Orders. SOCO and each of its subsidiaries hold all approvals, licenses, permits, certificates, consents, entitlements, plans, surveys, registrations and similar type authorizations ("Permits") necessary for the lawful conduct of its respective businesses, as now conducted, except for Permits the lack of which, individually or in the aggregate, would not have a SOCO Material Adverse Effect. Except as set forth in the SOCO SEC Filings made prior to the date hereof, SOCO and each of its subsidiaries is and has been in compliance with, and to the knowledge (as defined in Section 9.15) of SOCO, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a SOCO Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 3.11 is made with respect to Environmental Laws or Environmental Permits, which are covered exclusively by the provisions set forth in Section 3.16.

   Section 3.12 Litigation. Except as set forth in the SOCO SEC Filings made prior to the date hereof, there is no action, suit, investigation, audit or proceeding pending against, or to the knowledge of SOCO threatened against or affecting, SOCO or any of its subsidiaries or any of their respective properties or any of the directors or officers of SOCO or any of its subsidiaries in their capacity as such before any court or arbitrator or any governmental body, agency or official which would, individually or in the aggregate, have a SOCO Material Adverse Effect. Neither SOCO nor any of its subsidiaries, nor any director or employee of SOCO or any of its subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of SOCO or such subsidiary nor, to the knowledge of SOCO, is SOCO, any subsidiary or any officer, director or employee of SOCO or its subsidiaries under investigation by any governmental authority. Except as disclosed in the SOCO SEC Filings made prior to the date hereof, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring SOCO or any of its subsidiaries to take any action of any kind with respect to its business, assets or properties, which would, individually or in the aggregate, have a SOCO Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section
3.12 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.16.

   Section 3.13 Advisor's Fees. Except for Petrie Parkman & Co., copies of whose engagement agreements have been provided to Santa Fe, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of SOCO or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

   Section 3.14 Taxes. (a) Except as set forth in the SOCO Balance Sheet (including, without limitation, the notes thereto) and except as would not, individually or in the aggregate, have a SOCO Material Adverse Effect, (i) all tax returns, statements, reports and forms (collectively, the "SOCO Returns") required to be filed with any taxing authority by, or with respect to, SOCO and its subsidiaries and any partnerships of which SOCO or its subsidiaries is a partner have been duly and timely filed in accordance with all applicable laws;
(ii) SOCO and its subsidiaries have timely paid all taxes due and payable, whether or not shown on any SOCO Return, and the SOCO Returns correctly and completely reflect the income, business, assets, operations, activities and the status of SOCO and its subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the SOCO Balance Sheet); (iii) SOCO and its subsidiaries have made provision for all taxes payable by SOCO and its subsidiaries for which no SOCO Return has yet been filed; (iv) SOCO and its subsidiaries have duly withheld and paid all taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party; (v) there are no Liens for taxes upon any property or asset of SOCO or any of its subsidiaries, except for Liens for taxes not yet due or with respect to matters being contested by SOCO in good faith and for which adequate reserves are reflected on the SOCO Balance Sheet; (vi) the charges, accruals and reserves for taxes with respect to SOCO and its subsidiaries reflected on the SOCO Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (vii) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to SOCO or any of its subsidiaries in respect of any tax where there is a reasonable possibility of an adverse determination; and (viii) neither SOCO nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which SOCO was the common parent.

   (b) Neither SOCO nor any of its subsidiaries has given or been requested to give any waiver of the statute of limitations relating to the payment of taxes or have executed powers of attorney with respect to tax matters, in either case that will be outstanding as of the Effective Time. There are no issues of law or fact which, to the knowledge of SOCO, exist or which arise out of a formal or informal notice of deficiency, proposed deficiency or assessment or request for information from the Internal Revenue Service or any other governmental taxing authority with respect to taxes of SOCO or any of its subsidiaries. There are no outstanding rulings of, or requests for rulings with, any tax authority addressed that are, or if issued would be, binding on SOCO and its subsidiaries.

   (c) Prior to the date hereof, SOCO has provided or made available true and correct copies of all material tax sharing, tax indemnity or similar agreements to which SOCO or any of its subsidiaries is a party, is bound by or has any obligation or liability for taxes. Neither SOCO nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes with any entity that is not, directly or indirectly, a wholly-owned subsidiary of SOCO. No consent under Section 341(f) of the Code has been filed with respect to SOCO or any of its subsidiaries.

   (d) No "foreign person" held more than 5% of the SOCO Common Stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

   Section 3.15 Employee Benefit Plans. (a) SOCO has provided Santa Fe with a list identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy applicable to any director, officer or employee of SOCO or any of its subsidiaries and each material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including, without limitation, any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including, without limitation, compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by SOCO or any of its affiliates (as defined in Section 9.15) and covers any employee or former employee of SOCO or any of its affiliates, or under which SOCO or any of its affiliates has any liability (secondary, contingent or otherwise), including, without limitation, any such plan, program or arrangement that has been terminated. Such plans are referred to collectively herein as the "SOCO Employee Plans." Copies of all such SOCO Employee Plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to Santa Fe together with the most recent annual report (Form 5500 including, without limitation, if applicable, Schedule B thereto) prepared in connection with any such SOCO Employee Plan.

   (b) Each SOCO Employee Plan has been funded and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, without limitation, but not limited to ERISA and the Code) which are applicable to such plan, except where failure to so comply would not, individually or in the aggregate, have a SOCO Material Adverse Effect.

   (c) No SOCO Employee Plan is subject to Title IV of ERISA.

   (d) Each SOCO Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

   (e) No director or officer or, to the knowledge of SOCO, other employee of SOCO or any of its subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of SOCO or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

   (f) Since the SOCO Balance Sheet Date, there has been no adoption of or amendment to, written interpretation or announcement (whether or not written) by SOCO or any of its affiliates relating to, or change in employee participation or coverage under, any SOCO Employee Plan which would increase materially the annual expense of maintaining such SOCO Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the SOCO Balance Sheet Date.

   (g) Except for defined benefit plans (if applicable), the SOCO Employee Plans may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination.

   (h) No SOCO Employee Plan is a "multiemployer plan" (as defined in Section 4001(a) (3) of ERISA) or a "multiple employer plan" (within the meaning of
Section 413(c) of the Code).

   (i) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of SOCO, threatened against, or with respect to, any of the SOCO Employee Plans or their assets.

   (j) To the knowledge of SOCO, there is no matter pending (other than routine qualification determination filings) with respect to any of the SOCO Employee Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

   Section 3.16 Environmental Matters. Except as set forth in the SOCO SEC Filings made prior to the date hereof and except as would not, individually or in the aggregate, have a SOCO Material Adverse Effect:

     (i) the businesses of SOCO and its subsidiaries have been and are operated in material compliance with all Environmental Laws and Environmental Permits;

     (ii) neither SOCO nor any of its subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any properties or facilities owned, leased or operated by SOCO or any of its subsidiaries, except in material compliance with all Environmental Laws;

     (iii) there are no pending, or to the knowledge of SOCO, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of SOCO or any of its subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a SOCO Material Adverse Effect, nor does SOCO have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation;

     (iv) SOCO and its subsidiaries are in possession of or have timely filed for all material Environmental Permits with respect to the operation of the businesses of SOCO and its subsidiaries; there are no pending or, to the knowledge of SOCO, threatened, actions, proceedings or investigations seeking to restrict, revoke or deny renewal of any of such Environmental Permits; and SOCO does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to restrict, revoke or deny renewal of any of such Environmental Permits;

     (v) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of SOCO, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law; and

     (vi) there are no liabilities of or relating to SOCO or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and SOCO does not have knowledge of any facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

   (b) Neither SOCO nor any of its subsidiaries owns, leases or directly or indirectly controls or has owned, leased or directly or indirectly controlled any real property in New Jersey or Connecticut.

   (c) The following terms shall have the meaning set forth below:

   "SOCO" and "its subsidiaries" shall, solely for purposes of this Section 3.16, include any entity which is, in whole or in part, a corporate predecessor of SOCO or any of its subsidiaries.

   "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety or the environment and arising from the use, presence, disposal, discharge or release of Hazardous Substances.

   "Environmental Permits" means, with respect to any person, all permits, licenses, registrations, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such person as currently conducted.

   Section 3.17 Tax Treatment. Neither SOCO nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a 368 Reorganization. Without limiting the generality of the foregoing:

     (a) Prior to and in connection with the Merger, (i) none of the SOCO Common Stock will be redeemed, (ii) no extraordinary distribution will be made with respect to SOCO Common Stock, and (iii) none of the SOCO Common Stock will be acquired by any person related (as defined in Treas. Reg. (S) 1.368-1(e)(3) without regard to
  (S) 1.368-1(e)(3)(i)(A)) to SOCO.

     (b) No assets of SOCO have been sold, transferred or otherwise disposed of which would prevent Santa Fe from continuing the historic business of SOCO or from using a significant portion of SOCO's historic business assets in a business following the Merger, and SOCO intends to continue its historic business or use a significant portion of its historic business assets in a business.

     (c) SOCO and the stockholders of SOCO will each pay their respective expenses, if any, incurred in connection with the Merger.

     (d) There is no intercorporate indebtedness existing between SOCO and Santa Fe that was issued, acquired, or will be settled at a discount.

     (e) SOCO is not an investment company as defined in section
  368(a)(2)(F)(iii) and (iv) of the Code.

     (f) SOCO is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

     (g) The liabilities of SOCO were incurred by SOCO in the ordinary course of its business.

   Section 3.18 Opinion of Financial Advisor. SOCO's Board of Directors has received the opinion of Petrie Parkman & Co., financial advisor to SOCO, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of SOCO Common Stock.

   Section 3.19 Patents and Other Proprietary Rights. SOCO and its subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, and other proprietary rights and processes of which SOCO is aware that are material to its business as now conducted (collectively the "SOCO Intellectual Property Rights"). Except for such matters as would not, individually or in the aggregate, have a SOCO Material Adverse Effect, (a) SOCO and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the SOCO Intellectual Property Rights and (b) none of the licenses included in the SOCO Intellectual Property Rights purports to grant sole or exclusive licenses to another person including, without limitation, sole or exclusive licenses limited to specific fields of use. To SOCO's knowledge, the patents owned by SOCO and its subsidiaries are valid and enforceable and any patent issuing from patent applications of SOCO and its subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, have a SOCO Material Adverse Effect. SOCO has no knowledge of any infringement by any other person of any of the SOCO Intellectual Property Rights, and SOCO and its subsidiaries have not, to SOCO's knowledge, entered into any agreement to indemnify any other party against any charge of infringement of any of the SOCO Intellectual Property Rights, except for such matters as would not, individually or in the aggregate, have a SOCO Material Adverse Effect. To SOCO's knowledge, SOCO and its subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither SOCO nor any of its subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person, except for such matters as would not, individually or in the aggregate, have a SOCO Material Adverse Effect. Except for such matters as would not, individually or in the aggregate, have a SOCO Material Adverse Effect, SOCO and its subsidiaries have not been sued for infringing any intellectual property right of another person. None of the SOCO Intellectual Property Rights or other know-how relating to the business of SOCO and its subsidiaries, the value of which to SOCO is contingent upon maintenance of the confidentiality thereof, has been disclosed by SOCO or any affiliate thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

   Section 3.20 Status and Operation of Oil and Gas Properties. (a) The Leases of SOCO and its subsidiaries are in full force and effect in accordance with their respective terms, all obligations of SOCO under such Leases have been fully performed (to the extent required as of the date hereof) and there are currently pending no requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, except where the failure of such Leases to be in full force and effect in accordance with their terms, the failure to perform thereunder or the pendency of such requests or demands, individually or in the aggregate, would not have a SOCO Material Adverse Effect.

   (b) The Oil and Gas Contracts of SOCO or any of its subsidiaries are in full force and effect in accordance with their respective terms, except for any such Oil and Gas Contracts the termination of which, individually or in the aggregate, would not have a SOCO Material Adverse Effect.

   (c) Neither SOCO nor any of its subsidiaries has (i) sold forward a material amount of any Hydrocarbons, (ii) received any material advance, "take-or-pay" or other similar payments under production sales contracts or otherwise that entitle the purchasers to "make up" or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor, (iii) any commitment to deliver a minimum volume of Hydrocarbons to any person or to pay a "make up" amount or transportation charge to such person for any shortfall, or (iv) taken or received any material amount of Hydrocarbons under any gas balancing agreements or any similar arrangements that permit any person thereafter to receive any portion of the interest of SOCO or any of its subsidiaries to "balance" any disproportionate allocation of Hydrocarbons.

   (d) For purposes of this Section 3.20 and Section 4.20:

   "Hydrocarbons" means oil, gas, minerals and other gaseous and liquid hydrocarbons or any combination thereof.

   "Leases" means any oil, gas and mineral leasehold or fee interest, mineral interests, royalty interests, net profits interests, licenses, concessions, permits and other interests in Hydrocarbons in which (with respect to this Section 3.20) SOCO or any of its subsidiaries, or (with respect to Section 4.20) Santa Fe or any of its subsidiaries, holds an interest.

   "Oil and Gas Contracts" means any lease, license, permit, assignment, farmout, farmin, operating agreement, unit agreement, declaration or order, joint venture or acquisition agreement, division order, production sales, processing or transportation contract or other contract affecting the ownership or operation of any of the properties constituting the Oil and Gas Interests or the disposition of the Hydrocarbons produced therefrom.

   "Oil and Gas Interests" means (a) the interests of (with respect to this Section 3.20) SOCO or any of its subsidiaries, or (with respect to Section 4.20) Santa Fe or any of its subsidiaries, as the case may be, in the Leases, together with the interests (with respect to this Section 3.20) of SOCO or any of its subsidiaries, or (with respect to Section 4.20) Santa Fe or any of its subsidiaries, as the case may be, in and to all property and rights incident thereto, including, without limitation, all rights in respect of any pooled or unitized acreage by virtue of any Lease being a part thereof, all production from the pool or unit allocated to any such Lease and all interests in any wells within the pool or unit associated with the Leases; and (b) the interests (with respect to this Section 3.20) of SOCO or any of its subsidiaries, or (with respect to Section 4.20) Santa Fe or any of its subsidiaries, as the case may be, in and to all of the personal property, fixtures and improvements thereon, appurtenant thereto or used, held or obtained in connection with the Leases or the production, treatment, sale, processing, transportation or disposal of Hydrocarbons or water or other substances produced therefrom or attributable thereto (whether located on or off the Leases, including, without limitation, wells, equipment, casing, tanks, boilers, generators, crude oil, condensate or other production in storage or in pipelines, flow lines, tubing, pumps, motors, machinery and other equipment, gathering systems and field separators) and all other tenements, hereditaments, improvements and appurtenances thereunto belonging.

   Section 3.21 Reserve Reports. All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which SOCO or its subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by SOCO or its subsidiaries) supplied to Netherland, Sewell & Associates, Inc. by or on behalf of SOCO and its subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of SOCO and its subsidiaries in connection with the preparation of the proved oil and gas reserve report concerning the Oil and Gas Interests of SOCO and its subsidiaries as of December 31, 1997 and prepared by such engineering firm (the "SOCO Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the SOCO Reserve Report) true and correct in all material respects.

   Section 3.22 Antitakeover Statutes and Rights Agreement. The Board of Directors of SOCO has (i) approved this Agreement and the transactions contemplated hereby and (ii) taken all action necessary to cause this Agreement and the transactions contemplated hereby to be exempt from Section 203 of the Delaware Law, and no other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated hereby. SOCO has taken all action necessary to render the preferred share purchase rights issued pursuant to the terms of the SOCO Plan inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

   Section 3.23 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of SOCO's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of the SOCO Common Stock, with each share of SOCO Common Stock being entitled to one vote per share (the "SOCO Stockholders' Approval").

   Section 3.24 Hedging. As of the date of this Agreement and except as may be implemented prior to the Effective Time in accordance with Section 5.01, neither SOCO nor any of its subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including, without limitation, Hydrocarbons, securities, interest rates or any other matters.

   Section 3.25 Year 2000 Issues. The disclosures set forth in the SOCO SEC Filings concerning potential computer hardware and software problems associated with the year 2000 are true and correct in all material respects.

                                   ARTICLE IV

                   Representations and Warranties of Santa Fe

   Santa Fe represents and warrants to SOCO that, except as disclosed in the Santa Fe Schedule of Exceptions (the "Santa Fe Schedule"), as of the date hereof:

   Section 4.01 Corporate Existence and Power. Santa Fe is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect (as defined in Section 4.06). Santa Fe is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary or appropriate, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect. Santa Fe has heretofore delivered to SOCO true and complete copies of the certificate of incorporation and bylaws of Santa Fe as currently in effect, and Santa Fe's certificate of incorporation and bylaws as so delivered are in full force and effect. Santa Fe is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

   Section 4.02 Corporate Authorization. (a) The execution, delivery and performance by Santa Fe of this Agreement and the consummation of the transactions contemplated hereby are within Santa Fe's corporate powers and, except for the required approval of Santa Fe's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of Santa Fe Common Stock is the only vote of the holders of any of Santa Fe's capital stock necessary in connection with the consummation of the Merger. No other vote of the holders of Santa Fe's capital stock is necessary in connection with this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Santa Fe and constitutes a valid and binding agreement of Santa Fe.

   (b) Santa Fe's Board of Directors, at a meeting duly called and held, has
(i) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) are fair to and in the best interests of Santa Fe's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including, without limitation, the Merger), and (iii) recommended approval and adoption of this Agreement by its stockholders.

   Section 4.03 Governmental Authorization. The execution, delivery and performance by Santa Fe of this Agreement and the consummation by Santa Fe of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, the 1933 Act, the 1934 Act, state laws relating to takeovers, if applicable, and foreign or state securities or Blue Sky laws, and (c) any other filings, approvals or authorizations which constitute Customary Post Closing Consents or which, if not obtained, would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect or materially impair the ability of Santa Fe to consummate the transactions contemplated by this Agreement.

   Section 4.04 Non-contravention. The execution, delivery and performance by Santa Fe of this Agreement and the consummation by Santa Fe of the transactions contemplated hereby do not and will not (i) subject to obtaining the Santa Fe Stockholders' Approval (as defined in Section 4.23), violate the certificate of incorporation or bylaws of Santa Fe, or the certificate of incorporation or bylaws (or similar organizational documents) of any of Santa Fe's subsidiaries,
(ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, writ, injunction, order or decree, (iii) require any consent or other action by any person under, give rise to any right of first refusal or similar right of any third party under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Santa Fe or any of its subsidiaries or to guaranteed payments or a loss of any benefit to which Santa Fe or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon Santa Fe or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Santa Fe or any of its subsidiaries, (iv) result in the creation or imposition of any Lien on any shares of capital stock or any material properties or assets of Santa Fe or any of its subsidiaries, or (v) result in any holder of any securities of Santa Fe being entitled to appraisal, dissenters' or similar rights, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect or materially impair the ability of Santa Fe to consummate the transactions contemplated by this Agreement.

   Section 4.05 Capitalization. The authorized capital stock of Santa Fe consists of a total of 250,000,000 shares, of which 200,000,000 shares are Santa Fe Common Stock and 50,000,000 shares are preferred stock, par value $0.01 per share, of Santa Fe ("Santa Fe Preferred Stock"). No shares of Santa Fe Preferred Stock are issued or outstanding, although a series of Santa Fe Preferred Stock consisting of 2,000,000 shares has been designated as Series A Junior Participating Preferred Stock and is subject to issuance under Santa Fe's Preferred Stock Purchase Rights Plan, dated March 3, 1997 (the "Santa Fe Plan"). As of January 11, 1999, there were outstanding 102,220,505 shares of Santa Fe Common Stock and options to purchase an aggregate of 9,868,191 shares of Santa Fe Common Stock at an average exercise price of $7.9853 per share (of which 6,618,887 were exercisable). All outstanding shares of capital stock of Santa Fe have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 4.05 or in the Santa Fe Plan and except for changes since January 11, 1999 resulting from the exercise of employee or non-employee director stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of Santa Fe, (ii) securities of Santa Fe convertible into or exchangeable for shares of capital stock or voting securities of Santa Fe or (iii) options or other rights to acquire from Santa Fe or other obligation of Santa Fe to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Santa Fe. There are no outstanding obligations of Santa Fe or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above. Except for any amendments filed with the Santa Fe SEC Filings (as defined below) made prior to the date hereof, the Santa Fe Plan has not been amended except to provide that the Santa Fe Plan is inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby and any other agreements executed and delivered in connection herewith. A Distribution Date has not occurred within the meaning of the Santa Fe Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date.

   Section 4.06 Subsidiaries. (a) Santa Fe has previously furnished SOCO with a list of the name and jurisdiction of organization of each subsidiary (as defined in Section 9.15) of Santa Fe, which list is true and correct. Each such subsidiary is a corporation duly incorporated or an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, has all corporate, partnership or other entity derived powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect. Each subsidiary of Santa Fe is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect. Santa Fe has made available to SOCO a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Santa Fe's subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Santa Fe subsidiary is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than Santa Fe's subsidiaries, Santa Fe does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated. For purposes of this Agreement (i) a "Santa Fe Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Santa Fe and its subsidiaries, taken as a whole, provided that such term shall not include effects on Santa Fe resulting from general economic conditions or from market conditions (including, without limitation, changes in the market prices for oil and gas) then prevailing generally in the oil and gas industry.

   (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each subsidiary of Santa Fe is owned by Santa Fe, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the 1933 Act. Except as set forth in this Section 4.06, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of Santa Fe's subsidiaries, (ii) securities of Santa Fe or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Santa Fe's subsidiaries or (iii) options or other rights to acquire from Santa Fe or any of its subsidiaries, or other obligation of Santa Fe or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of Santa Fe's subsidiaries. There are no outstanding obligations of Santa Fe or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) of this Section 4.06(b).

   Section 4.07 SEC Filings. (a) Santa Fe has filed with the SEC, and has heretofore made available to SOCO true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including, without limitation, exhibits and amendments thereto), including, without limitation, its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since December 31, 1995 under the 1933 Act or the 1934 Act (collectively, the "Santa Fe SEC Filings").

   (b) As of its respective filing date (or, if any Santa Fe SEC Filing was amended, as of the date such amendment was filed), each Santa Fe SEC Filing, including, without limitation, any financial statements or schedules included therein, complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

   (c) As of its filing date (or, if any Santa Fe SEC Filing was amended, as of the date such amendment was filed), each Santa Fe SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (d) Each such registration statement, as amended or supplemented, if applicable, filed by Santa Fe pursuant to the 1933 Act and constituting a Santa Fe SEC Filing did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

   Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Santa Fe included in the Santa Fe SEC Filings fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Santa Fe and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements). For purposes of this Agreement, "Santa Fe Balance Sheet" means the consolidated balance sheet of Santa Fe as of September 30, 1998 set forth in the Santa Fe quarterly report on Form 10-Q for the quarter ended September 30, 1998 and "Santa Fe Balance Sheet Date" means September 30, 1998.

   Section 4.09 Absence of Certain Changes. Except as disclosed in the Santa Fe SEC Filings made prior to the date hereof or as contemplated by this Agreement or with respect to any of the actions referred to in any of clauses (b) through
(f) or (h) through (l) below to which SOCO has given its consent as contemplated by Section 5.02, since the Santa Fe Balance Sheet Date, the business of Santa Fe and its subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts which has had, individually or in the aggregate, a Santa Fe Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Santa Fe or any of its subsidiaries (other than dividends paid by direct or indirect wholly owned subsidiaries), or any repurchase, redemption or other acquisition by Santa Fe or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Santa Fe or any of its subsidiaries;

     (c) except for amendments to the Santa Fe Plan contemplated by Section 4.22, any amendment of any material term of any outstanding security of Santa Fe or any of its subsidiaries;

     (d) any incurrence, assumption or guarantee by Santa Fe or any of its subsidiaries of any material indebtedness for borrowed money other than trade debt incurred in the ordinary course and debt incurred pursuant to existing credit facilities and arrangements;

     (e) any creation or other incurrence by Santa Fe or any of its subsidiaries of any Lien on any material asset other than in the ordinary course consistent with past practices;

     (f) any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries of Santa Fe made in the ordinary course consistent with past practices;

     (g) any damage, destruction or other casualty loss affecting the business or assets of Santa Fe or any of its subsidiaries which, without considering the effect of any insurance, would, individually or in the aggregate, have a Santa Fe Material Adverse Effect;

     (h) except for sales of Hydrocarbons produced by Santa Fe and its subsidiaries in the ordinary course of business, any transaction or commitment made, or any contract or agreement entered into, by Santa Fe or any of its subsidiaries relating to its assets or business (including, without limitation, the acquisition or disposition of any assets) or any relinquishment by Santa Fe or any of its subsidiaries of any contract or other right, in either case, in excess of $10 million individually;

     (i) any change in any method of financial accounting or tax accounting or any accounting practice by Santa Fe or any of its subsidiaries, except for any such change required by reason of a change in GAAP or Regulation S-X promulgated under the 1934 Act;

     (j) any (i) grant of any severance or termination pay to (x) any employee of Santa Fe or any of its subsidiaries (other than officers (as defined in Section 9.15) or directors) other than ordinary course grants in amounts consistent with past practices or (y) any director or officer of Santa Fe or any of its subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Santa Fe or any of its subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, employee or former employee of Santa Fe or any of its subsidiaries, or (v) increase in compensation, bonus or other benefits payable to directors or officers other than ordinary course increases implemented prior to the date hereof consistent with past practices;

     (k) any material labor dispute, other than routine individual grievances, or, to the knowledge of Santa Fe, any activity or proceeding by a labor union or representative thereof to organize any material number of employees of Santa Fe or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at the Santa Fe Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

     (l) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to Santa Fe and its subsidiaries, taken as a whole.

   Section 4.10 No Undisclosed Material Liabilities. There are no liabilities of Santa Fe or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

     (a) liabilities or obligations disclosed in the Santa Fe SEC Filings made prior to the date hereof or provided for in the Santa Fe Balance Sheet or disclosed in the notes thereto;

     (b) liabilities or obligations which would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect; and

     (c) liabilities or obligations under this Agreement.

   Section 4.11 Compliance with Laws and Court Orders. Santa Fe and each of its subsidiaries hold all Permits necessary for the lawful conduct of its respective businesses, as now conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Santa Fe Material Adverse

Effect. Except as set forth in the Santa Fe SEC Filings prior to the date hereof, Santa Fe and each of its subsidiaries is and has been in compliance with, and to the knowledge of Santa Fe, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section
4.11 is made with respect to Environmental Laws or Environmental Permits, which are covered exclusively by the provisions set forth in Section 4.16.

   Section 4.12 Litigation. Except as set forth in the Santa Fe SEC Filings prior to the date hereof, there is no action, suit, investigation, audit or proceeding pending against, or to the knowledge of Santa Fe threatened against or affecting, Santa Fe or any of its subsidiaries or any of their respective properties or any of the directors or officers of Santa Fe or any of its subsidiaries in their capacity as such before any court or arbitrator or any governmental body, agency or official which would, individually or in the aggregate, have a Santa Fe Material Adverse Effect. Neither Santa Fe nor any of its subsidiaries, nor any director or employee of Santa Fe or any of its subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Santa Fe or such subsidiary nor, to the knowledge of Santa Fe, is Santa Fe, any subsidiary or any officer, director or employee of Santa Fe or its subsidiaries under investigation by any governmental authority. Except as disclosed in the Santa Fe SEC Filings made prior to the date hereof, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Santa Fe or any of its subsidiaries to take any action of any kind with respect to its business, assets or properties, which would, individually or in the aggregate, have a Santa Fe Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 4.12 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.16.

   Section 4.13 Advisors' Fees. Except for Chase Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, copies of whose engagement agreements have been provided to SOCO, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Santa Fe or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

   Section 4.14 Taxes. (a) Except as set forth in the Santa Fe Balance Sheet (including, without limitation, the notes thereto) and except as would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect, (i) all tax returns, statements, reports and forms (collectively, the "Santa Fe Returns") required to be filed with any taxing authority by, or with respect to, Santa Fe and its subsidiaries and any partnerships of which Santa Fe or its subsidiaries is a partner have been duly and timely filed in accordance with all applicable laws; (ii) Santa Fe and its subsidiaries have timely paid all taxes due and payable, whether or not shown on any Santa Fe Return, and the Santa Fe Returns correctly and completely reflect the income, business, assets, operations, activities and the status of Santa Fe and its subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Santa Fe Balance Sheet); (iii) Santa Fe and its subsidiaries have made provision for all taxes payable by Santa Fe and its subsidiaries for which no Santa Fe Return has yet been filed; (iv) Santa Fe and its subsidiaries have duly withheld and paid all taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party; (v) there are no Liens for taxes upon any property or asset of Santa Fe or any of its subsidiaries, except for Liens for taxes not yet due or with respect to matters being contested by Santa Fe in good faith and for which adequate reserves are reflected on the Santa Fe Balance Sheet; (vi) the charges, accruals and reserves for taxes with respect to Santa Fe and its subsidiaries reflected on the Santa Fe Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (vii) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Santa Fe or any of its subsidiaries in respect of any tax where there is a reasonable possibility of an adverse determination; and (viii) neither Santa Fe nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Santa Fe was the common parent.

   Section 4.15 Employee Benefit Plans. (a) Santa Fe has provided SOCO with a list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy applicable to any director, officer or employee of Santa Fe or any of its subsidiaries and each material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including, without limitation, any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including, without limitation, compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Santa Fe or any of its affiliates and covers any employee or former employee of Santa Fe or any of its affiliates, or under which Santa Fe or any of its affiliates has any liability (secondary, contingent or otherwise), including, without limitation, any such plan, program or arrangement that has been terminated. Such plans are referred to collectively herein as the "Santa Fe Employee Plans". Copies of all such Santa Fe Employee Plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to SOCO together with the most recent annual report (Form 5500 including, without limitation, if applicable, Schedule B thereto) prepared in connection with any such Santa Fe Employee Plan.

   (b) Each Santa Fe Employee Plan has been funded and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, without limitation, but not limited to ERISA and the Code) which are applicable to such plan, except where failure to so comply would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect.

   (c) No Santa Fe Employee Plan is subject to Title IV of ERISA.

   (d) Each Santa Fe Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

   (e) No director or officer or, to the knowledge of Santa Fe, other employee of Santa Fe or any of its subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of Santa Fe or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

   (f) Since the Santa Fe Balance Sheet Date, there has been no adoption of or amendment to, written interpretation or announcement (whether or not written) by Santa Fe or any of its affiliates relating to, or change in employee participation or coverage under, any Santa Fe Employee Plan which would increase materially the annual expense of maintaining such Santa Fe Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Santa Fe Balance Sheet Date.

   (g) Except for defined benefit plans (if applicable), the Santa Fe Employee Plans may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination.

   (h) No Santa Fe Employee Plan is a "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code).

   (i) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Santa Fe, threatened against, or with respect to, any of the Santa Fe Employee Plans or their assets.

   (j) To the knowledge of Santa Fe, there is no matter pending (other than routine qualification determination filings) with respect to any of the Santa Fe Employee Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

   Section 4.16 Environmental Matters. (a) Except as set forth in the Santa Fe SEC Filings made prior to the date hereof and except as would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect:

     (i) the businesses of Santa Fe and its subsidiaries have been and are operated in material compliance with all Environmental Laws and Environmental Permits;

     (ii) neither Santa Fe or any of its subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of Hazardous Substances at any properties or facilities owned, leased or operated by Santa Fe or any of its subsidiaries, except in material compliance with all Environmental Laws;

     (iii) there are no pending, or to the knowledge of Santa Fe, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Santa Fe or any of its subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Santa Fe Material Adverse Effect, nor does Santa Fe have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation;

     (iv) Santa Fe and its subsidiaries are in the possession of or have timely filed for all material Environmental Permits with respect to the operation of the businesses of Santa Fe and its subsidiaries; there are no pending or, to the knowledge of Santa Fe, threatened, actions, proceedings or investigations seeking to restrict, revoke or deny renewal of any of such Environmental Permits; and Santa Fe does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to restrict, revoke or deny renewal of any of such Environmental Permits;

     (v) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Santa Fe, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law; and

     (vi) there are no liabilities of or relating to Santa Fe or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and Santa Fe does not have knowledge of any facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

   (b) Neither Santa Fe nor any of its subsidiaries owns, leases or directly or indirectly controls or has owned, leased or directly or indirectly controlled any real property in New Jersey or Connecticut.

   (c) "Santa Fe" and "its subsidiaries" shall, solely for purposes of this
Section 4.16, include any entity which is, in whole or in part, a corporate predecessor of Santa Fe or any of its subsidiaries.

   Section 4.17 Tax Treatment. Neither Santa Fe nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a 368 Reorganization. Without limiting the generality of the foregoing:

     (a) In connection with the Merger, none of the SOCO Common Stock will be acquired by Santa Fe or a person related (as defined in Treas. Reg.
  (S) 1.368-1(e)(3)) to Santa Fe for consideration other than Santa Fe Common Stock, respectively, except for any cash received in lieu of fractional share interests in Santa Fe Common Stock pursuant to Section 1.07 of this Agreement.

     (b) Following the Merger, Santa Fe will continue the historic business of SOCO or use a significant portion of its assets in a business, within the meaning of Treas. Reg. (S) 1.368-1(d).

     (c) There is no intercorporate indebtedness existing between SOCO and Santa Fe that was issued, acquired, or will be settled at a discount.

     (d) Santa Fe will pay its own expenses incurred in connection with or as part of the Merger or related transactions. Santa Fe has not paid and will not pay, directly or indirectly, any expenses (including, without limitation, transfer taxes) incurred by any holder of SOCO Common Stock in connection with or as part of the Merger or any related transactions. Santa Fe has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of SOCO Common Stock.

     (e) Santa Fe is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (f) Santa Fe has no plan or intention to sell or otherwise dispose of any of the assets of SOCO except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation, or to reacquire any of the Santa Fe Common Stock issued in the Merger.

   Section 4.18 Opinion of Financial Advisor. Santa Fe's Board of Directors has received the opinion of either or both of Chase Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, financial advisors to Santa Fe, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Santa Fe's stockholders, from a financial point of view.

   Section 4.19 Patents and Other Proprietary Rights. Santa Fe and its subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, and other proprietary rights and processes of which Santa Fe is aware that are material to its business as now conducted (collectively the "Santa Fe Intellectual Property Rights"). Except for such matters as would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect, (a) Santa Fe and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Santa Fe Intellectual Property Rights and (b) none of the licenses included in the Santa Fe Intellectual Property Rights purports to grant sole or exclusive licenses to another person including, without limitation, sole or exclusive licenses limited to specific fields of use. To Santa Fe's knowledge, the patents owned by Santa Fe and its subsidiaries are valid and enforceable and any patent issuing from patent applications of Santa Fe and its subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect. Santa Fe has no knowledge of any infringement by any other person of any of the Santa Fe Intellectual Property Rights, and Santa Fe and its subsidiaries have not, to Santa Fe's knowledge, entered into any agreement to indemnify any other party against any charge of infringement of any of the Santa Fe Intellectual Property Rights, except for such matters as would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect. To Santa Fe's knowledge, Santa Fe and its subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither Santa Fe nor any of its subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person, except for such matters as would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect. Except for such matters as would not, individually or in the aggregate, have a Santa Fe Material Adverse Effect, Santa Fe and its subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Santa Fe Intellectual Property Rights or other know-how relating to the business of Santa Fe and its subsidiaries, the value of which to Santa Fe is contingent upon maintenance of the confidentiality thereof, has been disclosed by Santa Fe or any affiliate thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

   Section 4.20 Status and Operation of Oil and Gas Properties. (a) The Leases of Santa Fe and its subsidiaries are in full force and effect in accordance with their respective terms, all obligations of Santa Fe under such Leases have been fully performed (to the extent required as of the date hereof) and there are currently pending no requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, except where the failure of such Leases to be in full force and effect in accordance with their terms, the failure to perform thereunder or the pendency of such requests or demands, individually or in the aggregate, would not have a Santa Fe Material Adverse Effect.

   (b) Oil and Gas Contracts of Santa Fe or any of its subsidiaries are in full force and effect in accordance with their respective terms, except for any such Oil and Gas Contracts the termination of which, individually or in the aggregate, would not have a Santa Fe Material Adverse Effect.

   (c) Neither Santa Fe nor any of its subsidiaries has (i) sold forward a material amount of any Hydrocarbons, (ii) received any material advance, "take-or-pay" or other similar payments under production sales contracts or otherwise that entitle the purchasers to "make up" or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor, (iii) any commitment to deliver a minimum volume of Hydrocarbons to any person or to pay a "make up" amount or transportation charge to such person for any shortfall, or (iv) taken or received any material amount of Hydrocarbons under any gas balancing agreements or any similar arrangements that permit any person thereafter to receive any portion of the interest of Santa Fe or any of its subsidiaries to "balance" any disproportionate allocation of Hydrocarbons.

   Section 4.21 Reserve Reports. All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Santa Fe or its subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Santa Fe or its subsidiaries) supplied to Ryder Scott Company by or on behalf of Santa Fe and its subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Santa Fe and its subsidiaries in connection with the preparation of the proved oil and gas reserve report concerning the Oil and Gas Interests of Santa Fe and its subsidiaries as of December 31, 1997 and prepared by such engineering firm (the "Santa Fe Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Santa Fe Reserve Report) true and correct in all material respects.

   Section 4.22 Antitakeover Statutes and Rights Agreement. The Board of Directors of Santa Fe has (i) approved this Agreement and the transactions contemplated hereby and (ii) taken all action necessary to cause this Agreement and the transactions contemplated hereby to be exempt from Section 203 of the Delaware Law, and no other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated hereby. Santa Fe has taken all action necessary to render the preferred stock purchase rights issued pursuant to the terms of the Santa Fe Plan inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

   Section 4.23 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Santa Fe's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of the Santa Fe Common Stock, with each share of Santa Fe Common Stock being entitled to one vote per share (the "Santa Fe Stockholders' Approval").

   Section 4.24 Hedging. As of the date of this Agreement and except as may be implemented prior to the Effective Time in accordance with Section 5.02, neither Santa Fe nor any of its subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including, without limitation, Hydrocarbons, securities, interest rates or any other matters.

   Section 4.25 Year 2000 Issues. The disclosures set forth in the Santa Fe SEC Filings concerning potential computer hardware and software problems associated with the year 2000 are true and correct in all material respects.

                                   ARTICLE V

                       Conduct of Business Pending Merger

   Section 5.01 Conduct of SOCO. SOCO agrees that from the date hereof until the Effective Time, except (i) with the prior written consent of Santa Fe, (ii) as contemplated by this Agreement and (iii) as disclosed in the SOCO Schedule, SOCO and its subsidiaries shall conduct their business only in the ordinary course consistent with past practice and oil field practices standard in the industry and shall use all reasonable commercial efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) with the prior written consent of Santa Fe, (ii) as contemplated by this Agreement and (iii) as disclosed in the SOCO Schedule, from the date hereof until the Effective Time:

     (a) neither SOCO nor any of its subsidiaries will adopt or propose any change in its certificate of incorporation or bylaws (or similar organizational documents);

     (b) SOCO will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person or acquire assets of any other person in excess of $10 million individually or $30 million in the aggregate;

     (c) SOCO will not, and will not permit any of its subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of SOCO or its subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, SOCO or any of its subsidiaries, other than intercompany acquisitions of stock among SOCO and its wholly owned subsidiaries;

     (d) SOCO will not settle any material tax audit, make or change any material tax election or file any material amended tax return;

     (e) except as otherwise permitted by this Agreement, SOCO will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the SOCO SEC Filings made prior to the date hereof), enter into any amendment of any term of any outstanding security of SOCO or of any of its subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements, fail to make any required contribution to any SOCO Employee Plan, increase compensation, bonus or other benefits payable to, or modify or amend any employment agreements or severance agreements with, any director, officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

     (f) SOCO will not change any method of accounting or accounting practice by SOCO or any of its subsidiaries, except for any such change required by GAAP;

     (g) SOCO will not take any action that would give rise to a claim under the WARN Act (as defined in Section 9.15) or any similar state law or regulations because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

     (h) SOCO will not amend or otherwise change the terms of the engagement letter with Petrie Parkman & Co.;

     (i) Neither SOCO nor any of its subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will cost in excess of $10 million individually or $50 million in the aggregate, unless the operation is a currently existing obligation of SOCO or any of its subsidiaries;

     (j) Neither SOCO nor any of its subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including, without limitation, Hydrocarbons, securities, interest rates or other matters, other than hedges with a duration of less than eight months relating to SOCO's production of Hydrocarbons not in excess of 75% of SOCO's total daily production of Hydrocarbons in accordance with SOCO's hedging policy as in effect on the date hereof or (ii) enter into any commodity sales agreements with a duration of more than three months;

     (k) SOCO will not, and will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of or create a Lien on any material assets or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

     (l) SOCO will not, and will not permit any of its subsidiaries to, take, and will not omit or agree to omit to take, any action that would make any representation and warranty of SOCO hereunder materially inaccurate in any respect at, or as of any time prior to, the Effective Time; and

     (m) SOCO will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

   Section 5.02 Conduct of Santa Fe. Santa Fe agrees that from the date hereof until the Effective Time, except (i) with the prior written consent of SOCO,
(ii) as contemplated in this Agreement and (iii) as described in the Santa Fe Schedule, Santa Fe and its subsidiaries shall conduct their business only in the ordinary course consistent with past practice and oil field practices standard in the industry and shall use all reasonable commercial efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) with the prior written consent of SOCO, (ii) as contemplated in this Agreement and (iii) as described in the Santa Fe Schedule, from the date hereof until the Effective Time:

     (a) neither Santa Fe nor any of its subsidiaries will adopt or propose any change in its certificate of incorporation or bylaws (or similar organizational documents);

     (b) Santa Fe will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person or acquire assets of any other person in excess of $10 million individually or $30 million in the aggregate;

     (c) Santa Fe will not, and will not permit any of its subsidiaries to
  (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Santa Fe or its subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Santa Fe or any of its subsidiaries, other than intercompany acquisitions of stock among Santa Fe and its wholly owned subsidiaries;

     (d) Santa Fe will not settle any material tax audit, make or change any material tax election or file any material amended tax return;

     (e) Except as otherwise permitted by this Agreement, Santa Fe will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Santa Fe SEC Filings made prior to the date hereof), enter into any amendment of any term of any outstanding security of Santa Fe or of any of its subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Santa Fe Employee Plan, increase compensation, bonus or other benefits payable to, or modify or amend any employment agreements or severance agreements with, any director, officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

     (f) Santa Fe will not change any method of accounting or accounting practice by Santa Fe or any of its subsidiaries, except for any such change required by GAAP;

     (g) Santa Fe will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulations because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

     (h) Santa Fe will not amend or otherwise change the terms of the engagement letters with Chase Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation;

     (i) Neither Santa Fe nor any of its subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will cost in excess of $10 million individually or $50 million in the aggregate, unless the operation is a currently existing obligation of Santa Fe or any of its subsidiaries;

     (j) Neither Santa Fe nor any of its subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including, without limitation, Hydrocarbons, securities, interest rates or other matters, other than hedges with a duration of less than eight months relating to Santa Fe's production of Hydrocarbons not in excess of 75% of Santa Fe's total daily production of Hydrocarbons in accordance with Santa Fe's hedging policy as in effect on the date hereof or (ii) enter into any commodity sales agreements with a duration of more than three months;

     (k) Santa Fe will not, and will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of or create a Lien on any material assets or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

     (l) Santa Fe will not, and will not permit any of its subsidiaries to, take, and will not omit or agree to omit to take, any action that would make any representation and warranty of Santa Fe hereunder materially inaccurate in any respect at, or as of any time prior to, the Effective Time; and

     (m) Santa Fe will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

                                   ARTICLE VI

                             Additional Agreements

   Section 6.01 Access and Information. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 6.01 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Notwithstanding the foregoing, the Confidentiality Agreement dated December 16, 1998, between Santa Fe and SOCO (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement.

   Section 6.02 Acquisition Proposals.

   (a) From the date of this Agreement until the earlier to occur of the termination hereof and the Effective Time, Santa Fe and its subsidiaries will not, and will cause their respective officers, directors, employees or other advisors and agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Santa Fe Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any non-public information relating to Santa Fe or its subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, a Santa Fe Acquisition Proposal. Nothing contained in this Section 6.02(a) shall prohibit Santa Fe and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the 1934 Act, or (ii) furnishing information, including, without limitation, non-public information to, or entering into negotiations with, any person or entity that has made a Santa Fe Acquisition Proposal (as defined herein), provided that the Board of Directors of Santa Fe has determined in good faith that such Santa Fe Acquisition Proposal could reasonably be expected to be a Superior Santa Fe Acquisition Proposal (as defined herein), or (iii) withdrawing, modifying or changing its recommendation of this Agreement or the Merger in a manner adverse to SOCO or recommending to the stockholders of Santa Fe any Santa Fe Acquisition Proposal, provided that the Board of Directors of Santa Fe has determined in good faith that such Santa Fe Acquisition Proposal is a Superior Santa Fe Acquisition Proposal, and with respect to clauses (ii) and (iii) of this sentence, if, and only if (A) the Board of Directors of Santa Fe, after duly considering the advice of outside legal counsel to Santa Fe, determines in good faith that such action is required for the Board of Directors of Santa Fe to comply with its fiduciary duties to stockholders imposed by applicable law,
(B) contemporaneously with taking such action Santa Fe provides written notice to SOCO, which notice shall include the identity of the person making such Santa Fe Acquisition Proposal, the material terms and conditions of such Santa Fe Acquisition Proposal (including, without limitation, a copy thereof, if such Santa Fe Acquisition Proposal is in written form or is electronically or magnetically stored) and a description of any information requested or furnished and any discussions or negotiations requested or conducted and (C) Santa Fe uses all reasonable commercial efforts to keep SOCO informed in all material respects of the status and terms of any such negotiations or discussions (including, without limitation, the identity of the person or entity with whom such negotiations or discussions are being held) and provides SOCO copies of such written proposals and any amendments or revisions thereto or correspondence related thereto, provided that SOCO agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to SOCO pursuant to clauses (B) and (C) of this
Section 6.02(a), which confidentiality agreement shall be subject to SOCO's disclosure obligations arising under applicable law or securities exchange regulations. The term "Santa Fe Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Santa Fe or any material subsidiary of Santa Fe, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Santa Fe Acquisition Proposal" means a bona fide written Santa Fe Acquisition Proposal which the Board of Directors of Santa Fe concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Santa Fe's stockholders from a strategic and financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

   (b) From the date of this Agreement until the earlier to occur of the termination hereof and the Effective Time, SOCO and its subsidiaries will not, and will cause their respective officers, directors, employees or other advisors or agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any SOCO Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any non-public information relating to SOCO or its subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, a SOCO Acquisition Proposal. Nothing contained in this Section 6.02(b) shall prohibit SOCO and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the 1934 Act, or (ii) furnishing information, including, without limitation, non-public information to, or entering into negotiations with, any person or entity that has made a SOCO Acquisition Proposal (as defined herein), provided that the Board of Directors of SOCO has determined in good faith that such SOCO Acquisition Proposal could reasonably be expected to be a Superior SOCO Acquisition Proposal (as defined herein), or (iii) withdrawing, modifying or changing its recommendation of this Agreement or the Merger in a manner adverse to Santa Fe or recommending to the stockholders of SOCO any SOCO

Acquisition Proposal, provided that the Board of Directors of SOCO has determined in good faith that such SOCO Acquisition Proposal is a Superior SOCO Acquisition Proposal, and, with respect to clauses (ii) and (iii) of this sentence, if, and only if, (A) the Board of Directors of SOCO, after duly considering the advice of outside legal counsel to SOCO, determines in good faith that such action is required for the Board of Directors of SOCO to comply with its fiduciary duties to stockholders imposed by applicable law, (B) contemporaneously with taking such action SOCO provides written notice to Santa Fe, which notice shall include the identity of the person making such SOCO Acquisition Proposal, the material terms and conditions of such SOCO Acquisition Proposal (including, without limitation, a copy thereof, if such SOCO Acquisition Proposal is in written form or is electronically or magnetically stored) and a description of any information requested or furnished and any discussions or negotiations requested or conducted and (C) SOCO uses all reasonable commercial efforts to keep Santa Fe informed in all material respects of the status and terms of any such negotiations or discussions (including, without limitation, the identity of the person or entity with whom such negotiations or discussions are being held) and provides Santa Fe copies of such written proposals and any amendments or revisions thereto or correspondence related thereto, provided that Santa Fe agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Santa Fe pursuant to clauses (B) and (C) of this Section 6.02(b), which confidentiality agreement shall be subject to Santa Fe's disclosure obligations arising under applicable law or securities exchange regulations. The term "SOCO Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving SOCO or any material subsidiary of SOCO or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior SOCO Acquisition Proposal" means a bona fide written SOCO Acquisition Proposal which the Board of Directors of SOCO concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to SOCO's stockholders from a strategic and financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

   Section 6.03 Directors' and Officers' Indemnification and Insurance.

   (a) From the Effective Time and continuing for six years thereafter, Santa Fe shall indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of SOCO or any of its subsidiaries or an employee of SOCO or any of its subsidiaries who acts as a fiduciary under any of the SOCO Employee Plans (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including, without limitation, reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Santa Fe, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent as set forth under the DGCL, the certificate of incorporation or the bylaws of SOCO, in each case as in effect at the Effective Time, including, without limitation, provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. After the six-year period referred to in the immediately preceding sentence (as such six-year period is affected by the proviso of such sentence), the Indemnified Parties shall have no rights to indemnification under this Agreement, and any rights of any Indemnified Party to indemnification for actions or omissions occurring at or prior to the Effective Time shall thereafter be limited to such indemnification, if any, as is mandated under the DGCL.

   (b) Santa Fe shall maintain SOCO's officers' and directors' liability insurance policy or purchase a "tail" thereunder ("D&O Insurance") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six-year period shall not exceed $500,000.

   Section 6.04 Fees and Expenses. (a) Except as provided in paragraphs (c) and
(d), all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Santa Fe and SOCO for all Expenses (excluding the fees and expenses of legal counsel, accountants, tax advisors and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and the HSR Act, shall be allocated one-half each.

   (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals, requisite HSR Act filings and all other matters related to the consummation of the transactions contemplated hereby.

   (c) SOCO shall pay Santa Fe a fee in immediately available funds (a "SOCO Termination Fee") of $25,000,000 if this Agreement is terminated pursuant to
(i) Section 8.01(b)(iii) because the SOCO Stockholders' Approval is not obtained, (ii) Section 8.01(e) or Section 8.01(g), or (iii) Section 8.01(d) in respect of a breach by SOCO of a covenant or agreement that is a SOCO Breach (as defined in Section 8.01(d)) and, in the case of clause (i) or (iii), if within nine months of any such termination SOCO becomes a subsidiary of a person, which person, immediately prior to SOCO becoming such a subsidiary, was not an Affiliate of Santa Fe or SOCO, or accepts a written offer with respect to, or enters into a written agreement to consummate or consummates, a SOCO Acquisition Proposal. If the SOCO Termination Fee becomes payable pursuant to this Section 6.04(c), it shall be paid prior to or at termination (and as a condition to termination) of this Agreement in the case of clause (ii) above and, in the case of clause (i) or (iii) above, it shall be paid upon the acceptance of a written offer relating to, or the signing of a definitive agreement relating to, a SOCO Acquisition Proposal or, if no such acceptance is made or agreement is signed, then at the closing (and as a condition to closing) of either SOCO becoming a subsidiary of a person, which person, immediately prior to SOCO becoming such a subsidiary, was not an Affiliate of Santa Fe or SOCO, or of such SOCO Acquisition Proposal. The SOCO Termination Fee shall be paid by SOCO without reservation of rights or protests and SOCO, upon making such payment, shall be deemed to have released and waived any and all rights that it may have to recover such amounts. Santa Fe shall be entitled to receive all Expenses incurred by it (in addition to the SOCO Termination Fee, if payable) in immediately available funds if this Agreement is terminated pursuant to Section 8.01(e), Section 8.01(g), Section 8.01(b)(iii) because the SOCO Stockholders' Approval is not obtained or Section 8.01(d).

   (d) Santa Fe shall pay SOCO a fee in immediately available funds (a "Santa Fe Termination Fee") of $25,000,000 if this Agreement is terminated pursuant to
(i) Section 8.01(b)(iii) because the Santa Fe Stockholders' Approval is not obtained, (ii) Section 8.01(f) or Section 8.01(h), or (iii) Section 8.01(c) in respect of a breach by Santa Fe of a covenant or agreement that is, a Santa Fe Breach (as defined in Section 8.01(c)) and, in the case of clause (i) or (iii), if within nine months of any such termination Santa Fe becomes a subsidiary of a person, which person, immediately prior to Santa Fe becoming such a subsidiary, was not an Affiliate of SOCO or Santa Fe, or accepts a written offer with respect to, or enters into a written agreement to consummate or consummates, a Santa Fe Acquisition Proposal. If the Santa Fe Termination Fee becomes payable pursuant to this Section 6.04(d), it shall be paid prior to or at termination (and as a condition to termination) of this Agreement in the case of clause (ii) above and, in the case of clause (i) or (iii) above, it shall be paid upon the acceptance of a written offer relating to, or the signing of a definitive agreement relating to a Santa Fe Acquisition Proposal or, if no such acceptance is made or agreement is signed, then at the closing (and as a condition to closing) of either Santa Fe becoming a subsidiary of a person, which person, immediately prior to Santa Fe becoming such a subsidiary, was not an Affiliate of SOCO or Santa Fe, or of such Santa Fe Acquisition Proposal. The Santa Fe Termination Fee shall be paid by Santa Fe without reservation of rights or protests and Santa Fe, upon making such payment, shall be deemed to have released and waived any and all rights that it may have to recover such amounts. SOCO shall be entitled to receive all Expenses incurred by it (in addition to the Santa Fe Termination Fee, if payable) in immediately available funds if this Agreement is terminated pursuant to Section 8.01(f), Section 8.01(h), Section 8.01(b)(iii) because the Santa Fe Stockholders' Approval is not obtained or Section 8.01(c).

   (e) The parties hereto agree that any amounts paid in accordance with
Section 6.04(c) or 6.04(d) above shall constitute the sole or exclusive remedy available to a party for a breach by the other party of any representation, warranty, covenant or agreement of such other party in this Agreement, other than a breach arising from an intentional, reckless or grossly negligent action by such other party.

   Section 6.05 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

   Section 6.06 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

   Section 6.07 Consents. Each of Santa Fe and SOCO shall use all reasonable commercial efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

   Section 6.08 Board, Committees and Executive Officers.

   (a) Santa Fe shall take such action as shall be required to cause the Board of Directors immediately after the Effective Time to increase to 11 members that are divided into three classes, the first class consisting of directors whose current term expires at the 1999 Annual Meeting of Stockholders ("Class I"), the second class consisting of directors whose current term expires at the 2000 Annual Meeting of Stockholders ("Class II") and the third class consisting of directors whose current term expires at the 2001 Annual Meeting of Stockholders ("Class III"), which classes shall have the respective terms set forth in Santa Fe's Charter or Bylaws. Prior to the mailing to stockholders of the Proxy Statement/Prospectus (as defined herein), (i) the Santa Fe Board of Directors shall nominate as directors of Santa Fe to fill the vacancies created thereby one individual selected by the Board of Directors of SOCO as a member of Class I, two individuals selected by the Board of Directors of SOCO as members of Class II and two individuals selected by the Board of Directors of SOCO as members of Class III (the "SOCO Director Nominees") to stand for election as directors of Santa Fe at the Santa Fe Special Meeting. If an individual so selected and nominated consents to serve as a director, Santa Fe shall use all reasonable commercial efforts to cause such individual to be elected to its Board of Directors by the Santa Fe stockholders at the Santa Fe Special Meeting (as defined in Section 6.09(b)), effective as of the Effective Time, for a term expiring at Santa Fe's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of Santa Fe's Board of Directors. If at any time prior to the Effective Time, any SOCO Director Nominee shall be unable to serve as a director at the Effective Time, the Board of Directors of SOCO shall designate another individual to serve in such individual's place.

   (b) Commencing immediately after the Effective Time, John C. Snyder shall be Chairman of the Board of Directors of the Surviving Corporation for which he shall be paid a monthly fee of $10,000 for so long as he serves in such capacity, and those individuals set forth on Exhibit 6.08(b) hereto shall be executive officers of Santa Fe having the titles and positions set forth opposite their respective names on such Exhibit until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. SOCO and Santa Fe agree that John C. Snyder shall continue to serve as Chairman of the Board until the first to occur of (i) the annual meeting of the stockholders of the Surviving Corporation held in the year 2000 and (ii) his death, resignation or removal as a director. Prior to the Effective Time, Santa Fe and SOCO may mutually agree to designate additional individuals to serve as executive officers of Santa Fe subsequent to the Effective Time. If any executive officer set forth on Exhibit 6.08(b) or designated in accordance with this Section 6.08(b) ceases to be a full-time employee of either Santa Fe or SOCO (or otherwise declines to serve in such designated capacity) before the Effective Time, Santa Fe and SOCO will agree upon another person to serve in such person's stead.

   (c) Prior to mailing of the definitive Proxy Statement/Prospectus to their respective stockholders, SOCO and Santa Fe will agree upon the composition that the various committees of the Board of Directors of the Surviving Corporation will have upon consummation of the Merger and the definitive Proxy Statement/Prospectus will identify such committees and their respective members. Santa Fe and SOCO agree that the Nominating Committee of the Board of Directors of the Surviving Corporation shall consist of John C. Snyder, James
L. Payne and two additional members of the Board of Directors of the Surviving Corporation, of which one will be selected by Mr. Snyder and the other by Mr. Payne. Each such member of the Nominating Committee shall continue to serve as members of the Nominating Committee until the first to occur of (i) the annual meeting of the stockholders of the Surviving Corporation held in the year 2000 and (ii) the death, resignation or removal of such person.

   Section 6.09 Stockholder Meetings.

   (a) Subject to Section 6.02(b), SOCO shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "SOCO Special Meeting") for the purpose of securing the SOCO Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of SOCO that its stockholders approve and adopt this Agreement and the transactions contemplated hereby, (iii) use all reasonable commercial efforts to solicit from its stockholders proxies in favor of the approval and adoption of the this Agreement and the transactions contemplated hereby and to secure the SOCO Stockholder's Approval, and (iv) cooperate and consult with Santa Fe with respect to each of the foregoing matters.

   (b) Subject to Section 6.02(a), Santa Fe shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Santa Fe Special Meeting") for the purpose of securing the Santa Fe Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Santa Fe Board of Directors that its stockholders approve this Agreement and the election of directors described in
Section 6.08 and (iii) use all reasonable commercial efforts to solicit from its stockholders proxies in favor of approval of this Agreement and the election of directors described in Section 6.08 and to secure the Santa Fe Stockholders' Approval, and (iv) cooperate and consult with SOCO with respect to each of the foregoing matters.

   (c) The Santa Fe Special Meeting and the SOCO Special Meeting shall be held on the same day unless otherwise agreed by Santa Fe and SOCO.

   Section 6.10 Preparation of the Proxy Statement/Prospectus and Registration Statement.

   (a) Santa Fe and SOCO shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable commercial efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy

Statement/Prospectus. At any time from (and including, without limitation) the initial filing with the SEC of the Proxy Statement/Prospectus, Santa Fe shall file with the SEC the Registration Statement containing the Proxy Statement/Prospectus so long as Santa Fe shall have provided to SOCO a copy of the Registration Statement containing the Proxy Statement/Prospectus at least 10 days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with SEC shall be determined jointly by Santa Fe and SOCO. Each of Santa Fe and SOCO shall use all reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Santa Fe shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction required or filing a general consent to service or process in any jurisdiction) required to be taken under applicable state securities laws in connection with the issuance of Santa Fe Common Stock in the Merger and SOCO shall furnish all information concerning SOCO and the holders of shares of SOCO capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Santa Fe and SOCO shall cause the Proxy Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. Santa Fe shall advise SOCO and SOCO shall advise Santa Fe, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Santa Fe Common Stock for offering in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   (b) None of the information to be supplied by SOCO for inclusion in (a) the joint proxy statement relating to the SOCO Special Meeting and the Santa Fe Special Meeting (as defined in Section 6.09(a) and 6.09(b), respectively) (also constituting the prospectus in respect of Santa Fe Common Stock into which shares of SOCO Common Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by SOCO and Santa Fe with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Santa Fe with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of SOCO, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   (c) None of the information to be supplied by Santa Fe for inclusion in (a) the Proxy Statement/Prospectus, to be filed by SOCO and Santa Fe with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Santa Fe with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Santa Fe, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   (d) Following receipt by PricewaterhouseCoopers, Santa Fe's independent auditors, of an appropriate request from SOCO pursuant to SAS No. 72, Santa Fe shall use all reasonable commercial efforts to cause to be delivered to SOCO a letter of PricewaterhouseCoopers, dated a date within two business days before the effective date of the Registration Statement, and addressed to SOCO, in form and substance reasonably satisfactory to SOCO and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

   (e) Following receipt by Arthur Andersen LLP, SOCO's independent auditors, of an appropriate request from Santa Fe pursuant to SAS No. 72, SOCO shall use all reasonable commercial efforts to cause to be delivered to Santa Fe a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Santa Fe in form and substance satisfactory to Santa Fe and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

   Section 6.11 Stock Exchange Listing. Santa Fe shall use its reasonable commercial efforts to cause the shares of Santa Fe Common Stock to be issued in connection with the Merger (and the shares of Santa Fe Common Stock underlying substitute options) to be listed on the NYSE, subject to official notice of issuance.

   Section 6.12 Employee Benefits. (a) It is the intent of the parties that the Surviving Corporation will establish, as soon as reasonably practicable on or after the Effective Time, compensation and employee benefit plan programs for the continuing employees of the Surviving Corporation that, except as provided below, will provide similarly situated employees with compensation and benefits on substantially the same basis to the extent reasonably practicable; i.e., employees of Santa Fe and SOCO shall receive levels of employee compensation and employee benefits which are, in the aggregate (taking into account all types of direct and indirect compensation, including base compensation, incentive compensation and benefit plan participation), as comparable as practicable to other employees of similar position, responsibility, pay grade, length of service and performance level. Until such programs are established, the Surviving Corporation shall provide that the continuing employees shall be eligible to continue to participate (subject to satisfaction of the eligibility provisions of any such plan) in the respective employee benefit plans of Santa Fe or SOCO, as the case may be, or shall be eligible to participate in any combination of such plans or new plans as the Surviving Corporation deems appropriate. Nothing in this Section 6.12(a) shall prohibit the Surviving Corporation from maintaining separate or different benefit plans for employees of Santa Fe and SOCO, from amending, terminating or consolidating any existing employee benefit plans, or from creating new employee benefit plans, subject in each case to the continuing applicability of the foregoing provisions of this
Section 6.12(a). The employees of SOCO shall be given credit for their service with SOCO prior to the Effective Time for all purposes under the compensation and employee benefit plans of the Surviving Corporation, other than the accrual of benefits under any defined benefit plan. Notwithstanding the foregoing, any member of senior management of SOCO continuing employment with the Surviving Corporation who is receiving compensation and benefits immediately prior to the Effective Time in excess of that being received at the Effective Time by a similarly situated Santa Fe employee shall be entitled to continue to receive such level of compensation and benefits, but shall not be eligible for positive compensation and benefits adjustments until the compensation and benefits of such former member of SOCO's senior management are in the aggregate equal to that received by a similarly situated Santa Fe employee.

   (b) An employee of SOCO who (i) is involuntarily terminated after the date of this Agreement and either on or before, but in contemplation of, the Merger, or (ii) becomes an employee of the Surviving Corporation and is terminated within twelve months following the Effective Time, shall be eligible to elect to receive benefits under either the Santa Fe severance plan or the SOCO severance plan, but not both plans; provided, however, in no event shall such employee be entitled to less than 12 weeks severance pay. For purposes of this
Section 6.12(b), the SOCO severance plan shall refer to the SOCO Change in Control Severance Plan.

   (c) Any SOCO employee who is a party to a change in control agreement or employment agreement ("SOCO Agreement") and is terminated on or prior to the Effective Time or not offered continuing employment with the Surviving Corporation shall be entitled to severance benefits only to the extent so provided by his SOCO Agreement, and shall not be eligible to receive severance benefits pursuant to Section

6.12(b). Any SOCO employee who is offered employment with the Surviving Corporation as a condition thereto shall surrender his SOCO Agreement in exchange for an employment agreement with Santa Fe ("Santa Fe Agreement") containing the severance and other terms (other than as to title and compensation) available to similarly situated employees within Santa Fe. For purposes of all Santa Fe Agreements issued upon surrender of SOCO Agreements,
(i) the Merger shall be deemed to constitute a "Change in Control" thereunder, and (ii) for those SOCO employees required to locate to Houston or otherwise experiencing a "Change in Duties" (as defined under any SOCO Agreement), "Good Reason" shall be deemed to exist entitling the employee to terminate the employee's employment with Santa Fe for two years following the Effective Time and receive the compensation and benefits provided in Paragraph 7(c)(i) of the Santa Fe Agreements currently in effect.

   (d) Following the Effective Time, former SOCO employees (other than William
G. Hargett) who are employed by the Surviving Corporation shall be eligible for grants, commensurate with grants provided to similarly situated Santa Fe employees under the applicable stock option plans maintained by the Surviving Corporation. Notwithstanding the foregoing, persons who were employees of SOCO immediately prior to the Effective Time (including William G. Hargett) and who become employees of the Surviving Corporation shall receive an annual grant during the summer of 1999 on terms as established by past practices of Santa Fe and commensurate with grants usually provided to similarly situated Santa Fe employees, regardless of whether Santa Fe employees receive an annual grant during the summer of 1999, subject to the availability of shares under the applicable stock option plans of the Surviving Corporation.

   Section 6.13 Reasonable Commercial Efforts. Subject to the terms and conditions of this Agreement, each party will use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

   Section 6.14 Certain Filings. SOCO and Santa Fe shall cooperate with one another (i) in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement and the filing(s) necessary under the HSR Act, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement/Prospectus, the Registration Statement or the HSR Act and seeking timely to obtain any such actions, consents, approvals, waivers or early termination of the applicable waiting periods under the HSR Act.

   Section 6.15 Public Announcements. Santa Fe and SOCO will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. Except as may be required by applicable law or any listing agreement with any national securities exchange as advised by counsel, neither Santa Fe nor SOCO will issue any such press release or make any such public statement prior to such consultation.

   Section 6.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of SOCO or Santa Fe, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of SOCO or Santa Fe, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of SOCO acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

   Section 6.17 Notices of Certain Events. Each of SOCO and Santa Fe shall promptly notify the other party hereto of:

     (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.11, 3.12, 3.14, 3.16, 3.20, 4.11, 4.12, 4.14, 4.16 or 4.20 (as
  the case may be) or that relate to the consummation of the transactions contemplated by this Agreement.

   Section 6.18 Tax-free Reorganization. Prior to the Effective Time, each party shall use all reasonable commercial efforts to cause the Merger to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Merger not to so qualify.

   Section 6.19 Affiliates. Within 45 days following the date of this Agreement, SOCO shall deliver to Santa Fe a letter identifying all known persons who may be deemed affiliates of SOCO under Rule 145 of the 1933 Act. SOCO shall use its reasonable commercial efforts to obtain a written agreement from each person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit A hereto.

   Section 6.20 Stockholder Litigation. Each of Santa Fe and SOCO shall give the other the reasonable opportunity to participate in the defense of any litigation against Santa Fe or SOCO, as applicable, and its directors relating to the transactions contemplated by this Agreement.

   Section 6.21 Indenture Matters. Santa Fe and SOCO shall, and shall cause their respective subsidiaries to, take all actions that are necessary or appropriate (as mutually agreed by Santa Fe and SOCO) in order for the Surviving Corporation to succeed to, assume, guarantee or modify (as required or as Santa Fe and SOCO determine to be appropriate) the agreements governing the outstanding publicly held debt securities of SOCO referred to in the SOCO SEC Filings in order to avoid defaults thereunder.

                                  ARTICLE VII

                            Conditions to the Merger

   Section 7.01 Conditions to the Obligations of Each Party. The obligations of SOCO and Santa Fe to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) the SOCO Stockholders' Approval and Santa Fe Stockholders' Approval shall have been obtained;

     (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

     (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

     (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

     (e) the shares of Santa Fe Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   Section 7.02 Conditions to the Obligations of Santa Fe. The obligations of Santa Fe to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) SOCO shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, each of the representations and warranties of SOCO contained in this Agreement and in any certificate or other writing delivered by SOCO pursuant hereto that is qualified as to materiality shall be true in all respects and each of those that is not so qualified shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of a specified date other than as of the date of this Agreement will be determined as of such specified date) and Santa Fe shall have received a certificate signed by an executive officer of SOCO (which certificate shall not impose any personal liability on such officer) to the foregoing effect;

     (b) All proceedings to be taken by SOCO in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by SOCO in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Santa Fe and its counsel;

     (c) Santa Fe shall have received an opinion of Andrews & Kurth LLP in form and substance reasonably satisfactory to Santa Fe, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a 368 Reorganization, (ii) Santa Fe and SOCO will each be a party to that reorganization and (iii) no gain or loss will be recognized by Santa Fe or SOCO by reason of the Merger.

   Section 7.03 Conditions to the Obligations of SOCO. The obligations of SOCO to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) Santa Fe shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, each of the representations and warranties of Santa Fe contained in this Agreement and in any certificate or other writing delivered by Santa Fe pursuant hereto that is qualified as to materiality shall be true in all respects and each of those that is not so qualified shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of a specified date other than as of the date of this Agreement will be determined as of such specified date) and SOCO shall have received a certificate signed by an executive officer of Santa Fe (which certificate shall not impose any personal liability on such officer) to the foregoing effect;

     (b) All proceedings to be taken by Santa Fe in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Santa Fe in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to SOCO and its counsel; and

     (c) SOCO shall have received an opinion of Vinson & Elkins L.L.P., in form and substance reasonably satisfactory to SOCO, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a 368 Reorganization, (ii) Santa Fe and SOCO will each be a party to that reorganization, (iii) no gain or loss will be recognized by SOCO by reason of the Merger, and (iv) no gain or loss will be recognized by holders of SOCO Common Stock by reason of the Merger upon the conversion of shares of SOCO Common Stock into Santa Fe Common Stock, except with respect to cash received in lieu of fractional shares.

                                  ARTICLE VIII

                                  Termination

   Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Board of Directors of SOCO or Santa Fe or the stockholders of SOCO or Santa Fe):

     (a) by mutual written agreement of SOCO and Santa Fe;

     (b) by either SOCO or Santa Fe, if

       (i) the Effective Time of the Merger shall not have occurred on or before June 30, 1999; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of any covenant or agreement of such party results in the failure of the Merger to be consummated by such time;

       (ii) there shall be any law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; or

       (iii) if, at a duly held meeting of stockholders or at any adjournment or postponement thereof, the SOCO Stockholders' Approval or the Santa Fe Stockholders' Approval referred to in Section 3.23 and
    Section 4.23, respectively, shall not have been obtained by reason of the failure to obtain the requisite vote;

     (c) by SOCO if there has been a breach by Santa Fe of (i) any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in Section 7.03(a) would not be satisfied if the Effective Time were deemed to occur on the date notice of such breach is given by SOCO to Santa Fe, which breach has not been cured in all material respects within 20 business days following receipt by Santa Fe of notice of such breach (a "Santa Fe Breach");

     (d) by Santa Fe, if there has been a breach by SOCO of (i) any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied if the Effective Time were deemed to occur on the date notice of such breach is given by Santa Fe to SOCO, which breach has not been cured in all material respects within 20 business days following receipt by SOCO of notice of such breach (a "SOCO Breach");

     (e) by Santa Fe, if (i) the Board of Directors of SOCO withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Santa Fe or shall have resolved to do any of the foregoing or the Board of Directors of SOCO shall have recommended to the stockholders of SOCO any SOCO Acquisition Proposal or resolved to do so; or
  (ii) a tender offer or exchange offer for outstanding shares of capital stock of SOCO then representing 50% or more of the power to vote generally for the election of directors is commenced, and the Board of Directors of SOCO does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

     (f) by SOCO, if (i) the Board of Directors of Santa Fe withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to SOCO or shall have resolved to do any of the foregoing or the Board of Directors of Santa Fe shall have recommended to the stockholders of Santa Fe any Santa Fe Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Santa Fe then representing 50% or more of the power to vote generally for the election of directors is commenced, and the Board of Directors of Santa Fe does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

     (g) by SOCO or Santa Fe, if SOCO accepts a Superior SOCO Acquisition Proposal and makes payment of the SOCO Termination Fee and the Expenses required by Section 6.04(c); provided, however, that SOCO shall not be permitted to terminate this Agreement pursuant to this Section 8.01(g) unless (i) it has complied with the requirements of Section 6.02(b), (ii) it has provided Santa Fe with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Superior SOCO Acquisition Proposal, (iii) prior to any such termination, SOCO shall, and shall cause its respective financial and legal advisors to, use all reasonable commercial efforts to negotiate in good faith with Santa Fe to make such adjustments in the terms and conditions of this Agreement as would enable SOCO to proceed with the transactions contemplated herein, and (iv) the

  SOCO Board of Directors shall have concluded in good faith, after duly considering advice of outside counsel of SOCO, that notwithstanding all concessions that may be offered by Santa Fe in the negotiations entered into pursuant to clause (iii) above, such action is necessary for the SOCO Board of Directors to act in a manner consistent with its fiduciary duties under applicable law;

     (h) by Santa Fe or SOCO, if Santa Fe accepts a Superior Santa Fe Acquisition Proposal and makes payment of the Santa Fe Termination Fee and the Expenses required by Section 6.04(d); provided, however, that Santa Fe shall not be permitted to terminate this Agreement pursuant to this Section 8.01(h) unless (i) it has complied with the requirements of Section 6.02(a), (ii) it has provided SOCO with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Superior Santa Fe Acquisition Proposal, (iii) prior to any such termination, Santa Fe shall, and shall cause its respective financial and legal advisors to, use all reasonable commercial efforts to negotiate in good faith with SOCO to make such adjustments in the terms and conditions of this Agreement as would enable Santa Fe to proceed with the transactions contemplated herein, and
  (iv) the Santa Fe Board of Directors shall have concluded in good faith, after duly considering advice of outside counsel of Santa Fe, that notwithstanding all concessions that may be offered by SOCO in the negotiations entered into pursuant to clause (iii) above, such action is necessary for the Santa Fe Board of Directors to act in a manner consistent with its fiduciary duties under applicable law.

   Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in this Section 8.02, the last sentence of Section 6.01 and Sections 6.04, 6.10(b), 6.10(c), 6.15, 6.20, 9.01, 9.05, 9.06, 9.07, 9.08, 9.09, 9.10,
9.11, 9.12, 9.13, 9.14 and 9.15 shall survive the termination hereof and (ii) no such termination shall release any party of any liabilities or damages resulting from any intentional, reckless or grossly negligent action by that party resulting in a breach of any provision of this Agreement.

                                   ARTICLE IX

                                 Miscellaneous

   Section 9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including, without limitation, facsimile transmission) and shall be given,

   If to Santa Fe, to:

     Santa Fe Energy Resources, Inc.
     1616 South Voss Road
     10th Floor
     Houston, Texas 77057
     Attention:David L. Hicks
               Vice President, Law and General Counsel
     Facsimile No.: 713.507.5341

   with a copy to:

     Andrews & Kurth L.L.P.
     600 Travis, Suite 4200
     Houston, Texas 77002
     Attention: G. Michael O'Leary
     Facsimile No.: 713.220.4285

   If to SOCO, to:

     Snyder Oil Corporation
     777 Main Street
     Suite 1400
     Fort Worth, Texas 76102
     Attention: John H. Karnes
              Vice President and General Counsel
     Facsimile No.: 817.882.5905

   with a copy to:

     Vinson & Elkins L.L.P.
     3700 Trammell Crow Center
     2001 Ross Avenue
     Dallas, Texas 75201-2975
     Attention: Jeffrey E. Eldredge
     Facsimile No.: 214.999.7708

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

   Section 9.02 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the agreements set forth in Sections 6.03, 6.08(b), 6.08(c), 6.12, 9.05, 9.06, 9.07, 9.08, 9.09 and 9.10.

   Section 9.03 Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) after the approval and adoption of this Agreement by the stockholders of SOCO, no such amendment or waiver shall, without the further approval of such stockholders, reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of SOCO and (ii) after the approval and adoption of this Agreement by the stockholders of Santa Fe, no such amendment or waiver shall, without the further approval of such stockholders, modify or change the Exchange Ratio in a manner adverse to Santa Fe's stockholders.

   (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   Section 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

   Section 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflicts of law.

   Section 9.06 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in Houston, Harris County, Texas or Ft. Worth, Tarrant County, Texas, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section
9.01 shall be deemed effective service of process on such party.

   Section 9.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

   Section 9.08 Attorneys' Fees. If any action at law or equity, including, without limitation, an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

   Section 9.09 No Third Party Beneficiaries. Except as provided in Section 6.03, 6.08(b), 6.08(c) and 6.12(c), no person or entity other than the parties hereto is an intended beneficiary of this Agreement or any portion thereof.

   Section 9.10 Disclosure Schedule. The disclosures made on any disclosure schedule, including, without limitation, the SOCO Schedule and the Santa Fe Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations or warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a SOCO Material Adverse Effect or a Santa Fe Material Adverse Effect, as applicable.

   Section 9.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

   Section 9.12 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

   Section 9.13 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

   Section 9.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a holding of invalidity, voidness or unenforceability, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

   Section 9.15 Definitions and Usage. (a) For purposes of this Agreement:

   "affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

   "knowledge" of any person which is not an individual means the knowledge of such person's officers after reasonable inquiry.

   "officer" means in the case of Santa Fe and SOCO, any executive officer of Santa Fe or SOCO, as applicable, within the meaning of Rule 3b-7 of the 1934 Act.

   "person" means an individual, corporation, partnership, limited liability company, association, estate, trust or other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

   "subsidiary" means, with respect to any person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person or (ii) such party or any subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

   "tax" means any income tax or similar assessment or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including, without limitation, any interest, penalties or additions attributable thereto.

   "Treasury Regulations" means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

   "WARN Act" means the Federal Worker Adjustment and Retraining Notification Act of 1988.

   A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

   (b) Each of the following terms is defined in the Section set forth

      1933 Act.........................................................     3.03
      1934 Act.........................................................     3.03
      368 Reorganization...............................................     1.02
      Certificate of Merger............................................  1.01(b)
      Charter..........................................................     2.01
      Closing..........................................................     1.10
      Closing Date.....................................................     1.10
      Code............................................................. Recitals
      Confidentiality Agreement........................................     6.01
      Customary Post Closing Consents..................................     3.03
      DGCL.............................................................  1.01(a)
      D&O Insurance....................................................  6.03(b)
      Distribution Date................................................     3.05
      Effective Time...................................................  1.01(b)
      Environmental Laws...............................................  3.16(c)
      Environmental Permits............................................  3.16(c)
      ERISA............................................................  3.15(a)
      Excess Shares....................................................     1.07
      Exchange Agent...................................................  1.05(a)
      Exchange Ratio...................................................  1.04(a)

      Expenses......................................................     6.04(b)
      GAAP..........................................................        3.08
      HSR Act.......................................................        3.03
      Hazardous Substances.......................................... 3.16(a)(ii)
      Hydrocarbons..................................................     3.20(d)
      Indemnified Party.............................................     6.03(a)
      International.................................................        3.06
      Leases........................................................     3.20(d)
      Lien..........................................................        3.04
      Merger........................................................    Recitals
      Merger Consideration..........................................     1.04(a)
      NYSE..........................................................        1.07
      Oil and Gas Contracts.........................................     3.20(d)
      Oil and Gas Interests.........................................     3.20(d)
      Permits.......................................................        3.11
      Proxy Statement/Prospectus....................................     6.10(b)
      Registration Statement........................................     6.10(b)
      Santa Fe Acquisition Proposal.................................     6.02(a)
      Santa Fe Agreement............................................     6.12(c)
      Santa Fe Balance Sheet........................................        4.08
      Santa Fe Balance Sheet Date...................................        4.08
      Santa Fe Breach...............................................     8.01(c)
      Santa Fe Common Stock.........................................     1.04(a)
      Santa Fe Employee Plans.......................................     4.15(a)
      Santa Fe Intellectual Property Rights.........................        4.19
      Santa Fe Material Adverse Effect..............................     4.06(a)
      Santa Fe Plan.................................................        4.05
      Santa Fe Preferred Stock......................................        4.05
      Santa Fe Reserve Report.......................................        4.21
      Santa Fe Returns..............................................        4.14
      Santa Fe Schedule.............................................  Article IV
      Santa Fe SEC Filings..........................................     4.07(a)
      Santa Fe Special Meeting......................................     6.09(b)
      Santa Fe Stockholders' Approval...............................        4.23
      Santa Fe Stock Options........................................     1.06(a)
      Santa Fe Termination Fee......................................     6.04(d)
      SEC...........................................................     3.07(a)
      SOCO Acquisition Proposal.....................................     6.02(b)
      SOCO Agreement................................................     6.12(c)
      SOCO Balance Sheet............................................        3.08
      SOCO Balance Sheet Date.......................................        3.08
      SOCO Breach...................................................     8.01(d)
      SOCO Common Stock.............................................     1.04(a)
      SOCO Director Nominees........................................     6.08(a)
      SOCO Employee Plans...........................................     3.15(a)
      SOCO Intellectual Property Rights.............................        3.19
      SOCO Material Adverse Effect..................................     3.06(a)
      SOCO Plan.....................................................        3.05
      SOCO Preferred Stock..........................................        3.05
      SOCO Reserve Report...........................................        3.21
      SOCO Returns..................................................        3.14

      SOCO Schedule................................................. Article III
      SOCO SEC Filings..............................................     3.07(a)
      SOCO Special Meeting..........................................     6.09(a)
      SOCO Stock Certificate........................................     1.04(a)
      SOCO Stock Options............................................     1.06(a)
      SOCO Stockholders' Approval...................................        3.23
      SOCO Termination Fee..........................................     6.04(c)
      Superior Santa Fe Acquisition Proposal........................     6.02(a)
      Superior SOCO Acquisition Proposal............................     6.02(b)
      Surviving Corporation.........................................     1.01(a)

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          SANTA FE ENERGY RESOURCES, INC.

                                          /s/ JAMES L. PAYNE
                                          -------------------------------------
                                          James L. Payne
                                          Chairman of the Board and Chief
                                           Executive Officer

                                          SNYDER OIL CORPORATION

                                          /s/ JOHN C. SNYDER
                                          -------------------------------------
                                          John C. Snyder
                                          Chairman of the Board and Chief
                                           Executive Officer

                                                                       EXHIBIT A

                                MERGER AGREEMENT
                                AFFILIATE LETTER

                                        , 1999

TO:
Santa Fe
SOCO

Ladies and Gentlemen:

   The undersigned has been advised that as of the date of this letter the
undersigned may be deemed to be an "affiliate" of       , Inc., a Delaware
corporation ("Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms
of the Agreement and Plan of Merger dated as of January   , 1999 (the
"Agreement") between Company and      Inc., a Delaware corporation ("Parent"),
Company will be merged with and into Parent with Parent to be the surviving corporation in the merger (the "Merger").

   As a result of the Merger, the undersigned will receive shares of Common Stock, par value $0.01 per share, of Parent (the "Parent Common Stock") in exchange for shares of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock") owned by the undersigned immediately prior to the time of the effectiveness of the Merger.

   The undersigned represents, warrants and covenants to Parent and Company that as of the date the undersigned receives any Parent Common Stock as a result of the Merger:

     A. The undersigned shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

     B. The undersigned has carefully read this letter and discussed the requirements of this letter and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Parent Common Stock to the extent the undersigned felt necessary with the undersigned's counsel or counsel for Company.

     C. The undersigned has been advised that the issuance of Parent Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of the stockholders of Company, the undersigned may be deemed to be an affiliate of Company, the undersigned may not sell, transfer or otherwise dispose of the Parent Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act; provided, however, that, for so long as the undersigned holds any Parent Common Stock which is subject to the limitations of Rule 145, Parent will use its reasonable efforts to file all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder, as the same shall be in effect at the time, so as to satisfy the requirements of paragraph (c) of Rule 144 under the Act that there be available current public information with respect to Parent, and to that extent to make available to the undersigned the exemption afforded by Rule 145 with respect to the sale, transfer or other disposition of the Parent Common Stock.

     D. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by the undersigned or on the undersigned's behalf under the Act.

     E. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.

     F. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent and Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

   The undersigned acknowledges and agrees that appropriate restrictive legends will be placed on certificates representing Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof and that "stop transfer" orders may be entered in the records of the transfer agent for Parent's Common Stock. Such orders will be removed and such legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required to assure compliance with applicable provisions of the Act. Notwithstanding the foregoing, any such legends will be removed by delivery of substitute certificates upon written request of the undersigned if at the time of making such request the undersigned, in the opinion of independent counsel reasonably satisfactory to Parent, would otherwise be permitted to dispose of the Parent Common Stock represented by such certificates pursuant to Rule 145(d)(2).

   Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

Agreed and accepted this      day
of                  , 1999.

PARENT

By: ___________________________
Name: _________________________
Title: ________________________

                                  Exhibit A-2

                                                                 EXHIBIT 6.08(b)

                  EXECUTIVE OFFICERS OF SURVIVING CORPORATION

 James L. Payne     Chief Executive Officer
 Hugh L. Boyt       President--International
 William G. Hargett President--North America
 Duane C. Radke     Executive Vice President--Production
 Tim S. Parker      Executive Vice President--Exploration
 Mark A. Jackson    Executive Vice President and Chief Financial Officer
 Janet F. Clark     Executive Vice President--Corporate Development and
                     Administration
 David L. Hicks     Vice President and General Counsel

                                                                         ANNEX B

                  [Letterhead of Donaldson, Lufkin & Jenrette]

                                          January 13, 1999

Board of Directors
Santa Fe Energy Resources, Inc.
1616 South Voss, Suite 1000
Houston, TX 77057

Dear Sirs:

   You have requested our opinion as to the fairness from a financial point of view to Santa Fe Energy Resources, Inc. (the "Company") and its stockholders of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of January 13, 1999 (the "Agreement"), by and between Snyder Oil Corporation ("Snyder") and the Company pursuant to which Snyder will be merged (the "Merger") with and into Santa Fe Energy Resources, Inc.

   Pursuant to the Agreement, each share of common stock, par value $0.01 per share, of Snyder ("Snyder Common Stock") will be converted, subject to certain exceptions, into the right to receive 2.05 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of the Company ("Santa Fe Common Stock").

   In arriving at our opinion, we reviewed the Agreement. We also reviewed certain publicly available business and financial information relating to the Company and Snyder and certain business and financial information, including certain information as to future financial results, relating to the Company and Snyder, prepared by the respective managements based on, among other things, certain estimates of proved and non-proved reserves, projected annual production of such reserves in certain domestic and international areas and amounts and timing of the cost savings and operating synergies expected to result from a combination of the business of the Company and Snyder. We discussed the historical operating and financial data and performance of the Company and Snyder with management and operating personnel of each company and discussed operating and other information prepared by the respective managements of the Company and Snyder with management and operating personnel of the Company and Snyder as well as their views of the business, operating and strategic benefits of the merger, including the amount and timing of cost savings and operating synergies expected to result from the merger. In addition, we compared certain financial, operating and securities data of the Company and Snyder with various other companies that we deemed relevant; reviewed the historical stock prices and trading volumes of Santa Fe Common Stock and Snyder Common Stock; compared financial terms of the merger with the financial terms of certain other transactions that we deemed relevant; and conducted such other financial studies, analyses and investigations as we deemed necessary and appropriate for purposes of its opinion.

   In rendering our opinion, we relied upon and assumed the accuracy and completeness of all the financial and other information that was available to it from public sources and that was provided to us by the Company and Snyder or their respective representatives. In particular, we relied upon estimates of the managements of the Company and Snyder of operating synergies achievable as a result of the merger and its discussion of such synergies with the managements of the Company and Snyder. With respect to the non-historical financial information supplied by us, we assumed that such information was reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and Snyder as to the future operating and financial performance of each company, respectively. We did not assume any responsibility for making any independent evaluation of the Company's and Snyder's assets or liabilities or for making any independent verification of any of the information reviewed by us.

   In addition, we assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. We also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications, or waivers to any documents to which either the Company or Snyder is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company and Snyder of the merger. In addition, we assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Santa Fe Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

   Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company and holders of Santa Fe Common Stock from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION


                                          By: /s/ Ralph Eads
                                              ---------------------------------
                                              Ralph Eads
                                              Managing Director

                                   Annex B-2

                                                                         ANNEX C

                     [LETTERHEAD OF CHASE SECURITIES INC.]

Chase Securities Inc.
600 Travis Street, 20th Floor
Houston, Texas 77002

                                          January 13, 1999

Board of Directors
Santa Fe Energy Resources, Inc.
1616 South Voss, Suite 1000
Houston, Texas 77057

Members of the Board:

   You have informed us that Santa Fe Energy Resources, Inc. ("Santa Fe Energy") and Snyder Oil Corporation ("Snyder Oil") propose to enter into an Agreement and Plan of Merger, dated as of January 13, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Snyder Oil with and into Santa Fe Energy pursuant to a transaction in which each outstanding share of the common stock, par value $0.01 per share, of Snyder Oil, including the associated preferred stock purchase rights (the "Snyder Oil Shares") will be converted into the right to receive 2.05 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Santa Fe Energy, including the associated preferred stock purchase rights (the "Santa Fe Energy Shares").

   You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders of Santa Fe Energy Shares (other than Snyder Oil and its affiliates) of the Exchange Ratio in the Merger.

   In arriving at the opinion set forth below, we have, among other things:

     (a) reviewed a draft of the Merger Agreement in the form provided to us and have assumed that the final form of the Merger Agreement will not vary in any regard that is material to our analysis;

     (b) reviewed certain publicly available business and financial information that we deemed relevant relating to Snyder Oil and Santa Fe Energy and the industries in which they operate;

     (c) reviewed certain internal non-public financial and operating data provided to us by or on behalf of the managements of Snyder Oil and Santa Fe Energy relating to such businesses, including certain forecast and projection information as to the future financial results of such businesses, as well as the amount and timing of the cost savings and the related expenses and synergies expected to result from the Merger (the "Expected Synergies");

     (d) discussed with members of the senior management and representatives of Snyder Oil and Santa Fe Energy, the operations, historical financial statements and future prospects (before and after giving effect to the Merger) of Snyder Oil and Santa Fe Energy, as well as their views of the business, operational and strategic benefits and other implications of the Merger, including the Expected Synergies and such other matters as we deemed necessary or appropriate;

     (e) compared the financial and operating performance of Snyder Oil and Santa Fe Energy with publicly available information concerning certain other companies we deemed relevant and reviewed the relevant historical stock prices and trading volumes of the Snyder Oil Shares, the Santa Fe Energy Shares and certain publicly traded securities of such other companies;

     (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed relevant to the Merger and otherwise relevant to our inquiry; and

     (g) made such other analyses and examinations as we have deemed necessary or appropriate.

   We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion, and have further relied upon the assurances of management of Snyder Oil and Santa Fe Energy that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the reserves or other assets or liabilities of Snyder Oil or Santa Fe Energy, nor have we conducted a physical inspection of the properties and facilities of Snyder Oil or Santa Fe Energy. With respect to the oil and natural gas reserves of Santa Fe Energy and Snyder Oil, we have relied upon and assumed the accuracy of the reserve information provided to us by management of Santa Fe Energy and Snyder Oil. We have assumed that the financial forecast and projection information and the Expected Synergies provided to or discussed with us by or on behalf of Snyder Oil and/or Santa Fe Energy have been reasonably determined on bases reflecting the best currently available estimates and judgements of the managements of Snyder Oil and Santa Fe Energy as to the future financial performance of Snyder Oil and Santa Fe Energy, as the case may be, and the Expected Synergies. We have further assumed that, in all material respects, such forecasts, projections and Expected Synergies will be realized in the amounts and times indicated thereby. We express no view as to such forecast or projection information or the assumptions on which they were based.

   We have not been asked to consider, and this opinion does not in any manner address, the prices at which the Santa Fe Energy Shares or Snyder Oil Shares will actually trade following the announcement or consummation of the Merger. In addition, we were not requested to, and did not, solicit offers from third parties to acquire all or part of Santa Fe Energy.

   For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Snyder Oil or Santa Fe Energy are party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Snyder Oil and Santa Fe Energy of the Merger. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of Santa Fe Energy Shares (other than Snyder Oil and its affiliates) of the Exchange Ratio in the Merger and we express no opinion as to the merits of the underlying decision by Santa Fe Energy to engage in the Merger. This opinion does not constitute a recommendation to any holder of Santa Fe Energy Shares as to how such holder of Santa Fe Energy Shares should vote with respect to the Merger or any matter related thereto.

   Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to Santa Fe Energy in connection with the Merger and will receive a fee for our services, including for rendering this opinion. Our fee that is not payable for rendering this opinion is contingent on the consummation of the Merger or the termination of the Merger Agreement under circumstances where Santa Fe Energy is entitled to the payment of a fee pursuant to Section 6.04(c) of the Merger Agreement. In addition, Santa Fe Energy has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and/or investment banking services to Santa Fe Energy and Snyder Oil, including serving as agent bank under Santa Fe Energy's senior credit facility. In the ordinary

                                   Annex C-2
course of business, we or our affiliates may trade in the debt and equity securities of Santa Fe Energy and Snyder Oil for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Santa Fe Energy Shares (other than Snyder Oil and its affiliates).

   This opinion is for the use and benefit of the Board of Directors of Santa Fe Energy in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc.

                                          Very truly yours,

                                          /s/ Chase Securities Inc.
                                          CHASE SECURITIES INC.

                                   Annex C-3

                                                                         ANNEX D

                      [Letterhead of Petrie Parkman & Co.]

                                January 13, 1999

The Board of Directors
Snyder Oil Corporation
777 Main Street
Fort Worth, TX 76102

Members of the Board:

   Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), and Snyder Oil Corporation, a Delaware corporation ("Snyder"), propose to enter into an agreement and plan of merger, dated as of January 13, 1999 (the "Merger Agreement"), which provides for, among other things, the merger (the "Merger") of Snyder with and into Santa Fe. Upon consummation of the Merger, each share of common stock, par value $0.01 per share, including all of the associated preferred stock purchase rights (the "Snyder Common Stock"), of Snyder issued and outstanding immediately prior thereto (other than Snyder Common Stock held by Snyder as treasury stock or owned by Santa Fe or any of its subsidiaries) will be converted into the right to receive 2.05 shares (the "Exchange Ratio") of common stock, par value $0.01 per share (the "Santa Fe Common Stock"), of Santa Fe.

   You have requested our opinion as to whether the Exchange Ratio is fair from a financial point of view to the holders of Snyder Common Stock.

   In arriving at our opinion, we have, among other things:

  1. reviewed certain publicly available business and financial information relating to Snyder and Santa Fe, including (a) the Annual Reports on Form 10-K and related audited financial statements for the fiscal year ended December 31, 1997, (b) the unaudited financial statements for the fiscal quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, (c) the unaudited financial statements of Snyder for the year to date period ended October 31, 1998, which includes an income statement for the month of October 1998, prepared by the management of Snyder, (d) a projection dated December 14, 1998 of the balance sheet of Snyder as of December 31, 1998 and the related income statement for the year ended December 31, 1998, prepared by the management of Snyder, (e) a projection dated December 16, 1998 of the balance sheet of Santa Fe as of December 31, 1998, prepared by the management of Santa Fe, and (f) a projection dated December 16, 1998 of the income statement for the fiscal quarter ended December 31, 1998, prepared by the management of Santa Fe;

  2. reviewed certain estimates of Snyder's reserves, including (a) estimates of proved oil and gas reserves prepared by Netherland, Sewell & Associates, Inc. as of December 31, 1997, (b) unaudited proved, probable, possible and other oil and gas reserves prepared by the management and staff of Snyder as of June 30, 1998, and (c) preliminary estimates of proved, probable, possible and other oil and gas reserves prepared by the management and staff of Snyder as of December 31, 1998;

  3. reviewed certain estimates of Santa Fe's reserves, including (a) preliminary estimates of proved, probable and possible oil and gas reserves of Santa Fe in the United States offshore Gulf of Mexico, onshore United States Gulf Coast, and Argentina prepared by Ryder Scott Petroleum Engineers as of

                             [Petrie Parkman & Co.]

     January 1, 1999, (b) preliminary estimates of proved, probable and possible oil and gas reserves of Santa Fe in the Jabung field in Indonesia prepared by DeGolyer and MacNaughton as of October 31, 1998, and (c) preliminary estimates of proved, probable, possible and other oil and gas reserves of Santa Fe prepared by the management and staff of Santa Fe as of January 1, 1999;

  4. analyzed certain historical and projected financial and operating data of Snyder and Santa Fe prepared by the management of Snyder and Santa Fe, respectively;

  5. discussed the current and projected operations and prospects of Snyder and Santa Fe with the management and operating staff of Snyder and Santa Fe, respectively;


  6. reviewed the historical trading history of the Snyder Common Stock and the Santa Fe Common Stock;

  7. compared recent stock market capitalization indicators for Snyder and Santa Fe with the recent stock market capitalization indicators for certain other publicly traded independent energy companies;

  8. compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  9. reviewed a draft dated January 13, 1999 of the Merger Agreement; and

  10. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we have deemed necessary or appropriate.

   In preparing our opinion, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of any information supplied or otherwise made available to us by Snyder and Santa Fe. We have further relied upon the assurances of the management of Snyder and Santa Fe that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Snyder and Santa Fe, respectively, relating to the future financial and operational performance of Snyder and Santa Fe. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of Snyder and Santa Fe or their respective engineering consultants relating to the oil and gas properties of Snyder and Santa Fe, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities of Snyder or Santa Fe nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with such an evaluation or appraisal. Consistent with the Merger Agreement, we have assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

   Our opinion relates solely to the fairness, from a financial point of view, of the Exchange Ratio. This opinion is for the use and benefit of the Board of Directors of Snyder and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. We have not been asked to consider, and this opinion does not address, the after-tax consequences of the Merger to any particular stockholder of Snyder or the price at which the Santa Fe Common Stock will actually trade following the announcement or consummation of the Merger. As you are aware, we have acted as financial advisor to Snyder and we will receive a fee from Snyder, a substantial portion of which is contingent upon the consummation of the Merger. We have also, in the past, provided financial advisory services to Santa Fe and Snyder and have received customary fees for such services.

   Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Snyder and Santa Fe as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

                                   Annex D-2

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Snyder Common Stock.

                                          Very truly yours,

                                          /s/ James E. Parkman
                                          PETRIE PARKMAN & CO., INC.

                                   Annex D-3

P R O X Y

                        SANTA FE ENERGY RESOURCES, INC.
                                   PROXY FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                                  May 5, 1999

This Proxy is solicited on behalf of the Board of Directors. The undersigned stockholder of Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), hereby appoints James L. Payne and David L. Hicks, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock of Santa Fe that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Santa Fe to be held on Wednesday, May 5, 1999, at 10:00 a.m., local time, at the St. Regis Hotel (formerly The Luxury Collection), 1919 Briar Oaks Lane, Houston, Texas 77027, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Joint Proxy Statement/Prospectus dated March 31, 1999.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" Proposals 1, 2, 3 and 4. Receipt of the Joint Proxy Statement/ Prospectus dated March 31, 1999, is hereby acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                            9349
Please mark your votes as in this example.
[X]

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 13, 1999, between Snyder Oil Corporation and Santa Fe, relating to the merger of Snyder with and into Santa Fe, with Santa Fe surviving the merger, including the issuance of shares of Santa Fe common stock in the merger;

                       FOR        AGAINST        ABSTAIN
                       [_]          [_]            [_]

2. Proposal to approve, contingent upon the passing of Proposal (1), the change in the company's name to "Santa Fe Snyder Corporation";

                       FOR        AGAINST        ABSTAIN
                       [_]          [_]            [_]

3. Proposal to approve, contingent upon the passing of Proposal (1), the increase in the authorized shares of capital stock to 350,000,000 shares;

                       FOR        AGAINST        ABSTAIN
                       [_]          [_]            [_]

4. Proposal to elect, subject to the completion of the merger, James E. McCormick to serve until Santa Fe's 1999 Annual Meeting, Harold R. Logan, Jr. and Edward T. Story to serve until Santa Fe's 2000 Annual Meeting and John A. Hill and John C. Snyder to serve until Santa Fe's 2001 Annual Meeting.

                              FOR        WITHHELD
                              [_]           [_]

For, except vote withheld from the following nominee(s):
--------------------------------------------------------------------------------

5. To consider and take action upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

                       FOR        AGAINST        ABSTAIN
                       [_]          [_]            [_]

 SIGNATURE(S) ____________________________________________________________DATE
 NOTE: Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.

                             SNYDER OIL CORPORATION
                                   PROXY FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                                  May 5, 1999

  This Proxy is solicited on behalf of the Board of Directors. The undersigned stockholder of Snyder Oil Corporation, a Delaware corporation ("Snyder"), hereby appoints John C. Snyder and John H. Karnes, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock of Snyder that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Snyder to be held on Wednesday, May 5, 1999, at 10:00 a.m., local time, at the St. Regis Hotel (formerly The Luxury Collection), 1919 Briar Oaks Lane, Houston, Texas 77027, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Joint Proxy Statement/Prospectus dated March 31, 1999:

(1) Proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 13, 1999, between Snyder and Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), relating to the merger of Snyder with and into Santa Fe, with Santa Fe surviving the merger.

                     [_] FOR     [_] AGAINST    [_] ABSTAIN

(2) To consider and take action upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

                     [_] FOR     [_] AGAINST    [_] ABSTAIN

                   (Continued and to be signed on other side)
--------------------------------------------------------------------------------
                          (Continued from other side.)

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" Proposal 1. Receipt of the Joint Proxy Statement/ Prospectus dated March 31, 1999, is hereby acknowledged.

                                       ----------------------------------------
                                       ----------------------------------------
                                             Signature of Stockholder(s)

                                       Please sign your name exactly as it
                                       appears hereon. Joint owners must each
                                       sign. When signing as attorney,
                                       executor, administrator, trustee or
                                       guardian, please give your full title
                                       as it appears thereon.

                                       Date: ____________________________, 1999

        PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.